      FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997
                                                      REGISTRATION NO. 333-36189
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             QUADRAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                    7371                                   68-0316252
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KEITH M. ROBERTS
                       VICE PRESIDENT AND GENERAL COUNSEL
                             QUADRAMED CORPORATION
                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                SCOTT D. LESTER                                               KENNETH L. GUERNSEY
                DAVID R. GILBERT                                              MICHAEL J. SULLIVAN
            BARBARA SKAGGS GALLAGHER                                            ISOBEL A. JONES
        BROBECK, PHLEGER & HARRISON LLP                                      ALEXIS RONDELL RHORER
                   ONE MARKET                                                  COOLEY GODWARD LLP
               SPEAR STREET TOWER                                              ONE MARITIME PLAZA
            SAN FRANCISCO, CA 94105                                         SAN FRANCISCO, CA 94111
                 (415) 442-0900                                                  (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1997
PROSPECTUS
                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     Of the shares of common stock, $0.01 par value (the "Common Stock"), offered hereby, 2,689,005 shares are being sold by QuadraMed Corporation, a Delaware corporation ("QuadraMed" or the "Company"), and 310,995 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "QMDC." On September 29, 1997 the last sale price of the Common Stock as reported on the Nasdaq National Market was $17.00 per share. See "Price Range of Common Stock."
                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

       SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                                                PROCEEDS TO
                                      PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                       PUBLIC           DISCOUNT(1)          COMPANY(2)         STOCKHOLDERS
                                  ----------------    ----------------    ----------------    ----------------
Per Share.....................           $                   $                   $                   $
Total(3)......................           $                   $                   $                   $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several underwriters identified elsewhere herein (the "Underwriters") against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover overallotments, if any. If the Underwriters exercise this option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. It is expected that delivery of the Common Stock will be made against payment
therefor on or about             , 1997 in New York, New York.
                            ------------------------

JEFFERIES & COMPANY, INC.
              OPPENHEIMER & CO., INC.
                             PIPER JAFFRAY INC.
                                          PACIFIC GROWTH EQUITIES, INC.
                    , 1997

                                   [ARTWORK]

[THE INSIDE FRONT COVER OF THE PROSPECTUS WILL CONTAIN A GRAPHIC COMPRISED OF A SERIES OF DISCS ILLUSTRATING THE INTEGRATION AND INTERACTION BETWEEN THE COMPANY'S SOFTWARE PRODUCTS.]

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     DRGX(R) and QuanTIM(R) are registered trademarks of the Company. ASCX(TM), QuadraMed(TM) and the logo of the Company are trademarks of the Company. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus may contain certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below. Unless the context otherwise requires, references herein to the "Company" and "QuadraMed" refer to QuadraMed Corporation, a Delaware corporation, its wholly owned subsidiaries and QuadraMed Corporation, its California predecessor. Except as otherwise noted herein, information in this Prospectus assumes no exercise of the Underwriters' overallotment option.

                                  THE COMPANY

     QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's QuanTIM(R) suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support solutions for both providers and payors. In addition, the Company provides business office outsourcing and cash flow management services. To date, the Company's products have been purchased by over 670 health care providers and payors in 37 states.

     Pressure to control rising health care costs is driving a movement toward managed care and new complex forms of reimbursement and is shifting the financial risk of providing care from payors to providers. These trends are creating the need for information systems that enable providers to increase the efficiency of the business office function. Although many health care providers have made substantial capital investments over the past decade in financial and administrative information systems, these legacy systems were designed as a departmental solution in a fee-for-service environment and are not well equipped to handle the increasingly complex demands of managing the health care enterprise under managed care reimbursement models. The Company believes that in addition to improving their systems infrastructure, providers and payors are seeking to reduce costs by outsourcing various functions and departments, including the business office, to third parties.

     The Company's products are designed to simplify and accelerate the buying decision. Accordingly, the Company targets its marketing efforts toward a single buyer, the chief financial officer, and offers competitively priced products that are modular, scalable and require relatively short implementation cycles. The Company's QuanTIM(R) suite leverages a customer's existing technology investment by being compatible with existing legacy systems, thereby avoiding major capital expenditures. The Company's products thus enhance and prolong the life of existing information systems, while achieving the functionality required in today's competitive health care environment. In addition, QuadraMed generally is able to demonstrate to its customers a rapid payback on the purchase of its products. The Company offers products and services in the following categories:

          Electronic data interchange products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. The Company collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of the Company's proprietary databases for its decision support products.

          Financial management products utilize the enhanced data stream created by the Company's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to measure the profitability of managed care contracts. Further, the Company offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, the Company's electronic document imaging products allow the Company's customers to improve work flow and move toward a paperless office environment.

          Decision support products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by the Company's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

          Business office outsourcing and cash flow management services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.

     The Company's strategy is to continue to strengthen its position as a leading provider of EDI, financial management and decision support software in the health care market. In addition, the Company plans to leverage its software products to expand its outsourcing business. Key elements of the Company's strategy include (i) expanding its customer base through its direct sales force and hospital association endorsements, (ii) leveraging cross-selling opportunities within its existing customer base, (iii) selectively acquiring complementary products, technologies and businesses, (iv) capitalizing on the trend toward outsourcing and (v) expanding the Company's proprietary databases for its decision support and financial management products with source data from its EDI customers.

     Since the Company's initial public offering in October 1996, the Company has remained focused on these strategies. In the last twelve months, the Company has added more than 300 new customers, including more than 80 new EDI customers, which the Company believes offer significant cross-selling opportunities. Approximately 60% of the Company's new contracts in the first half of 1997 resulted from cross-selling to existing customers. In the past year, the Company has also completed four acquisitions, enhancing the Company's product and services offerings and expanding its customer base. Moreover, revenues for the Company's business office outsourcing services division in the first half of 1997 increased by 160% over the same period in 1996, as a result of acquisitions and the Company's increased focus on this business.

     The Company's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, CA 94939. The Company's telephone number is (415) 461-7725.

                                  THE OFFERING

Common Stock offered by the Company................. 2,689,005 shares
Common Stock offered by the Selling Stockholders.... 310,995 shares
          Total..................................... 3,000,000 shares
Common Stock to be outstanding after the Offering... 9,113,544 shares (1)
Use of proceeds..................................... For general corporate purposes, including working capital and possible
                                                     acquisitions of products, technologies
                                                     and businesses.
Nasdaq National Market symbol....................... QMDC

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                               SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                 -------------------------------------------   ----------------
                                                 1992    1993     1994      1995      1996      1996     1997
                                                 -----   -----   -------   -------   -------   ------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues...............................  $ 175   $ 517   $ 6,102   $ 7,603   $19,088   $9,449   $12,736
  Cost of revenues.............................    138     466     6,033     6,333     9,977    5,133     5,697
                                                  ----   -----   -------   -------   -------   ------   -------
  Gross margin.................................     37      51        69     1,270     9,111    4,316     7,039
  Write-off of acquired research and
    development in process.....................     --     456        --     6,240        --       --        --
  Non-recurring start-up charges...............     --      --        --        --        --       --       694
  Other operating expenses.....................    114     388     4,849     4,367     8,614    4,252     5,334
                                                  ----   -----   -------   -------   -------   ------   -------
  Income (loss) from operations................    (77)   (793)   (4,780)   (9,337)      497       64     1,011
                                                  ====   =====   =======   =======   =======   ======   =======
    Net income (loss)..........................  $ (80)  $(804)  $(4,865)  $(9,434)  $   153   $ (244)  $ 1,344
                                                  ====   =====   =======   =======   =======   ======   =======
    Pro forma net income (loss) per share(2)...                            $ (2.13)       --       --        --
                                                                           =======
    Pro forma weighted average shares
      outstanding..............................                              4,435        --       --        --
    Net income (loss) per share(2).............                                 --   $  0.03   $(0.05)  $  0.19
                                                                                     =======   ======   =======
    Weighted average shares outstanding........                                 --     5,089    4,747     7,250

                                                                                  AS OF JUNE 30, 1997
                                                                                ------------------------
                                                                                ACTUAL    AS ADJUSTED(3)
                                                                                -------   --------------
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...................................................  $ 8,537      $ 52,021
  Working capital.............................................................   13,104        56,588
  Intangible assets...........................................................    9,231         9,231
  Total assets................................................................   31,876        75,360
  Total debt..................................................................      424           424
  Stockholders' equity........................................................   27,913        71,397

---------------

(1) Based on actual shares outstanding as of August 31, 1997, plus 35,000 shares of Common Stock issuable upon the exercise of options and 146,133 shares of Common Stock issuable upon the exercise of warrants by certain Selling Stockholders in connection with the Offering. Excludes 1,371,000 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 1,331,839 shares were subject to outstanding options at a weighted average exercise price of $8.63 per share, 193,869 shares reserved for issuance under the Company's Employee Stock Purchase Plan and 1,363,389 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.80 per share. Also excludes 112,706 shares of Common Stock issued upon the consummation of the acquisition of Healthcare Revenue Management, Inc. in September 1997. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 7, 8 and 13 of Notes to Consolidated Financial Statements.

(2) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing net income per share. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncement."

(3) Adjusted to reflect (i) the sale of Common Stock by the Company in the Offering (at an assumed public offering price of $17.00 per share), and the receipt of the estimated net proceeds therefrom and (ii) the receipt of $684,761 ("Exercise Proceeds") from the exercise of options and warrants by certain Selling Stockholders in connection with the Offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Consolidated Financial Statements and Notes thereto.

                                  RISK FACTORS

     In addition to the historical information contained herein, the discussion in this Prospectus may contain certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

     The Company incurred net losses of $4.9 million and $9.4 million for the years ended December 31, 1994 and 1995, respectively, and as of June 30, 1997 had an accumulated deficit of $13.7 million. Although the Company recorded net income of $153,000 and $1.3 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, there can be no assurance that any of the Company's business strategies will be successful or that the Company will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON HOSPITAL MARKET

     The Company's customers are typically hospitals and other health care providers, and substantially all of the Company's revenues have been derived from the sale of software products and services to hospitals. The Company's performance is dependent on continued demand for its products. Consolidation in the health care industry, particularly in the hospital market, could cause a decrease in the number of potential purchasers of the Company's products and services or the loss of one or more of the Company's significant customers as a result of the acquisition of that customer by another company that uses products or services provided by a competitor of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Legislative or market-driven reforms could also have material adverse effects on the Company's business, financial condition and results of operations. In addition, the decision to purchase the Company's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for the Company to predict the timing or outcome of the buying decisions of customers or potential customers.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has expanded, and intends to continue to expand, in substantial part through acquisitions of products, technologies and businesses. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in the Company's industry, which may intensify due to increasing consolidation in the health care industry, increasing the costs of capitalizing on acquisition opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose the Company to the risks of entering markets in which the Company has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of the Company or the acquired company. Moreover, future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The acquisition of InterMed Healthcare Systems Inc. ("InterMed") in December 1996 substantially increased the complexity of the software products offered by the Company. The integration of InterMed's products and operations into the products and operations of the Company will divert management attention from other matters and has resulted and may continue to result in operational and administrative expense. The acquisitions of Healthcare Recovery, Inc., doing business as Synergy HMC ("Synergy"), in April 1997 and Healthcare Revenue Management, Inc. ("HRM") in September 1997 substantially increased the number of employees of the Company and the breadth of services offered by the Company. In addition, the acquisitions of Synergy and HRM will require the reduction of operating expenses and the successful integration of the Company's services with those services of Synergy and HRM. The failure to reduce operating expenses or integrate the products and operations of InterMed or the services of Synergy or HRM could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the following: variability in demand for the Company's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by the Company and its competitors; the timing and significance of announcements concerning the Company's present or prospective strategic alliances; the termination of, or a reduction in, offerings of the Company's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by the Company in marketing, sales, research and development, and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.

     In May 1997, the Company acquired, in exchange for $2.5 million, a 10.2% equity stake in EDI USA, Inc., an organization owned and established by thirteen independent Blue Cross and Blue Shield Plans to build and operate an EDI transaction network to facilitate submission of claims, receipt of remittances, eligibility verification and other health care transactions. The Company recorded non-recurring charges of $334,000 and $360,000 in the first and second quarters of 1997, respectively, related to start-up costs incurred in connection with its arrangement to provide EDI processing and management services for EDI USA's transactions, and the Company expects to incur similar charges in the remaining two quarters of 1997, until the EDI transaction network is operational. There can be no assurance that the Company will successfully develop this transaction network, or that EDI USA will provide the Company with the transaction volume necessary for the transaction network to become profitable. Any failure of the network to become profitable could have a material adverse effect on the Company's business, financial condition and results of operations.

     The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, the Company typically experiences sales cycles that extend over several quarters for new customers. The Company expects that these factors will result in variations in quarterly revenues and operating results. Moreover, the Company's operating expense levels are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately affected. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

HIGHLY COMPETITIVE MARKET

     Competition in the market for the Company's products and services is intense and is expected to increase. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The Company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; and (vi) HMS and ARTRAC, a division of Medaphis Corp., in the market for its business office outsourcing services. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering products that compete with those offered by the Company may enter the Company's markets. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See
"Business -- Competition."

NEW PRODUCT DEVELOPMENT AND SYSTEM ENHANCEMENT

     The Company's future performance will depend in large part upon the Company's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. The Company has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain the Company's operations. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, introduce and market new product enhancements or products, or that product enhancements or new products developed by the Company will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance. See "Business -- The QuanTIM(R) Suite of Products" and
"-- Products Under Development and Joint Development Products."

NEED TO MANAGE CHANGING OPERATIONS; DEPENDENCE UPON KEY PERSONNEL

     The Company's anticipated future operations may place a strain on its management systems and resources. The Company expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its work force. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has hired in the last year a significant number of sales personnel. Thus, a substantial percentage of the Company's sales force is currently inexperienced in selling the Company's products and will remain so for some time. In addition, competition for experienced sales personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified employees in the future. The Company's future success also depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing, and development personnel. In July 1997, the Company hired a new Executive Vice President and President of its EDI division who must be successfully integrated into its management team. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Additions of new, and departures of existing, personnel can be disruptive and could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees" and "Management."

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

     The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. The Company has not filed any patent applications covering its technology. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company. Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has recently received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has recently received a letter from a separate third party challenging this trademark. The Company believes it has meritorious defenses to these claims and it intends to defend these claims vigorously. However, there can be no assurance that the Company will be successful in its defense of these or similar claims.

RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA

     Products such as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive testing, the Company has discovered software errors in certain of its enhancements and products after their introduction. The Company is currently developing various new applications and has recently introduced versions of certain of its existing applications designed to function with the Microsoft Windows(TM) NT operating system. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in these products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Products Under Development and Joint Development Products."

RISK OF INTERRUPTION OF DATA PROCESSING

     The Company currently processes substantially all its customer data at its facilities in Larkspur, California and Neptune, New Jersey. While the Company has safeguards for emergencies such as power interruption or breakdown in temperature controls, the Company has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Larkspur or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS

     The Company provides business office outsourcing and cash flow management services, including the billing and collection of receivables. The infrastructure for the Company's outsourcing business was acquired by the Company. In addition, the Company often uses its software products to provide outsourcing services. As a result, the Company has not been required to make significant capital investments in order to service existing outsourcing contracts. However, if the Company experiences a period of substantial expansion in its outsourcing business, the Company may be required to make substantial investments in capital assets and personnel, and there can be no assurance that the Company will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. The Company's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which this contract was based could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. Finally, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

     The Company expects to use the net proceeds to be received by the Company for general corporate purposes, including working capital and possible acquisitions of products, technologies and businesses. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of such net proceeds. The Company has expanded and intends to continue to expand, in substantial part, through acquisitions of products, technologies and businesses. See "Use of Proceeds."

GOVERNMENT REGULATION

     The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. These could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

UNCERTAINTY IN THE HEALTH CARE INDUSTRY

     The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of the Company's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other market-driven reforms could have unpredictable effects on the Company's business, financial condition and results of operations. See "Business -- Government Regulation and Health Care Reform."

RISK OF PRODUCT-RELATED CLAIMS

     Certain of the Company's products and services relate to the payment, collection, coding and billing of health care claims. Any failure by employees of the Company or by the Company's products to accurately assess, process or collect such claims could result in claims against the Company by its customers. The Company has been and currently is involved in claims for money damages related to services provided by its accounts receivable management business. The Company maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to material claims in the future, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. In addition, if liability of the Company were to be established, substantial revisions to its products could be required that may cause the Company to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS

     The Company has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. The Company does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that the Company will ever realize a return on its investments. To the extent any of these companies are unprofitable, the Company may be required to recognize a loss on its investment during a reporting period. Any loss in connection with these investments could have a material adverse effect on the Company's business, financial condition or results of operations during a particular reporting period. In addition, to the extent any of such companies fail or become bankrupt or insolvent, the Company may be required to record a total loss on its investment, which could have a material adverse effect on the Company's results of operations during a particular reporting period. See "-- Potential Variability in Quarterly Operating Results."

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Common Stock. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE; LOW TRADING VOLUME

     The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Company's Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. The market price may also be affected by movements in prices of equity securities in general. In addition, the average daily trading volume of the Company's Common Stock since public trading of the Common Stock commenced has been low. To the extent this trading pattern continues, the price of the Common Stock may fluctuate significantly as a result of changes in demand for such shares and sales of stock by stockholders.

BENEFITS OF THE OFFERING TO SELLING STOCKHOLDERS

     Existing stockholders will be selling 310,995 shares of the Common Stock offered hereby. The price per share paid by the Selling Stockholders for their shares is a fraction of the proposed public offering price for the Common Stock offered hereby.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed public offering price of $17.00 per share, after deducting the underwriting discount and estimated offering expenses and adding the Exercise Proceeds, are estimated to be approximately $43.5 million (approximately $50.7 million if the Underwriters' overallotment option is exercised in full). The Company expects to use the net proceeds for general corporate purposes, including working capital and possible acquisitions of products, technologies and businesses. As of the date of this Prospectus the Company has not entered into any commitments with respect to any acquisitions and is not currently in negotiation with respect to any acquisitions. Pending such uses, the net proceeds of the Offering will be invested in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's credit agreement contains provisions that restrict the payment of dividends.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the Nasdaq National Market under the symbol "QMDC" since October 10, 1996. The Company's initial public offering price was $12.00 per share. The following table sets forth, for the periods indicated, the high and low closing sale prices for the Company's Common Stock as reported by the Nasdaq National Market:

                                                                           HIGH        LOW
                                                                           ---         ---
        Year Ended December 31, 1996:
          Fourth Quarter (beginning October 10, 1996)..................    $13 1/2   $ 8 9/16
        Year Ending December 31, 1997:
          First Quarter................................................    $12 1/4   $ 9 5/8
          Second Quarter...............................................     10 5/8     6 3/4
          Third Quarter (through September 29, 1997)...................     20         6 3/4

     On September 29, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.00 per share. As of August 31, 1997, there were approximately 62 holders of record of the Company's Common Stock. The Company believes that the actual number of stockholders of the Company's Common Stock substantially exceeds this number.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1997, the Company's capitalization (i) on an actual basis and (ii) as adjusted to reflect the sale of the Common Stock offered hereby at an assumed public offering price of $17.00 per share, after deducting the underwriting discount and estimated offering expenses and adding the Exercise Proceeds. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. See "Use of Proceeds."

                                                                           AS OF JUNE 30, 1997
                                                                      ------------------------------
                                                                         ACTUAL          AS ADJUSTED
                                                                      ------------       -----------
                                                                       (IN THOUSANDS, EXCEPT SHARE
                                                                           AND PER SHARE DATA)
Long-term obligations(1)..........................................      $      366         $   366
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value per share; 5,000,000 shares authorized, none issued and outstanding, actual; 5,000,000
     authorized, none issued and outstanding, as adjusted.........              --              --
  Common Stock, $0.01 par value per share; 20,000,000 shares authorized, 6,213,000 shares issued and outstanding, actual;
     20,000,000 shares authorized, 9,083,138 shares issued and
     outstanding, as adjusted(2)..................................              60              89
  Additional paid-in capital......................................          41,872          85,327
  Deferred compensation...........................................            (291)           (291)
  Accumulated deficit.............................................         (13,728)        (13,728)
                                                                        ----------         -------
  Total stockholders' equity......................................          27,913          71,397
                                                                        ----------         -------
          Total capitalization....................................      $   28,279         $71,763
                                                                        ==========         =======

---------------

(1) Consists of capital lease obligations.

(2) Includes 35,000 shares of Common Stock issuable upon the exercise of options and 146,133 shares of Common Stock issuable upon the exercise of warrants by certain Selling Stockholders in connection with the Offering. Excludes 1,371,000 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 942,000 shares were subject to outstanding options at a weighted average exercise price of $7.64 per share, 193,869 shares reserved for issuance under the Company's Employee Stock Purchase Plan, and 1,389,501 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.80 per share. Also excludes 112,706 shares of Common Stock issued upon the consummation of the acquisition of Healthcare Revenue Management, Inc. in September 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 7, 8 and 13 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data presented below for the years ended December 31, 1994, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived, and qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data as of December 31, 1992 and 1993 are derived, and qualified by reference to, the audited financial statements not included in this Prospectus. The selected consolidated financial data for the six months ended June 30, 1996 and 1997 presented below are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial data include all adjustments, consisting only of normal recurring adjustments, which are considered necessary for a fair presentation of the financial position and results of operations of each company for these periods. Results for interim periods are not necessarily indicative of those to be expected for the year or for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements, notes thereto and other consolidated financial information included herein.

                                                                                                            SIX MONTHS
                                                                   YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                                         ---------------------------------------------   -----------------
                                                         1992     1993      1994      1995      1996      1996      1997
                                                         -----   -------   -------   -------   -------   -------   -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses...........................................  $ 175   $   482   $ 1,437   $ 4,420   $16,223   $ 7,809   $ 8,477
    Services...........................................   --          35     4,665     3,183     2,865     1,640     4,259
                                                          ----    ------   -------   -------   -------    ------   -------
         Total revenues................................    175       517     6,102     7,603    19,088     9,449    12,736
                                                          ----    ------   -------   -------   -------    ------   -------
  Operating expenses:
    Cost of licenses...................................    138       349     2,557     2,676     7,294     3,711     3,293
    Cost of services...................................   --         117     3,476     3,657     2,683     1,422     2,404
    General and administration.........................   --         161     2,039     2,439     3,221     1,477     1,792
    Sales and marketing................................     51        91     1,874     1,225     2,434     1,293     1,769
    Research and development...........................     63       130       767       653     2,499     1,263     1,411
    Amortization of goodwill...........................   --           6       169        50       460       219       362
    Write-off of acquired research and development in
      process..........................................   --         456        --     6,240        --        --        --
    Non-recurring start-up charges.....................   --       --           --        --        --        --       694
                                                          ----    ------   -------   -------   -------    ------   -------
         Total operating expenses......................    252     1,310    10,882    16,940    18,591     9,385    11,725
                                                          ----    ------   -------   -------   -------    ------   -------
  Income (loss) from operations........................    (77)     (793)   (4,780)   (9,337)      497        64     1,011
                                                          ====    ======   =======   =======   =======    ======   =======
  Interest income (expense), net.......................     (3)      (11)      (85)     (110)     (329)     (284)      388
  Other income (expense), net..........................   --       --           --        13       (15)      (24)       (5)
  Provision for income taxes...........................   --       --           --        --        --        --        50
                                                          ----    ------   -------   -------   -------    ------   -------
    Net income (loss)..................................  $ (80)  $  (804)  $(4,865)  $(9,434)  $   153   $  (244)  $ 1,344
                                                          ====    ======   =======   =======   =======    ======   =======
    Pro forma net income (loss) per share(1)...........   --       --           --   $ (2.13)  $    --   $    --   $    --
                                                                                     =======
    Pro forma weighted average shares outstanding......   --       --           --     4,435        --        --        --
    Net income (loss) per share(1).....................   --       --           --        --   $  0.03   $ (0.05)  $  0.19
                                                                                               =======    ======   =======
    Weighted average shares outstanding................   --       --           --        --     5,089     4,747     7,250


                                                                           AS OF DECEMBER 31,                    AS OF
                                                            -------------------------------------------------   JUNE 30,
                                                            1992      1993       1994       1995       1996       1997
                                                            -----    -------    -------    -------    -------   --------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $  19    $   252    $   164    $   266    $18,486    $ 8,537
  Working capital (deficit)...............................     46     (1,866)    (1,494)    (6,372)    18,357     13,104
  Intangible assets.......................................   --          669        125      4,809      4,605      9,231
  Total assets............................................    130      2,123      2,801      9,533     29,569     31,876
  Total debt..............................................     54      1,794      1,794     10,267        228        424
  Stockholders' equity (deficit)..........................     72       (667)    (1,457)    (5,817)    24,893     27,913

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing net income per share. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncement."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus may contain certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in "Risk Factors."

OVERVIEW

     QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company was incorporated in September 1993 in California under the name QuadraMed Corporation and reincorporated in Delaware in 1996, and has expanded significantly since its inception, primarily through the acquisition of other businesses, products and services. Since inception, the Company has completed the acquisitions of eleven companies and products, as reflected in the following table:

                                           DESCRIPTION OF COMPANY OR PRODUCT
    COMPANY OR PRODUCT ACQUIRED                        ACQUIRED                     DATE ACQUIRED
------------------------------------    ---------------------------------------    ---------------
Coast Micro, Inc.                       EDI services                               October 1993

Seton Financial                         Accounts receivable management services    December 1993

Criterion Healthcare Management         Accounts receivable management services    December 1993

Trim Healthcare Systems, Inc.           Cash flow management services              December 1993

Health Information Technology, Inc.     Managed care contract administration       June 1994
                                        software

Healthview                              Clinically based provider profiling        December 1994
                                        system

Healthcare Design Systems               Health care financial management and       December 1995
                                        decision support software company

InterMed Healthcare Systems Inc.        Client-server information systems for      December 1996
                                        health care payors

Healthcare Recovery, Inc., doing        Cash flow management services              April 1997
  business as Synergy HMC

Queen City Microsystems, Inc.           EDI services                               August 1997

Healthcare Revenue Management, Inc.     Managed care department outsourcing and    September 1997
                                        auditing services

     The Company's suite of products, called QuanTIM(R), may be licensed either as an integrated solution or as ten individual applications. The Company licenses its software products pursuant to either a one-time payment for a perpetual license with the option of purchasing support and maintenance or pursuant to annual renewal licenses. The latter method provides the Company with a recurring component to its revenues each year. Revenues from annual renewal license fees are recognized on the contract anniversary date. Revenues from perpetual software license agreements are generally recognized upon shipment and involve one-time license fees that are significantly greater than license fees under contracts that have annual renewal provisions. Revenue from perpetual license fees can cause the Company's revenues to vary from quarter to quarter.

     In addition to its software products, the Company provides business office outsourcing and cash flow management services. The Company offers partial and full outsourcing of business office functions for hospitals, physicians, home health care agencies and other providers. The Company often uses its software products in delivering these services. The focus of these services is to increase the cash flow of and to improve the efficiencies of business operations for health care providers. Business office outsourcing revenues typically consist of fixed monthly fees plus incentive-based payments based on a percentage of dollars recovered for the provider. The monthly fees from outsourcing services are recognized as revenues on a monthly basis, and incentive fees are recognized as revenues based on the collection of accounts from payors. The Company also provides cash flow management services to update and organize a provider's standard billing and charge information to facilitate appropriate reimbursement for the provider.

     The Company has experienced operating margins at differing levels related to licenses and services. The service business has historically realized fluctuating margins that were significantly lower than margins associated with licenses. The Company expects this trend to continue with the recent acquisition of Synergy.

     The signing of a major perpetual license agreement could generate an increase in revenues and net income for any given quarter or fiscal year. In addition, the Company typically experiences long sales cycles for new customers that may extend over several quarters. As a result, the Company believes that quarterly results of operations will continue to be subject to significant fluctuations and that its results of operations for any particular quarter or year may not be indicative of results of operations for future periods.

     The Company capitalizes a portion of its software costs for internally developed products. These capitalized costs relate primarily to the development of new products and the extension of applications to new markets or platforms using existing technologies. The capitalized costs are amortized on a straight-line basis over the estimated lives of the products (usually five years), commencing when each product is available to the market.

     In February 1997, the Company entered into an arrangement with EDI USA to provide EDI processing and management services for EDI USA's transactions. The Company recorded non-recurring charges of $334,000 and $360,000 in the first and second quarters of 1997, respectively, related to start-up costs incurred in connection with the processing arrangement. QuadraMed expects to incur similar charges in the remaining two quarters of 1997, until the EDI transaction network is operational.

     To date, QuadraMed has had more than 670 customers, a substantial majority of which were hospitals, located in 37 states and the District of Columbia. The Company expects to maintain a high percentage of hospital customers for the foreseeable future, but also expects its customer mix to begin to shift toward other providers, including integrated health care delivery systems ("IDSs"), as well as payors and employers. For the years ended December 31, 1994 and 1995, revenues from one customer were 19% and 11%, respectively. No single customer accounted for more than 10% of the Company's revenues in 1996 or for the six months ended June 30, 1997.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the consolidated statement of operations of QuadraMed expressed as a percentage of total revenues.

                                                                                 SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,           JUNE 30,
                                                  --------------------------     -----------------
                                                  1994       1995      1996      1996        1997
                                                  -----     ------     -----     -----       -----
Revenues:
  Licenses......................................   23.5%      58.1%     85.0%     82.6%       66.6%
  Services......................................   76.5       41.9      15.0      17.3        33.4
                                                  -----     ------     -----     -----       -----
          Total revenues........................  100.0      100.0     100.0     100.0       100.0
Operating expenses:
  Cost of licenses..............................   41.9       35.2      38.2      39.3        25.9
  Cost of services..............................   57.0       48.1      14.1      15.0        18.9
  General and administration....................   33.4       32.1      16.9      15.6        14.1
  Sales and marketing...........................   30.7       16.1      12.8      13.7        13.9
  Research and development......................   12.6        8.6      13.1      13.4        11.1
  Amortization of goodwill......................    2.8        0.7       2.4       2.3         2.8
  Write-off of acquired in process research.....   --         82.1      --        --          --
  Non-recurring start-up costs..................   --         --        --        --           5.4
                                                  -----     ------     -----     -----       -----
          Total operating expenses..............  178.4      222.9      97.5      99.3        92.1
                                                  -----     ------     -----     -----       -----
Income (loss) from operations...................  (78.4)    (122.9)      2.5       0.7         7.9
Interest income (expense), net..................   (1.4)      (1.4)     (1.7)     (3.0)        3.0
Other income (expense), net.....................   --          0.2      --        (0.3)       --
                                                  -----     ------     -----     -----       -----
          Net income (loss) before tax
            provision...........................  (79.8)    (124.1)      0.8      (2.6)       10.9
Provision for income taxes......................   --         --        --        --          (0.4)
                                                  -----     ------     -----     -----       -----
  Net income (loss).............................  (79.8)    (124.1)      0.8      (2.6)       10.5
                                                  =====     ======     =====     =====       =====

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Revenues

     Licenses. For the six months ended June 30, 1997, software license revenues increased 8.6% to $8.5 million compared to $7.8 million in the same period last year. The increase in license revenues was due principally to an increase in new customers and several perpetual license agreements entered into during the second quarter of 1997. Software license revenues include license, installation, consulting and post-contract support fees, third-party hardware sales and other revenues related to licensing of the Company's software products.

     Services. For the six months ended June 30, 1997, service revenues increased 159.7% to $4.3 million, compared to $1.6 million in the same period last year. The increase in service revenues was due principally to new customers acquired from the Synergy acquisition in April 1997.

  Cost of Revenues

     Cost of Licenses. For the six months ended June 30, 1997, cost of license revenues decreased 11.3% to $3.3 million from $3.7 million in the same period last year. Cost of licenses consists primarily of salaries, benefits and allocated costs related to the installation process and customer support and royalties to third parties. As a percentage of license revenues, cost of licenses decreased to 38.8% in the six months ended June 30, 1997 from 47.5% in the same period last year. The decrease in cost of licenses and cost of licenses as a percentage of license revenues is principally due to fewer third-party hardware sales in the first half of 1997 and a decrease in royalties on software sales.

     Cost of Services. For the six months ended June 30, 1997, cost of service revenues increased 69.1% to $2.4 million from $1.4 million in the same period last year. Cost of services includes expenses associated with services performed in connection with business office outsourcing and cash flow management services. As a percentage of service revenues, cost of services decreased to 56.4% in the six months ended June 30, 1997 from 86.7% in the same period last year. The increase in cost of services was principally due to additional operating costs associated with Synergy, which was acquired in April 1997, while cost of services as a percentage of service revenues decreased principally due to an increase in revenues with relatively moderate associated costs.

  Operating Expenses

     General and Administration. For the six months ended June 30, 1997, general and administration expenses increased to $1.8 million from $1.5 million in the same period last year, and decreased as a percentage of total revenues to 14.1% from 15.6% in the same period last year. The increase in general and administration expenses reflects significant legal costs incurred in the second quarter of 1997 to settle certain litigation. The Company believes that general and administration expenses will increase in the future, but should decline slightly as a percentage of total revenues, although there can be no assurance in this regard.

     Sales and Marketing. For the six months ended June 30, 1997, sales and marketing expenses increased to $1.8 million from $1.3 million, and remained constant as a percentage of total revenues for the six months ended June 30, 1997 and 1996, respectively. The increase in sales and marketing expenses resulted principally from the addition of sales personnel hired by the Company during the first and second quarters of 1997, including Synergy personnel, and higher advertising costs incurred by the Company. The Company believes sales and marketing expenses will continue to increase primarily due to the hiring of additional sales and marketing personnel, but should remain relatively constant as a percentage of total revenues, although there can be no assurance in this regard.

     Research and Development. For the six months ended June 30, 1997, research and development expenses increased to $1.4 million from $1.3 million in the same period last year, and decreased as a percentage of total revenues to 11.1% from 13.4% in the same period last year. The increase in research and development expenses in the first half of 1997 was principally due to the hiring of additional software programmers. The Company intends to continue to make investments in the development of new products and in the further integration of acquired technologies into the Company's suite of products and believes that these expenses will increase in the future.

     Amortization of Goodwill. For the six months ended June 30, 1997, amortization of goodwill was $362,000 as compared to $219,000 in the same period last year. Goodwill is principally due to the acquisitions of Healthcare Design Systems, Inc. in December 1995 and Synergy in April 1997.

     Non-Recurring Start-Up Charges. The Company recorded non-recurring start-up charges of $334,000 and $360,000 in the first and second quarters of 1997, respectively, associated with start-up costs incurred for the claims processing arrangement entered into with EDI USA, Inc. during the first quarter of 1997. The Company expects to incur similar charges in the remaining two quarters of 1997, until the EDI transaction network is operational.

     Interest Income (Expense). For the six months ended June 30, 1997, interest income was $388,000, as compared to interest expense of $284,000 in the same period last year. Interest income was earned on cash balances, resulting from the Company's initial public offering in October 1996, which raised net proceeds of approximately $26.4 million. Interest expense in the first half of 1996 was principally the result of debt the Company incurred for the acquisition of Healthcare Design Systems, Inc. and for working capital purposes.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenues

     Licenses. For 1996, software license revenues increased 267.0% to $16.2 million from $4.4 million in 1995. The significant increase in software license revenues was due principally to sales of acquired products included in revenues for 1996 and, to a lesser extent, an increase in new customers.

     Services. For 1996, service revenues decreased 9.4% to $2.9 million in 1996 from $3.2 million in 1995. The decline in service revenues reflects a decrease in the number of customers in the Company's outsourcing business, which is comprised of projects with a defined service period which were not replaced with other products.

  Cost of Revenues

     Cost of Licenses. Cost of licenses increased 172.6% to $7.3 million in 1996 from $2.7 million in 1995. This increase reflects an increase in the number of licensed installations. As a percentage of license revenues, cost of licenses decreased to 45.0% in 1996 from 60.5% in 1995. The decrease in cost of licenses as a percentage of license revenues reflects the significant increase in license revenues during 1996 combined with only a moderate increase in the costs associated with such license revenues.

     Cost of Services. Cost of services decreased 26.6% to $2.7 million in 1996 from $3.7 million in 1995. As a percentage of service revenues, cost of services decreased to 93.6% in 1996 from 114.9% in 1995. The decline in cost of services and as a percentage of service revenues reflects a decrease in the number of service business personnel.

  Operating Expenses

     General and Administration. General and administration expenses increased 32.1% to $3.2 million in 1996 from $2.4 million in 1995. The increase in general and administration expenses reflects the addition of personnel associated with an acquisition in December 1995 and higher communication and travel costs associated with establishing an office on the East Coast. As a percentage of total revenues, general and administration expenses decreased to 16.9% in 1996 from 32.1% in 1995.

     Sales and Marketing. Sales and marketing expenses increased 98.7% to $2.4 million in 1996 from $1.2 million in 1995. The increase in sales and marketing expenses resulted primarily from the addition of sales personnel and project managers. The increase in sales and marketing expenses can also be attributed in part to increased advertising expenditures. As a percentage of total revenues, sales and marketing expenses declined to 12.8% in 1996 from 16.1% in 1995.

     Research and Development. Research and development expenses increased 282.7% to $2.5 million in 1996 from $653,000 in 1995. The increase in research and development expenses represents a significant increase in the number of personnel dedicated to the development and enhancement of the Company's products. As a percentage of total revenues, research and development expenses increased to 13.1% in 1996 from 8.6% in 1995.

     Amortization of Goodwill. Amortization of goodwill increased to $460,000 in 1996 from $50,000 in 1995. The increase in amortization is primarily the result of amortization of goodwill associated with an acquisition in December 1995.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues

     Licenses. For 1995, software license revenues increased 207.6% to $4.4 million in 1995 from $1.4 million in 1994. The significant increase in license revenues was due principally to increased sales of QuanTIM(R) EDI, QuanTIM(R) Contract Management and sales attributed from the acquisition of InterMed.

     Services. For 1995, services revenues decreased 31.8% to $3.2 million in 1995 from $4.7 million in 1994. The decline in services revenues resulted from the completion of certain projects and the loss of several accounts in the Company's outsourcing business.

  Cost of Revenues

     Cost of Licenses. Cost of licenses increased 4.7% to $2.7 million in 1995 from $2.6 million in 1994. The slight increase in cost of licenses resulted primarily from increased costs related to customer support and installation costs related to the increased license revenues. As a percentage of license revenues, cost of licenses decreased to 60.5% in 1995 from 177.9% in 1994.

     Cost of Services. Cost of services increased 5.2% to $3.7 million in 1995 from $3.5 million in 1994. The increase in cost of services resulted primarily from decreased service revenues combined with the relatively fixed costs associated with service revenues. As a percentage of service revenues, cost of services increased to 114.9% in 1995 from 74.5% in 1994.

  Operating Expenses

     General and Administration. General and administration expenses increased 19.6% to $2.4 million in 1995 from $2.0 million in 1994, principally due to an increase in the allowance for doubtful accounts, an increase in legal expenses, a small increase in administrative support staff and an increase in travel due to an acquisition. As a percentage of total revenues, general and administration expenses decreased to 32.1% in 1995 from 33.4% in 1994.

     Sales and Marketing. Sales and marketing expenses decreased 34.6% to $1.2 million in 1995 from $1.9 million in 1994. This decrease resulted primarily from a temporary reduction in sales personnel during the year and a redirection of sales emphasis toward software sales rather than service contracts. As a percentage of total revenues, sales and marketing expenses declined to 16.1% in 1995 from 30.7% in 1994.

     Research and Development. Research and development expenses decreased 14.9% to $653,000 in 1995 from $767,000 in 1994 as a result of the completion of QuanTIM(R) EDI and the capitalization of certain other software development costs. As a percentage of total revenues, research and development expenses decreased to 8.5% in 1995 from 12.6% in 1994.

     Amortization of Goodwill. Goodwill amortization decreased 70.4% to $50,000 in 1995 from $169,000 in 1994, reflecting a post-acquisition adjustment to accurately represent the purchase of net assets from Coast Micro, Inc. and Seton Financial.

     Write-Off of Acquired In-Process Research and Development. In 1995, in connection with an acquisition, the Company wrote off $6.2 million as a result of the purchase of in-process research and development that had not reached feasibility and had no probable future use.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital needs have been to fund the growth in working capital required to support its growth in revenues and for acquisitions of products, technologies and businesses. In October 1996, the Company completed its initial public offering of 2.5 million shares of common stock, which raised net proceeds of approximately $26.4 million. From inception until the Company's initial public offering in October 1996, the Company's primary source of working capital was private placements of Preferred Stock, through which it raised approximately $12.8 million, net of expenses.

     At June 30, 1997, the Company had $8.5 million of cash and cash equivalents, and $13.1 million of net working capital. Net cash used in operating activities was $3.4 million, $584,000, $3.7 million and $3.2 million for the six months ended June 30, 1997, and in 1996, 1995 and 1994, respectively. Net cash used in operating activities in the six months ended June 30, 1997 was principally due to an increase in accounts receivable and payments of accounts payable and accrued liabilities. Accounts payable and accrued liabilities decreased due to payments to vendors using the proceeds from the initial public offering in October 1996. Accounts receivable increased primarily due to the acquisition of Synergy, which significantly increased receivables and the volume of monthly billings. Net cash used in operating activities in 1996 was principally due to earnings before depreciation and amortization, partially offset by an increase in the Company's accounts receivable and a decrease in deferred revenue. The increase in accounts receivable was primarily due to an increase in volume of monthly billings associated with the increase in revenues in 1996, while deferred revenue decreased primarily due to the timing of payments from customers. Net cash used in operating activities in 1995 and 1994 was related to investments in the Company's infrastructure and research and development.

     Net cash used in investing activities was $6.6 million, $1.7 million, $678,000 and $750,000 for the six months ended June 30, 1997 and in 1996, 1995 and 1994, respectively. Investing activities for the six months ended June 30, 1997 primarily included the acquisition of Synergy, additions to capital equipment, the investment in EDI USA, and the capitalization of computer software development costs. Investing activities for 1996, 1995 and 1994 primarily included additions to capital equipment and the capitalization of computer software development costs.

     Net cash provided by financing activities was $42,000, $20.5 million, $4.5 million and $3.9 million for the six months ended June 30, 1997 and in 1996, 1995 and 1994, respectively. Financing activities in the six months ended June 30, 1997 related to the issuance of common stock through the Company's Employee Stock Purchase Plan, offset by payments made under capital lease obligations. Financing activities in 1996 related to the issuance of convertible Preferred Stock and the net proceeds from the Company's initial public offering in October 1996. This was partially offset by the repayments of all outstanding notes and loans payable from the proceeds from the initial public offering.

     In July 1997, the Company entered into an unsecured line of credit arrangement to borrow up to $5.0 million at the bank's prime rate. The line expires in July 1998 and contains certain restrictions, including among others, maintaining a minimum quick ratio, minimum tangible net worth and a minimum ratio of total liabilities to tangible net worth retroactive to June 30, 1997. At June 30, 1997, the Company had no outstanding borrowings under the line of credit.

     The Company anticipates that current cash balances, anticipated cash flows from operations, funds available under the line of credit, and the proceeds of the Offering will be sufficient to meet its working capital and capital expenditure needs through at least the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. The pro forma effect of adoption of SFAS No. 128 is included in the table below.

                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                  YEAR ENDED       ----------------
                                                               DECEMBER 31, 1996    1996      1997
                                                               -----------------   ------     -----
                                                                      (SHARES IN THOUSANDS)
AS REPORTED:
  Net income (loss) per share................................        $0.03         $(0.05)    $0.19
  Weighted average number of common and common equivalent
     shares outstanding......................................        5,089          4,747     7,250
PRO FORMA FOR SFAS NO. 128:
  Basic net income (loss) per share..........................        $0.08         $(0.37)    $0.22
  Weighted average number of common shares outstanding.......        1,920            654     6,091
  Diluted net income (loss) per share........................        $0.03         $(0.05)    $0.19
  Weighted average number of common and common equivalent
     shares outstanding......................................        5,089          4,747     7,250

                                    BUSINESS

OVERVIEW

     QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's QuanTIM(R) suite of products is an integrated offering of EDI, financial management and decision support solutions for both providers and payors. In addition, the Company provides business office outsourcing and cash flow management services. To date, the Company's products have been purchased by over 670 health care providers and payors in 37 states.

INDUSTRY BACKGROUND

     The United States health care industry is undergoing rapid change. In recent years, health care expenditures have increased at a rapid rate to almost $1 trillion in 1995. Pressure to control these costs is driving a movement toward managed care and new forms of reimbursement for health care providers, shifting the financial risk for providing care from payors to providers. In addition, competition in the industry is leading to the formation of integrated health care delivery systems ("IDSs") which are affiliations of payors and providers, including physicians and hospitals, that service a community or defined member population. These IDSs and other providers are entering into complex reimbursement arrangements with payors and employers, thereby creating the need for information systems that effectively administer such arrangements.

     In order to manage their operations more efficiently, providers need decision support tools in order to accurately determine revenues earned and resources consumed under new forms of managed care reimbursement. Although many health care providers have made substantial capital investments over the last decade in financial and administrative information systems, these legacy systems were designed primarily to track charges and third-party reimbursement. Accordingly, many of these systems are not well equipped to handle the allocation of revenues and costs under new managed care reimbursement models. Furthermore, as individual providers with disparate information systems consolidate to form IDSs, the ability of providers to compare resources consumed against contractual reimbursement provisions is further complicated. Deficiencies in current information systems also hinder providers in the negotiation of managed care contracts and in tracking clinical and financial performance under these contracts. In addition to effectively administering multiple reimbursement arrangements, providers also need to be able to monitor practice patterns, clinical outcomes and cost of care. Legacy systems were typically not designed to provide timely and accurate input for decision support applications. Consequently, information retrieved from such systems is of less value in making decisions in a competitive, managed care environment.

     In order to improve and accelerate the reimbursement process, providers and payors are transitioning from a paper-based process to EDI. EDI is the electronic transfer of information between two or more parties, which improves work flow and increases operational efficiency. To date, health care providers and payors have used EDI systems principally to process medical claims electronically. However, the Company believes that the demand for on-line eligibility verification and referral authorization and for electronic receipt and posting of payment information will increase. Payors are increasingly using the data stream provided by EDI applications as the basis for sophisticated decision support systems that are used to evaluate and negotiate with providers more effectively. As a result of this trend, the Company believes that providers need access to similar information to document their clinical outcomes and associated costs and to enable them to negotiate with payors more effectively.

     The transition to EDI in the reimbursement process is being driven largely by payors who are encouraging providers to install direct EDI connections to payors in an effort to reduce administrative costs. Since most payors have instituted unique formats for claim submission, providers seeking to use EDI with multiple payors have installed multiple EDI systems. These providers, however, generally have not developed an effective method for utilizing these disparate systems, resulting in errors or incomplete submissions, which in turn result in delayed and rejected claims. Installing and operating multiple EDI systems also adds significant expense to a provider's administrative operations. Moreover, most hospitals generate bills automatically a few days after patient discharge without verifying that all relevant information has been input into the billing system. As a result, many of these bills do not reflect all services rendered which can result in improper or incomplete coding of the bill and can cause providers to receive less reimbursement than that to which they are entitled. In addition, existing EDI systems also do not generate and retain edited claims data, which is a source of important information for providers seeking to manage the complexities of managed care.

     In recent years, health care providers have begun to outsource the business office function to improve operating efficiencies and increase cash flow. A survey undertaken by a hospital consulting firm in August 1996 found that 88% of hospital CFO's are considering outsourcing their business office functions. As a result, the Company believes the market potential for business office outsourcing among health care providers in the health care industry is substantial.

     In addition to these trends, the issue of fraud and abuse in the Medicare and Medicaid programs has received significant attention in the health care industry and the news media. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), which addresses escalating losses in Medicare and Medicaid and outlines civil and criminal action to be taken against those who defraud government health care programs. Targeted areas include improper billing of outpatient services rendered within 72 hours of an inpatient admission, unbundling of procedures for increased payment reflecting multiple procedures performed, and "upcoding" of inpatient claims to increase reimbursement based on a higher paying diagnosis related group ("DRG") code assignment. Many hospitals and providers are being subjected to intense scrutiny by the federal government. As a result, hospitals and other providers nationwide are developing and implementing fraud and abuse compliance programs.

THE QUADRAMED SOLUTION

     The Company offers a suite of products, called QuanTIM(R), which is designed to improve the operational efficiencies, work flow and clinical, financial and administrative decision making of health care providers. QuanTIM(R)'s EDI applications provide a universal, all-payor interface that enables providers to edit and format all claims submitted to all payors. The Company's products are designed to operate with, enhance and leverage existing health care information systems while providing the functionality required in today's competitive health care environment.

     QuanTIM(R)'s EDI applications capture detailed clinical and financial encounter data at the patient level that is utilized by its financial management and decision support applications. Because the Company's EDI software products enable providers to edit claims at providers' sites and format claims data for all payors, the Company's customers gain access to a detailed database of information for use with the Company's decision support products, which measure outcomes and resource allocation. These EDI products offer detailed information from disparate information systems allowing consistent, enterprise-wide decision support analysis. The Company's financial management products allow providers to track contract terms and to hierarchically review medical records information to ensure that a bill is properly coded and includes all services rendered. This capability facilitates providers' ability to obtain timely and accurate reimbursement and to measure the profitability of managed care contracts. The Company's fraud and abuse product complements providers' existing compliance efforts by monitoring coding and billing practices for compliance with mandated guidelines. Moreover, through electronic document imaging and information transfer, the Company's products improve workflow, allowing providers to move toward a paperless environment for most reimbursement and decision support functions.

     In addition, the Company provides business office outsourcing and cash flow management services. The Company offers partial and full outsourcing of business office services for hospitals, physicians, home health care agencies and health care providers.

STRATEGY

     The Company's strategy is to continue to strengthen its position as a leading provider of EDI, financial management and decision support software in the health care market. In addition, the Company plans to leverage its software products to expand its outsourcing business. Key elements of the Company's strategy include:

     - Expand Customer Base. The Company intends to expand its installed customer base through the efforts of its direct sales force, hospital association endorsements and selected acquisitions. The Company intends to focus its EDI expansion efforts on selected regional markets where it believes there is significant opportunity to sell additional applications. In addition, the Company believes that as payors, IDSs and other providers increasingly utilize EDI, the market for EDI and related applications will expand, creating additional demand for the Company's EDI products as well as its financial management and decision support applications.

     - Leverage Cross-Selling Opportunities. With more than 75% of the Company's customers currently using three or fewer of QuadraMed's ten products, the Company is actively pursuing cross-selling opportunities within its existing customer base. The modular design of the QuanTIM(R) suite of products facilitates cross-selling, as its individual applications can be readily integrated into customers' existing legacy systems.

     - Selectively Acquire Complementary Products, Technologies and
       Businesses. The Company intends to continue to pursue acquisition opportunities that will enhance the depth and breadth of its financial management and decision support products. The Company is seeking to acquire value-added products that utilize health care data generated from EDI transactions. The Company also believes that standardized clinical information databases will become increasingly important to providers and is therefore seeking to expand its capabilities in this area. The Company also intends to expand its EDI and business office outsourcing customer base and enter new geographical areas through the acquisition of strategically located regional companies.

     - Capitalize on Outsourcing Opportunities. The Company intends to continue to capitalize on the trend in the health care industry toward outsourcing business office services. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations. The Company believes it is well positioned to attract additional business office outsourcing customers.

     - Expand Databases for Decision Support and Financial Management. The Company builds and maintains its databases with summary and detailed claims data that is collected from its customers during the claims transmission process and with purchased third-party data. The Company intends to increase its installed base, thereby enlarging the medical claims databases that the Company provides. The Company believes that providing large, detailed medical claims databases is a competitive advantage in selling its decision support and financial management products to providers, including emerging IDSs.

THE QUANTIM(R) SUITE OF PRODUCTS

     QuanTIM(R), The Information Management system, is QuadraMed's suite of EDI, financial management and decision support software products designed to improve operational efficiencies and decision-making of health care providers. QuanTIM(R), with its modular architecture and flexible electronic interface, is designed to utilize data from disparate health care information systems and to allow its users to extend the life and functionality of legacy hospital information and practice management systems. QuanTIM(R) may be licensed either as an integrated suite or as individual applications. As a result of this modular design, additional applications can be readily integrated into customers' existing applications.

     The Company's EDI products provide an all-claims, all-payor electronic claims editing and submission system and an electronic remittance advice system that receives and posts payment information to the customer's financial management system. The Company's financial management products are designed to enable providers to effectively administer their contracts to increase the accuracy and timeliness of reimbursement and to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, these products are designed to improve work flow through the use of electronic files and document imaging for management of clinical and financial information and patient records. The Company's decision support products use edited, accurate claims data for clinical and financial resource utilization monitoring, provider profiling and clinical outcomes monitoring.

  EDI Products

     The Company's EDI products enable providers to edit claims at providers' sites and format detailed claims data for all payors, giving the Company's customers access to a detailed database of information for use with QuadraMed's financial management and decision support products.

     QuanTIM(R) EDI is a software application that downloads summary and detailed claims data from existing legacy financial information systems, and then edits and formats it to meet payor-specific requirements, including unique data fields. As part of the editing process, QuanTIM(R) EDI screens the data for payor-specific demographic, diagnosis or procedure information and identifies illogical data inputs that are not within expected ranges. For example, the software would alert the operator if it encountered inputs that indicated that a male patient had given birth. After the standardized claim has been edited for payor-specific requirements, QuanTIM(R) EDI transmits the claim to the payor.

     QuanTIM(R) ERA is a software application that receives detailed payment information, known as electronic remittance advice, from payors, posts this information to a provider's legacy financial system and generates a secondary bill for another insurance carrier, if appropriate.

  Financial Management Products

     The Company's financial management products allow providers to track managed care and capitated contract terms and to hierarchically review medical records information to ensure that bills are properly coded and include all services rendered. The Company's customers use this capability to obtain timely and accurate reimbursement, to prevent fraud and abuse and to measure the profitability of managed care contracts.

     QuanTIM(R) Contract Management is a software application that tracks providers' multiple managed care, capitated, governmental and other payor contract terms, including coverage and reimbursement for individual diagnoses and procedures. The application calculates expected reimbursement and the contractual allowance, which is the difference between the standard charge generated by the provider and the actual amount owed by the payor under the contract. Expected reimbursement and contractual allowance amounts can be posted automatically to the provider's financial information system at the time of billing. QuanTIM(R) Contract Management allows providers to measure the allocation of revenues and the profitability of contracts based on specific payor contract terms. QuanTIM(R) Contract Management's pricing module eliminates labor intensive, error prone manual repricing of bills, a process that often leads to inaccurate reimbursement and financial statements. In addition, QuanTIM(R) Contract Management is used as a modeling tool for managed care contract negotiation and detailed analysis of contract performance.

     QuanTIM(R) DRGX(R) is a software application designed to assist providers in managing the complexities of the DRG reimbursement system and to ensure equitable payment based on the submission of a complete and accurate claim. QuanTIM(R) DRGX(R) is not designed to encode or group information to maximize DRG reimbursement, but instead is designed to ensure appropriate reimbursement based on accurate and complete billing information. This product interfaces with legacy financial and medical records information systems prior to billing to hierarchically review all billing records on a concurrent basis and to select those bills that have a clinical, financial or statistical reason to be held in the billing cycle until medical claim coding can be completed. The product serves as a "safety net," catching revenues that would otherwise be lost through billing of incomplete or inaccurately coded data.

     QuanTIM(R) ASCX(TM) is a software application designed to assist in managing the complexities of ambulatory surgical center ("ASC") reimbursement and outpatient coding systems. ASC coding is often based on incomplete medical record information, resulting in missing charges or inaccurate coding of procedures performed and inaccurate assignment of payment level classifications. QuanTIM(R) ASCX(TM) flags incomplete or inaccurate medical claim coding by hierarchically reviewing billing records prior to billing and identifying those bills that have clinical, financial or statistical reasons for review.

     QuanTIM(R) Electronic Document Management is a software application for patient accounting and medical records departments that captures, indexes, stores and retrieves paper-based demographic, clinical and financial information and records. This product is based on an open software architecture which utilizes electronic files that integrate financial and ancillary department electronic information with scanned images of paper documents. The Company believes that this application improves provider work flow, reduces administrative cost and helps providers move toward paperless business offices and medical records departments. Multi-user access to the electronic patient account file reduces the need for paper files and storage while offering access to account information from any work station. The combination of existing electronic financial information and scanned images with multi-user capabilities effectively creates a complete electronic patient account file that can be efficiently routed through billing and administration departments, thus improving work flow. In addition to licensing this software application, the Company offers customers the option of purchasing the hardware required to implement this solution.

     QuanTIM(R) FACTS, introduced in the third quarter of 1997, is a software application designed to assist hospitals in managing the complexities of federal requirements under HIPAA and in submitting accurate billing and clinical data. The product complements providers' existing compliance efforts by monitoring coding and billing practices for compliance with mandated guidelines. QuanTIM(R) FACTS includes the following six modules: a 72-hour rule compliance module designed to identify claims for non-physician services performed within three days of a hospital admission; a prospective payment system module designed to select billing records with a high probability of inaccurate coding which may lead to overpayments by payees which may, in turn, trigger federal government fines for inappropriate billing practices; a data quality monitoring tool that is designed to identify inconsistencies in coding and to flag inclusive codes that may result in potential overestimates of revenue; a benchmarking study that utilizes publicly available data to identify a hospital's exposure to potential fraud and abuse by analyzing correlations between a given hospital's DRG codes and national norms and identifying a hospital's exposure at the DRG level; a laboratory report based on a thorough review of a provider's detail billing data identifying clinical laboratory billing practices of that provider which are of the type generally scrutinized by the government; and a Medicare Billing Compliance Guide designed to assist hospitals and other providers in implementing fraud and abuse compliance programs.

  Decision Support Products

     The Company's decision support products generally include database analysis software and national and regional benchmark data that may be licensed to the customer. The customer provides its own internally generated clinical and financial information to the Company, and the Company performs risk and severity adjustments on such information based on patient demographics and health status and formats it for comparison against the national and regional data. The updated and adjusted data sets are returned to the customer for use with the database analysis software. The Company's QuanTIM(R) Performance Measurement System has been accepted for inclusion on the Joint Commission on Accreditation of Healthcare Organization's initial list of performance measurement systems.

     QuanTIM(R) Clinical Performance Measurement is a software application that measures clinical outcomes and resource utilization based on diagnosis, patient, physician and other variables. This product is used as a benchmarking tool to compare hospital-level information against 101 risk and severity adjusted outcome indicators. The benchmarking information is derived from a standardized national set of 10 million patient records. The outcomes database is organized into six major categories: overall mortality, obstetrics, surgery, neonatal, radiology and general medical. The customer typically produces reports that compare its performance against competitor or peer group providers and against expected outcomes derived from the national and regional data set.

     QuanTIM(R) Financial Performance Measurement is a software application that employs cost accounting, length-of-stay, and other benchmark information to allow customers to measure cost, clinical resource utilization and profitability by physician, payor, diagnosis and procedure. Most providers have access to charge and reimbursement information for procedures and diagnoses, but do not have accurate measures for the cost of care in these categories. Therefore, these providers cannot accurately track profitability by procedure or diagnosis. Through an interface with QuanTIM(R) Clinical Performance Measurement, providers can benchmark the risk adjusted outcomes and financial performance by physician, diagnosis, patient and other variables. This application can also be used to analyze the profitability of managed care and capitated contracts.

     QuanTIM(R) Market Analysis Performance Measurement is a software application that consists of licensed software and database information that is derived from statewide and national hospital billing data sets and other demographic and population statistics. This application enables customers to perform market share, community health assessment, managed care activity and physician admitting pattern analyses.

BUSINESSES OFFICE OUTSOURCING AND CASHFLOW MANAGEMENT SERVICES

     In addition to its QuanTIM(R) software applications, the Company provides business office outsourcing and cash flow management services. The Company often makes use of its software applications in delivering such services. The Company offers partial and full outsourcing of business office services for hospitals, physicians, home health care agencies and other providers. The focus of these services is to increase cash flow and to improve operational efficiencies for health care providers. Under full outsourcing arrangements, the Company hires and/or replaces existing business office personnel. The Company typically implements selected components of its QuanTIM(R) suite of products to enhance the efficiency of the business office. Under partial outsourcing arrangements, the Company bills and collects receivables that have aged beyond a certain point or that involve selected payors. See "Risk Factors -- Risks Related to Outsourcing Business."

PRODUCTS UNDER DEVELOPMENT AND JOINT DEVELOPMENT PRODUCTS

     The Company has employed a joint development strategy to design certain of its products, having worked with the New Jersey Hospital Association ("NJHA") to develop its DRGX(R) product and to develop QuanTIM(R) Clinical Performance Measurement. In exchange for joint development funding, the Company typically pays its joint development partners royalties based on sales of the jointly developed product.

     Currently, the Company is involved in a joint development project to create a capitation management application designed to track managed care eligibility, manage capitation payments to providers, and assist with risk pool accounting, modeling and forecasting in both inpatient and outpatient settings. This project is being funded and developed jointly by the Company and UniHealth, a Southern California-based multi-hospital and medical group health care organization. Portions of this development have been released and once the project is complete, the Company intends to market this product as its next generation contract management application. The Company anticipates that the capitation management application will be completed in 1998.

     QuanTIM(R) Net is being developed by the Company as an on-line Internet/intranet solution focused on integrated health care delivery systems. QuanTIM(R) Net provides on-line access to the Company's decision support database and to publicly available data for performance measurement analysis and reporting. The product is being developed in conjunction with the New Jersey Hospital Association and is expected to be marketed initially to New Jersey hospitals, beginning in the fourth quarter of 1997.

     In May 1997, the Company acquired a 10.2% equity stake in EDI USA, Inc., an organization owned and established by thirteen independent Blue Cross and Blue Shield Plans to build and operate an EDI transaction network to facilitate submission of claims, receipt of remittances, eligibility verification and other health care transactions. The Company has a contract to provide EDI processing and management services for EDI USA's transactions. See "Risk
Factors -- Potential Variability in Quarterly Operating Results" and "-- Risks Associated with Certain Investments."

     There can be no assurance that any of these products will be successfully developed or released according to the Company's schedule. See "Risk
Factors -- Risk of Product Defects; Failure to Meet Performance Criteria,"
"-- Dependence on Hospital Market and "-- New Product Development and System Enhancements."

CUSTOMERS

     Historically, QuadraMed has marketed its products primarily to hospitals, with additional marketing to hospital associations, physician groups, payors and self-administered employers. Substantially all of the Company's revenues have been derived from the sale of software products and services to hospitals. With the industry trend toward the formation of IDSs, the Company has designed its product suite to accommodate this emerging industry sector. To date, QuadraMed has had more than 670 customers, a substantial majority of which were hospitals, located in 37 states and the District of Columbia. The Company expects to maintain a high percentage of hospital customers for the foreseeable future, but also expects its customer mix to begin to shift toward other providers, including IDSs, as well as payors and employers. See "Risk Factors -- Dependence on Hospital Market."

SALES AND MARKETING

     As of August 31, 1997, the Company employed 27 direct sales representatives and product managers, and a marketing support staff of three individuals. The Company markets its products and services through direct sales contacts, strategic alliances, participation in trade shows and advertisements in industry publications. In addition, senior management plays an active role in the sales process by cultivating industry contacts.

     The Company supplements its marketing arrangements through endorsement agreements. The Company has endorsement agreements for certain of its products with state and regional hospital associations in New Jersey, Iowa, Northern and Central California, Connecticut, Florida, Maryland, New York, Ohio, Pennsylvania, Virginia, West Virginia and Wisconsin.

     The NJHA has been a strategic partner with the Company since December 1989. The Company is also a subcontractor to the Health Research and Education Trust of New Jersey ("HRET"), a subsidiary of NJHA. QuadraMed provides information processing services to HRET to assist HRET in fulfilling New Jersey state data reporting requirements, including inpatient, same day surgical and uniform billing data. In addition, the Company has a strategic marketing relationship with NJUP Plus, a for-profit subsidiary of NJHA, for marketing and customer support assistance for its DRGX(R) customers.

     Since January 1997, the Company has outsourced the Information Systems Department of NJHA, employing all staff and managing the operation. In addition, the development of QuanTIM(R) Net and its marketing to New Jersey hospitals, planned for release in the fourth quarter of 1997, is a joint development effort between NJHA and the Company.

     The Association of Iowa Hospitals & Health Systems selected QuadraMed in mid-1994 as its sole endorsed vendor of EDI products and services. The need for an EDI vendor in Iowa hospitals was brought about by state legislation requiring that all health care transactions be conducted electronically. To date, the Company has licensed its EDI products to 97 Iowa providers.

TECHNOLOGY

     Software Architecture. The Company uses industry standard software whenever possible to minimize development and maintenance costs. The QuanTIM(R) suite of products operates on the DOS and Novell Netware operating systems. Certain of the Company's current products operate on all versions of the Windows(TM) NT operating system. The Windows(TM) NT versions of some of the Company's products were released in late 1996, and the Company expects that Windows(TM) NT versions of its EDI product, which are currently under development, will be released in 1998. All major software components of QuanTIM(R) are assembled in a modular architecture for application independence and to facilitate the replacement of modules as new technology becomes available and as market demand dictates.

     Hardware Platform. The Company's software products operate on PC-based single and multi-user hardware platforms. In addition, the Company also offers its imaging product on Sun Microsystems platforms. These platforms also include high capacity storage devices for the large storage requirements of document imaging.

RESEARCH AND DEVELOPMENT

     As of August 31, 1997, the Company employed 46 people in the areas of product design, research and development and 13 people in the areas of quality assurance and technical support. The Company's product development strategy is focused on continually enhancing existing products by increasing their functionality and ease of use. In addition, the Company is enhancing the reporting capabilities for its performance measurement clinical and financial applications, expanding its outpatient and inpatient databases and improving its comparative reporting and benchmarking capabilities with third-party databases. See "-- Products Under Development and Joint Development Projects."

     In 1994, 1995, 1996, and the six months ended June 30, 1996 and 1997, the Company's research and development expenses totalled $767,000, $653,000, $2.5 million, $1.3 million and $1.4 million, respectively, representing 12.6%, 8.6%, 13.1%, 13.4% and 11.1%, respectively, of its total revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     Competition in the market for the Company's products and services is intense and is expected to increase. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The Company's principal competitors include (i) CIS Technologies, Inc., a division of National Data Corporation, and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; and (vi) HMS and ARTRAC, a division of Medaphis Corp., in the market for its accounts receivable management services. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major health care information companies not presently offering products that compete with those offered by the Company may enter the Company's markets. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. The Company believes that the principal competitive factors in its markets are product functionality and features, price, customer support and firm reputation. See "Risk Factors -- Highly Competitive Market."

GOVERNMENT REGULATION AND HEALTH CARE REFORM

     The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. These could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

     The health care industry is highly regulated and subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. The Company's products are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, delays or cancellations of product orders or shipments, or the revocation of endorsement of the Company's products by hospital associations or other customers. Any of such occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, the United States health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates. Certain proposals to reform the U.S. health care system are periodically considered by Congress and certain state legislatures. These programs may contain proposals to increase governmental involvement in health care and otherwise change the operating environment for the Company's customers and potential customers. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products. On the other hand, changes in the regulatory environment have increased and may continue to increase the needs of health care organizations for cost-effective information management and thereby enhance the marketability of the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or health care reforms might have on the Company's business, results of operations and financial condition. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other legislative or market-driven reforms could have unpredictable effects on the Company's business, financial condition and results of operations. See "Risk Factors -- Government Regulation" and
"-- Uncertainty in the Healthcare Industry."

INTELLECTUAL PROPERTY

     The Company considers its methodologies, computer software and many of its databases to be proprietary. The Company seeks to protect its proprietary information through nondisclosure agreements with its employees. The Company's policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside the Company, requiring disclosure to the Company of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to the Company of proprietary rights to such matters that are related to the Company's business.

     The Company also relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems, products and databases. The Company has no patents or copyrights covering its software technology. Any infringement or misappropriation of the Company's proprietary software and databases would disadvantage the Company in its efforts to retain and attract new customers in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense.

     There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company. Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. However, due to the nature of its application software, the Company believes that patent, trade secret and copyright protection are less significant than the Company's ability to further develop, enhance and modify its current products.

     Although the Company believes that its products do not infringe on the intellectual rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. Any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Proprietary Rights; Risk of Infringement."

EMPLOYEES

     As of August 31, 1997, the Company employed 302 people, including 28 in general administration, 46 in product design, research and development, 27 in sales and marketing and 201 in operations, quality assurance and technical support. None of the Company's employees is represented by a union or other collective bargaining group. The Company believes its relationship with its employees to be satisfactory.

FACILITIES

     The Company's executive and corporate offices are located in Larkspur, California, in approximately 11,500 square feet of leased office space under a lease that expires in June 1998. The Company also maintains offices in Fresno, California; Neptune, New Jersey; Howell, New Jersey; Kansas City, Missouri; Atlanta, Georgia; Denver, Colorado; Grand Junction, Colorado; Pittsburgh, Pennsylvania; and Richmond, Virginia.

     The Company believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings which, if decided adversely to the Company, would, individually or in aggregate, have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Limited Proprietary Rights; Risk of Infringement."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding the executive officers and directors of the Company as of August 31, 1997:

            NAME              AGE                             POSITION
----------------------------  ----   ----------------------------------------------------------
James D. Durham.............   50    Chairman of the Board, President and Chief Executive
                                     Officer
John V. Cracchiolo..........   41    Executive Vice President, Chief Financial Officer and
                                     Secretary
Eugene M. Arnone............   50    Executive Vice President and President, Business Office
                                     Outsourcing Services Division
Lemuel C. Stewart, Jr.......   51    Executive Vice President and President, EDI Division
Frederick Stodolak..........   40    Executive Vice President and President, Value-Added
                                     Systems Division
Suzanne J. Blumenthal.......   44    Senior Vice President, Business Development
Keith M. Roberts............   32    Vice President and General Counsel
John H. Austin, M.D.(1).....   52    Director
Albert L. Greene............   47    Director
Kenneth E. Jones............   50    Director
Thomas F. McNulty(2)........   58    Director
Joan P. Neuscheler(2)(1)....   38    Director
Cornelius T. Ryan(1)........   65    Director

---------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     James D. Durham founded the Company in September 1993 when he became its President and Chief Executive Officer and a director. In May 1996, Mr. Durham became Chairman of the Board. From November 1992 to December 1993, Mr. Durham served as the Chief Executive Officer of Trim Healthcare Systems, Inc., a reimbursement consulting services company. From April 1992 to April 1993, Mr. Durham served as Chief Executive Officer of Care Partners, Inc., an accounts receivable processing and funding company co-founded by Mr. Durham. From February 1986 until its acquisition by Ameritech in February 1992, Mr. Durham served as President and Chief Executive Officer of Knowledge Data Systems, Inc., a health care information systems company. Mr. Durham holds a B.S. with honors in Industrial Engineering from the University of Florida and an M.B.A. with an emphasis in Finance from the University of California, Los Angeles and is a Certified Public Accountant.

     John V. Cracchiolo joined the Company in May 1995 as its Executive Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Cracchiolo worked for PSICOR, Inc., a health care services company, serving as its Chief Financial Officer from February 1993 to May 1995, and its corporate Controller from May 1989 to February 1993. Previously, Mr. Cracchiolo worked in various management positions for software, hardware, defense contractor and personnel and professional services organizations within the health care and other industries. Mr. Cracchiolo holds a B.S. in Business Administration from California State University, Long Beach and is a Certified Public Accountant.

     Eugene M. Arnone joined the Company in April 1997 as Executive Vice President and President, Business Office Outsourcing Services Division. From September 1978 to March 1997, Mr. Arnone was the President and co-founder of KA Consulting, a health care consulting company. Mr. Arnone also served, from November 1984 to March 1997, as the President and co-founder of Healthcare Recovery, Inc., a cash flow management company, which was acquired by QuadraMed in April 1997, and served, from November 1985 to March 1997, as the President and co-founder of Medical Claims Processing, a cash flow management company. Mr. Arnone holds an M.B.A. in Finance from New York University and a B.A. in Economics from Catholic University.

     Lemuel C. Stewart, Jr. joined the Company in July 1997 as its Executive Vice President and President, EDI Division. From January 1997 to June 1997, Mr. Stewart was a general manager of the Virginia-based EDI division of National Data Corporation ("NDC"), an information systems and services company for the health care and payment systems markets. From September 1986 to January 1997, Mr. Stewart was the President, Chief Operating Officer and general manager of the EDI division's predecessor, Health Communication Services, Inc. Mr.. Stewart holds a B.S. in Business/Finance from East Tennessee State University and an A.A. in Business from Richard Bland College of William and Mary.

     Frederick Stodolak rejoined the Company in November 1996 as Executive Vice President and President, Value-Added Systems Division. From August 1996 to November 1996, Mr. Stodolak was a consultant to the Company. From January 1996 to August 1996, Mr. Stodolak served as the Company's Chief Operating Officer. From November 1989 until December 1995, Mr. Stodolak was the Chief Executive Officer of Healthcare Design Systems, a division of Kaden Arnone, a privately held health care consulting company, until that division was acquired by the Company in December 1996. Previously, Mr. Stodolak was the director of budgets and reimbursement for a 500-bed teaching hospital in New Jersey for six years. Mr. Stodolak holds a B.S. degree in accounting from Stockton State College and is a Fellow with the Healthcare Financial Management Association (FHFMA Status), of which he has been a member since 1978.

     Suzanne J. Blumenthal joined the Company in January 1994 as Vice President, Sales. From January 1995 to December 1995, Ms. Blumenthal served as Vice President, Business Development and in January 1996 she became Senior Vice President, Business Development. From October 1992 to December 1993, Ms. Blumenthal served as Vice President, Sales for StallarNert, a company specializing in EDI software. From March 1988 to October 1992, Ms. Blumenthal served as Western Regional Director for CSC Healthcare Systems, Inc., a division of Computer Sciences Corporation, which specializes in managed care software. Ms. Blumenthal holds a B.A. in Urban Planning from Washington University and a Master's in Healthcare Administration from George Washington University.

     Keith M. Roberts joined the Company in March 1997 as Vice President and General Counsel. From May 1995 to March 1997, Mr. Roberts was an associate of Brobeck, Phleger & Harrison LLP, a private law firm. From September 1992 to May 1995, Mr. Roberts was an associate of Hale & Dorr, a private law firm. Mr. Roberts holds a J.D. from Stanford Law School and a B.A. in economics and philosophy from the University of Rochester.

     John H. Austin, M.D., has been a director of the Company since April 1995. Dr. Austin has been the President and Chief Executive Officer of Arcadian Health Management, a manager of rural hospitals, since June 1997. From April 1997 to June 1997, Dr. Austin was an independent consultant in the health care industry. From October 1994 to April 1997, Dr. Austin served as President, Professional Services Division for UniHealth, a multi-hospital and medical group health care organization. Prior to joining UniHealth, Dr. Austin was a consultant in the health care industry from June 1992 to October 1994 and served as Executive Vice President, Health Plan of America HMO for St. Joseph Health System from January 1987 to June 1992. Mr. Austin is also a director of Coventry Corp., a nursing home company.

     Albert L. Greene has been a director of the Company since May 1997. Mr. Greene has been the President and Chief Executive Officer of Alta Bates Medical Center, a 527-bed acute care hospital located in Berkeley, California, since 1990. Mr. Greene also has been the President and Chief Executive Officer of Alta Bates Health System, the parent company of Alta Bates Medical Center, since January 1996, and a Senior Vice President of the East Bay Market Service Area of Sutter Health, a health care delivery system and the parent company of Alta Bates Health System, since June 1996. Mr. Greene has served as an executive in hospital administration since 1979, most recently as the President of Sinai Samaritan Medical Center in Milwaukee, Wisconsin from 1988 to 1990. Mr. Greene received a masters of hospital administration at the University of Michigan, and is presently a diplomate of the American College of Healthcare Executives and a member of the American Hospital Association. Mr. Greene is also chair-elect of the California Healthcare Association, a member of the board of directors of Acuson Corporation, a manufacturer and provider of medical diagnostic ultrasound systems, and a member of the board of directors of several other privately held hospitals and hospital associations.

     Kenneth E. Jones has been a director of the Company since May 1997. Mr. Jones has been the Chairman of the Board and Chief Executive Officer of Globe Wireless, a provider of marine communications services, since 1990. Mr. Jones has also held various senior management positions with other companies, including President and Chief Executive Officer of Ditech Corporation, a telecommunications company, President and Chief Executive Officer of Automated Call Processing Corporation, a telecommunications company, President and Chief Executive Officer of ClausenKoch Company, a producer of canned meat products and Vice President and Chief Financial Officer of Hills Bros. Coffee, Inc., a producer of coffee. Mr. Jones holds a B.S. in Chemical Engineering from the University of Nebraska and an M.B.A. from Harvard University.

     Thomas F. McNulty has been a director of the Company since October 1994. Mr. McNulty has served as Senior Vice President, Chief Financial Officer and Treasurer of Henry Ford Health Systems, an integrated delivery system, since 1983. Mr. McNulty is also a director of several privately held companies and charitable organizations.

     Joan P. Neuscheler has been a director of the Company since March 1994. Ms. Neuscheler has been a general partner of Tullis-Dickerson Partners, a venture capital firm, and the Chief Financial Officer of Tullis-Dickerson & Co., Inc., since April 1989. Tullis-Dickerson Partners is the general partner of Tullis-Dickerson Capital Focus, L.P., a stockholder of the Company. Ms. Neuscheler is also a director of American Consolidated Laboratories, Inc., a manufacturer of contact lenses, and several privately held companies.

     Cornelius T. Ryan has been a director of the Company since March 1995. Mr. Ryan has been a general partner of Oxford Partners since 1981 and of OBP Management L.P., and OBP Management (Bermuda) Limited Partnership since 1992. OBP Management L.P. and OBP Management (Bermuda) Limited Partnership are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively, each a stockholder of the Company. Mr. Ryan is also a director of several privately held companies.

COMPOSITION OF BOARD OF DIRECTORS

     The Company's Bylaws set the number of directors at seven. The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III. The term of Class I, currently consisting of John M. Austin, M.D., Albert L. Greene and Kenneth E. Jones, will expire at the annual meeting of stockholders to be held in the year 2000; the term of Class II, currently consisting of Joan P. Neuscheler and Cornelius T. Ryan, will expire at the annual meeting of stockholders to be held in 1998; and the term of Class III, currently consisting of James D. Durham and Thomas F. McNulty, will expire at the annual meeting of stockholders to be held in 1999. The Company's directors are elected by the stockholders at the annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve for a term of three years, subject to the foregoing.

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

     Non-employee directors are reimbursed for their reasonable expenses incurred in connection with attending board meetings. Any non-employee director who first joins the Board after the May 20, 1996 effective date of the Company's 1996 Stock Incentive Plan (the "1996 Plan") is granted an option to purchase 10,000 shares of Common Stock upon joining the Board. In addition, at each annual meeting of stockholders, each non-employee director is awarded an option to purchase an additional 4,000 shares of Common Stock. Such options are immediately exercisable and will have a maximum term of 10 years. However, any unvested shares purchased under such option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service as a director prior to vesting in those shares.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that its directors will not be liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breaches of their fiduciary duty of care except under certain circumstances, including breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or known violation of law, or any transaction from which the director derived an improper personal benefit.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers whereby the Company has agreed, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

AUDIT COMMITTEE

     The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee currently consists of Ms. Neuscheler and Mr. McNulty.

COMPENSATION COMMITTEE

     The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees. In addition, the Compensation Committee administers the 1996 Plan. The Compensation Committee currently consists of Dr. Austin, Ms. Neuscheler and Mr. Ryan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information regarding the compensation earned during the 1996 fiscal year by (i) the Company's Chief Executive Officer, (ii) each of the three other most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 and (iii) one former executive officer of the Company, for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996 and December 31, 1995. Such individuals will be hereafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                     ANNUAL COMPENSATION                 ----------------
                                        ----------------------------------------------      SECURITIES
                                        FISCAL                            OTHER ANNUAL      UNDERLYING
     NAME AND PRINCIPAL POSITION         YEAR     SALARY       BONUS      COMPENSATION   OPTIONS/WARRANTS
--------------------------------------  ------   --------     -------     ------------   ----------------
James D. Durham.......................   1996    $187,425     $    --       $     --          101,600
  Chairman of the Board,                 1995     178,003          --             --          388,574(1)
  President and Chief Executive
  Officer
Robert Burrows........................   1996     127,500(2)       --         18,229(3)       130,000(4)
  Former President and Chief             1995          --          --             --               --
  Operating Officer
John V. Cracchiolo....................   1996     133,333(5)   52,000             --               --
  Executive Vice President,              1995      73,149(6)       --         14,000(3)        70,000
  Chief Financial Officer and
  Secretary
Frederick Stodolak....................   1996     118,141(7)       --        134,198(8)            --
  Executive Vice President               1995          --          --             --           24,000
  and President, Value-Added
  Systems Division
Suzanne J. Blumenthal.................   1996     110,000      32,646(9)          --               --
  Senior Vice President,                 1995      85,000      28,505(10)         --           20,400
  Business Development

---------------

 (1) Includes a warrant to purchase 254,000 shares which was originally issued in September 1995. In September 1996, this warrant was combined with the warrant to purchase 101,600 shares which was originally issued in June 1996. Also includes a warrant to purchase 134,574 shares.

 (2) Represents salary paid from March 1996 through December 1996. Mr. Burrows resigned from the Company effective January 1997.

 (3) Represents reimbursement for moving expenses.

 (4) Upon Mr. Burrows' resignation from the Company in January 1997, all of these options were cancelled.

 (5) Effective November 1996, Mr. Cracchiolo's annual salary was increased from $130,000 to $150,000 by the Board of Directors.

 (6) Represents salary paid from May 1995 through December 1995.

 (7) Represents salary paid through June 15, 1996 and from November 19, 1996 through December 31, 1996. Mr. Stodolak's annual salary for 1996 was $175,000. In addition, for the period of September 1, 1996 through November 18, 1996, Mr. Stodolak was a consultant with the Company and received a $20,000 retainer fee.

 (8) For the period June 16, 1996 through August 31, 1996, Mr. Stodolak received 35,786 shares of Common Stock, at $3.75 per share, in lieu of receiving cash salary. The fair market value of the Common Stock was $7.50 per share. The aggregate value of the difference between the fair market value and the purchase price of the shares was $134,198.

 (9) Includes $12,646 for commissions earned and paid.

(10) Represents commissions earned and paid.

STOCK OPTIONS

     The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 1996 fiscal year. No stock appreciation rights ("SARs") were granted during the 1996 fiscal year to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS
                                         ------------------------------                POTENTIAL REALIZABLE VALUE
                           NUMBER OF       PERCENT OF                                   AT ASSUMED ANNUAL RATES
                           SECURITIES         TOTAL                                   OF STOCK PRICE APPRECIATION
                           UNDERLYING    OPTIONS GRANTED   EXERCISE OR                   FOR OPTION TERM(2)
                            OPTIONS      TO EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
          NAME              GRANTED        FISCAL 1996     PER SHARE(1)      DATE         5%          10%
-------------------------  ---------     ---------------   ------------   ----------   --------     --------
James D. Durham..........   101,600(3)         29.1%          $ 3.75        06/26/01   $105,263     $232,604
Robert Burrows...........   130,000(4)         37.3             7.50        04/11/01    269,375      595,247

---------------

(1) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless purchase procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(2) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(3) In June 1996, the Company issued a warrant to Mr. Durham to purchase up to 101,600 shares of Common Stock at an exercise price of $3.75 per share. In September 1996, this warrant was combined with another warrant held by Mr. Durham to purchase up to 254,000 shares of Common Stock at an exercise price of $3.75 per share. The warrant is currently exercisable for an aggregate of 284,480 shares. Provided Mr. Durham continues to perform services for the Company as an employee, consultant or director through September 26, 2000, the warrant will at that time become exercisable in full and will remain exercisable until June 26, 2001 when it will expire. The warrant will become exercisable in full prior to September 26, 2000 upon the occurrence of certain events.

(4) These options were granted under the Company's 1994 Stock Plan. Upon Mr. Burrow's resignation from the Company in January 1997, all of these options were cancelled.

OPTION EXERCISES AND YEAR-END VALUES

     No options were exercised by the Named Executive Officers and no SARs were outstanding during the 1996 fiscal year. The following table sets forth certain information with respect to the Named Executive Officers concerning shares of the Company's Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1996 fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                               OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END(1)
                                              -----------------------------     ---------------------------
                    NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------------------------------  -----------     -------------     -----------   -------------
James D. Durham.............................    139,887(2)       355,600(3)     $ 1,078,599    $ 2,755,900
Robert Burrows(4)...........................         --               --                 --             --
John V. Cracchiolo..........................     70,000               --            542,500             --
Frederick Stodolak..........................     24,000               --            186,000             --
Suzanne J. Blumenthal.......................     36,400               --            282,100             --

---------------

(1) Calculated by determining the difference between the fair market value of the Company's Common Stock as of December 31, 1996 and the exercise price of the option.

(2) Includes 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon Resources Corporation and 5,313 shares of Common Stock issuable upon exercise of a warrant held by Wentorf International Corporation. See "Principal and Selling Stockholders."

(3) Represents 355,600 shares of Common Stock issuable upon exercise of a warrant held by Mr. Durham.

(4) At fiscal year-end, Mr. Burrows held 130,000 options with a value of $422,500. Upon Mr. Burrows' resignation from the Company in January 1997, all of these options were cancelled. As of such date, none of these options had vested.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

     In April 1995, the Company entered into a letter agreement with John V. Cracchiolo, the Company's Chief Financial Officer. Pursuant to the letter agreement, Mr. Cracchiolo is to receive a base salary of $150,000 for the 1997 calendar year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also includes (i) a severance provision pursuant to which Mr. Cracchiolo, if terminated without cause, will receive four months' salary, and (ii) a provision entitling Mr. Cracchiolo to an option to purchase 40,000 shares of Common Stock at an exercise price of $3.75 per share. The Company is currently negotiating a new employment agreement with Mr. Cracchiolo.

     In December 1996, the Company entered into an employment agreement with Frederick Stodolak, the Company's Executive Vice President and President, Value-Added Systems Division. Pursuant to the terms of the agreement, Mr. Stodolak is to receive a base salary of $175,000 per year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The agreement also contains a severance provision pursuant to which Mr. Stodolak will receive $175,000 if Mr. Stodolak terminates his employment with cause (as defined in the agreement) or if Mr. Stodolak is terminated by the Company (i) without cause or (ii) because he has become disabled. The agreement terminates in December 1998 unless extended by mutual agreement of the parties.

     In January 1997, the Company entered into a letter agreement with James D. Durham, the Company's President and Chief Executive Officer. Pursuant to the letter agreement, Mr. Durham is to receive a base salary of $225,000 for the 1997 calendar year. In addition, Mr. Durham (i) is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award, based upon the recommendation of the Board's Compensation Committee and (ii) will receive a car allowance of approximately $500 per month during the term of his employment. The letter agreement also contains the following severance provisions: (i) if Mr. Durham dies, his estate will receive a special termination payment equal to one month's salary and (ii) if Mr. Durham is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Durham will receive an aggregate amount equal to the sum of his average annual rate of base salary for the two immediately preceding calendar years and will also continue to receive for a period of 12 months (24 months if Mr. Durham's termination is effected in connection with a Change in Control, as defined in the letter agreement) his life, health and disability and other benefits. The letter agreement terminates on December 31, 1998, but will automatically renew for a term of one year on such date and each succeeding anniversary of such date, unless the Company provides written notice to Mr. Durham, not later than three months prior to such anniversary date, that it will not extend the term of the letter agreement.

     In March 1997, the Company entered into a letter agreement with Keith M. Roberts, the Company's Vice President and General Counsel. Pursuant to the letter agreement, Mr. Roberts is to receive a base salary of $125,000 for the 1997 calendar year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also includes (i) a provision entitling Mr. Roberts to an option to purchase 85,000 shares of Common Stock at an exercise price of $9.625 per share, and (ii) a severance provision pursuant to which Mr. Roberts, if terminated without cause or in connection with a change in control of the Company, will receive six months' salary and his option to purchase 85,000 shares of Common Stock will vest immediately.

     In April 1997, the Company entered into a letter agreement with Eugene M. Arnone, the Company's Executive Vice President and President, Business Offices Outsourcing Services Division. Pursuant to the letter agreement, Mr. Arnone is to receive a base salary of $175,000 for the 1997 calendar year, subject to annual adjustments at the discretion of the Board of Directors, and is eligible for such annual bonuses as the Board of Directors in its discretion shall award. The letter agreement also includes a severance provision pursuant to which Mr. Arnone will receive, if terminated for a reason other than for cause (as defined in the letter agreement), the amount of compensation he would have received during the remainder of the then applicable term of the letter agreement. If Mr. Arnone enters into any employment, consulting or similar arrangement with a third party, such severance payments by the Company shall terminate. The letter agreement terminates in April 1999, but automatically renews for successive one-year terms unless notice of termination is delivered by either party at least 90 days in advance of the then current term.

     In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the Company's 1994 Stock Plan (the predecessor equity incentive program to the 1996 Plan) or the 1996 Plan will automatically accelerate in full, except to the extent such options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee currently consists of Dr. Austin, Ms. Neuscheler and Mr. Ryan. No member of such Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year.

                              CERTAIN TRANSACTIONS

     In September 1997, the Company entered into an agreement with Sedona Healthcare Group ("Sedona") for a business office outsourcing services engagement. Under the terms of the agreement, the Company will receive (i) $25,000 per month, (ii) a per claim fee for claims processed and (iii) additional compensation if the Company meets certain performance-based targets. Cornelius T. Ryan, a director of the Company, is a director of Sedona. In addition, Mr. Ryan is a general partner of OBP Management L.P. and OBP Management (Bermuda) Limited Partnership (collectively, "Oxford"). Oxford, a stockholder of the Company, is also a stockholder of Sedona. The foregoing transaction was negotiated on an arms length basis and the Company believes the terms are no less favorable to the Company than could be obtained from disinterested third parties. See "Management" and "Principal and Selling Stockholders."

     In August 1997, the Company entered into a Settlement Agreement and Mutual General Release in the matter of THCS Holding, Inc. et al. v. Innovative Financial Strategies, Inc. et al. Pursuant to the terms of the settlement agreement, certain stockholders of the Company transferred an aggregate of 147,500 shares of the Company's Common Stock and an aggregate of $329,105 to certain of the cross-complainants in this action, and the Company transferred an aggregate of $170,895 to certain of the cross-complainants in this action. James
D. Durham, the Company's Chairman and Chief Executive Officer, was a party to the settlement agreement and was released from all claims arising out of the factual allegations contained in the cross-complaint in this action. Certain of the entities affiliated with The CW Group, stockholders of the Company, also were parties to the settlement agreement. See "Principal and Selling Stockholders."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 12, 1997 by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, (iv) all executive officers and directors of the Company as a group and (v) each Selling Stockholder.

                                           SHARES BENEFICIALLY
                                                  OWNED                               SHARES BENEFICIALLY
                                            PRIOR TO OFFERING                                OWNED
                                                   (1)                                  AFTER OFFERING
                                           -------------------     NUMBER OF SHARES   -------------------
        NAME OF BENEFICIAL OWNERS           NUMBER     PERCENT      BEING OFFERED      NUMBER     PERCENT
-----------------------------------------  ---------   -------     ----------------   ---------   -------
Wells Fargo Bank, N.A.(2)................    612,500      9.4%               --         612,500      6.7%
  420 Montgomery Street
  San Francisco, CA 94163
Tullis-Dickerson Capital Focus L.P.(3)...    619,098      9.2                --         619,098      6.6
  One Greenwich Plaza
  Greenwich, CT 06830
Entities Affiliated with The CW
  Group(4)...............................    555,786      8.2                --         555,786      5.9
  1041 Third Avenue, 2nd Floor
  New York, NY 10021
Entities Affiliated with Oxford
  Bioscience Partners(5).................    391,915      5.9                --         391,915      4.2
  315 Post Road West
  Westport, CT 06880
James D. Durham(6).......................    711,199     10.3           150,000         561,199      6.0
Robert Burrows(7)........................         --        *                --              --     *
John V. Cracchiolo(8)....................     70,575      1.1            25,000          45,575     *
Suzanne J. Blumenthal(9).................     37,416        *                --          37,416     *
Frederick Stodolak(10)...................     60,536        *                --          60,536     *
John H. Austin, M.D.(11).................     22,666        *                --          22,666     *
Albert L. Greene(12).....................     10,000        *                --          10,000     *
Kenneth E. Jones(12).....................     10,000        *                --          10,000     *
Thomas F. McNulty(13)....................     36,666        *            10,000          26,666     *
Joan P. Neuscheler(14)...................    634,060      9.4                --         634,060      6.8
Cornelius T. Ryan(15)....................    405,915      6.1                --         405,915      4.4
All executive officers and directors as a
  group (14 persons)(16).................  2,166,721     28.7           185,000       1,981,721     19.9
R. Kirby Godsey(17)......................     83,301      1.3            40,000          43,301     *
Emily P. Myers(17).......................     63,107      1.0            31,000          32,107     *
Kevin H. Arner(17)(18)...................     62,585        *            25,243          37,342     *
Sirrom Investments, Inc.(17).............     28,555        *            14,278          14,277     *
Clinton N. Parker(17)....................     17,670        *             7,950           9,720     *
Bobby Pope(17)...........................     10,097        *             5,000           5,097     *
Donald Midkiff(17).......................      5,048        *             2,524           2,524     *

---------------

 * Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such options. but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Based upon a Schedule 13G filed on or about February 14, 1997. Wells Fargo Bank, N.A. has sole voting power with respect to 612,500 shares of Common Stock and shared investment power with respect to 598,500 of such shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

 (3) Includes 249,270 shares of Common Stock issuable upon exercise of certain warrants issued to Tullis-Dickerson Capital Focus L.P. Tullis-Dickerson Partners is the general partner of Tullis-Dickerson Capital Focus L.P., and as such may be deemed to have voting and investment power with respect to the shares held by Tullis-Dickerson Capital Focus L.P. The general partners of Tullis-Dickerson Partners are Joan P. Neuscheler, a director of the Company, James L.L. Tullis and Thomas P. Dickerson. Each of such general partners disclaim beneficial ownership of the shares held by Tullis-Dickerson Capital Focus L.P. except to the extent of each of their pecuniary interest in Tullis-Dickerson Partners.

 (4) Includes 64,614 shares of Common Stock owned by CW Ventures; 24,627 shares of Common Stock owned by CW R&D II (Financial) L.P.; 175,242 shares of Common Stock owned by CW Ventures II, L.P.; 14,913 shares of Common Stock owned by CW Partners III, L.P.; 10,632 shares of Common Stock owned by CW R&D II, L.P.; 15,159 shares of Common Stock owned by Overseas Medical Ventures, IL; and 250,599 shares of Common Stock issuable upon exercise of certain warrants issued to CW Ventures II, L.P. CW Partners, CW Partners II, L.P. and CW Partners III, L.P. are the general partners of CW Ventures, CW R&D II (Financial) L.P. and CW Ventures II, L.P., respectively, and as such may be deemed to have voting and investment power with respect to the shares held by such funds. Voting and investment decisions with respect to Overseas Medical Ventures, IL are made by CW Group, Inc. The general partners of CW Partners, CW Partners II, L.P. and CW Partners III, L.P., and the stockholders of CW Group, Inc., are Walter Channing, Charles M. Hartman and Barry Weinberg. Each of such general partners disclaim beneficial ownership of the shares held by such funds except to the extent of each of their pecuniary interest in such funds.

 (5) Includes 214,578 shares of Common Stock owned by Oxford Bioscience Partners L.P.; 59,831 shares of Common Stock owned by Oxford Bioscience Partners (Bermuda) Limited Partnership; 91,655 shares of Common Stock issuable upon exercise of a warrant issued to Oxford Bioscience Partners L.P.; and 25,851 shares of Common Stock issuable upon exercise of a warrant issued to Oxford Bioscience Partners (Bermuda) Limited Partnership. OBP Management L.P. and OBP Management (Bermuda) Limited Partnership are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively, and as such may be deemed to have voting and investment power with respect to the shares held by such funds. The general partners of OBP Management L.P. are Cornelius T. Ryan, a director of the Company, Alan G. Walton, Ph.D. and Edmund M. Olivier. The general partners of OBP Management (Bermuda) Limited Partnership are OBP Management Bermuda Ltd. and Messrs. Ryan, Walton & Olivier. Each of such general partners disclaim beneficial ownership of the shares held by Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership except to the extent of each of their pecuniary interest in OBP Management L.P. and OBP Management (Bermuda) Limited Partnership, respectively.

 (6) Includes 282,965 shares of Common Stock owned by Trigon Resources Corporation ("Trigon"), a corporation owned by Mr. Durham and his two children, 3,867 shares held in Mr. Durham's individual retirement account, 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon, 5,313 shares of Common Stock issuable upon exercise of a warrant held by Wentorf International Corporation ("Wentorf"), a corporation owned by Mr. Durham and 284,480 shares issuable upon exercise of a warrant held by Mr. Durham. Does not include 71,120 shares issuable upon exercise of a warrant held by Mr. Durham. Mr. Durham's address is 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, CA 94939. Of the 150,000 shares shown in this table as being offered by Mr. Durham, 3,867 shares will be offered by Mr. Durham's individual retirement account,

     134,574 shares will be offered by Trigon upon the exercise in full of the warrant held by Trigon, 5,313 shares will be offered by Wentorf upon the exercise in full of the warrant held by Wentorf, and 6,246 shares will be offered by Mr. Durham upon the partial exercise of the warrant held by Mr. Durham.

 (7) Mr. Burrows resigned from the Company effective January 1997. Upon his resignation, his options to purchase 130,000 shares of Common Stock terminated. None of the options had vested prior to the termination of the options.

 (8) Includes 70,000 shares issuable upon exercise of options, 33,750 of which shares will be vested as of 60 days from September 12, 1997. The 25,000 shares shown in this table as being offered by Mr. Cracchiolo will be offered upon the exercise of options to purchase 25,000 shares.

 (9) Includes 36,400 shares issuable upon exercise of options, 23,349 of which shares will be vested as of 60 days from September 12, 1997.

(10) Includes 24,000 shares issuable upon exercise of options, 11,000 of which shares will be vested as of 60 days from September 12, 1997.

(11) Includes 22,666 shares issuable upon exercise of options, 10,777 of which shares will be vested as of 60 days from September 12, 1997.

(12) Includes 10,000 shares issuable upon exercise of options, none of which shares will be vested as of 60 days from September 12, 1997.

(13) Includes 36,666 shares issuable upon exercise of options, 34,332 of which shares will be vested as of 60 days from September 12, 1997. The 10,000 shares shown in this table as being offered by Mr. McNulty will be offered upon the exercise of options to purchase 10,000 shares.

(14) Includes 369,828 shares of Common Stock owned by, and 249,270 shares of Common Stock issuable upon exercise of certain warrants issued to, Tullis-Dickerson Capital Focus, L.P. Also includes 14,000 shares issuable upon exercise of options held by Ms. Neuscheler, 5,277 of which shares will be vested as of 60 days from September 12, 1997. Ms. Neuscheler, a director of the Company, is a general partner of Tullis-Dickerson Partners, which is the general partner of Tullis-Dickerson Capital Focus, L.P. Ms. Neuscheler disclaims beneficial ownership in the shares held by Tullis-Dickerson Capital Focus, L.P., except to the extent of her pecuniary interest arising from her general partnership interest in Tullis-Dickerson Partners. Also includes 231 shares held in trust for the benefit of Susannah Dickerson and 231 shares held in trust for the benefit of Caroline Dickerson. Ms. Neuscheler disclaims beneficial ownership in such shares. Ms. Neuscheler's address is One Greenwich Plaza, Greenwich, CT 06830.

(15) Includes 214,578 shares of Common Stock owned by Oxford Bioscience Partners L.P.; 59,831 shares of Common Stock owned by Oxford Bioscience Partners (Bermuda) Limited Partnership; 91,655 shares of Common Stock issuable upon exercise of a warrant issued to Oxford Bioscience Partners L.P.; and 25,851 shares of Common Stock issuable upon exercise of a warrant issued to Oxford Bioscience Partners (Bermuda) Limited Partnership. Also includes 14,000 shares issuable upon exercise of options held by Mr. Ryan, 5,277 of which shares will be vested as of 60 days from September 12, 1997. Mr. Ryan, a director of the Company, is a general partner of OBP Management L.P. and OBP Management (Bermuda) Limited Partnership, which are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively. Mr. Ryan disclaims beneficial ownership in the shares held by Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, except to the extent of his pecuniary interest arising from his general partnership interests in OBP Management L.P. and OBP Management (Bermuda) L.P., respectively. Mr. Ryan's address is 315 Post Road West, Westport, CT 06880.

(16) Includes 791,143 shares issuable upon exercise of certain warrants. Also includes 237,732 shares issuable upon exercise of options, 123,762 of which shares will be vested as of 60 days from September 12, 1997. Does not include 71,120 shares issuable upon exercise of a warrant held by Mr. Durham. See footnotes 6, 8 and 13 for a description of the shares to be sold by executive officers and directors in the Offering.

(17) These selling stockholders were stockholders of InterMed Healthcare Systems, Inc., which was acquired by the Company in December 1996.

(18) Includes 12,100 shares issuable upon exercise of options, all of which shares will be vested as of 60 days from September 12, 1997. From December 1996 to June 1997, Mr. Arner was the Company's Executive Vice President and President, EDI Division.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. After giving effect to the Offering and the exercise of options and warrants to purchase shares of Common Stock by certain Selling Stockholders in connection with the Offering, there will be 9,113,544 shares of Common Stock outstanding. No shares of the Company's Preferred Stock will be outstanding upon the completion of the Offering.

COMMON STOCK

     As of August 31, 1997, there were 6,243,406 shares of Common Stock outstanding, held of record by 62 stockholders. Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be when issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock in one or more series and to designate the rights, preferences, limitations, restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors may also designate dividend rights and preferences in liquidation. It is not possible to state the effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of such a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock or impairing the liquidation rights of such shares without further action by holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management, which could thereby depress the market price of the Company's Common Stock.

WARRANTS

     As of August 31, 1997, the Company had outstanding warrants to purchase an aggregate of 1,363,389 shares of Common Stock at a weighted average purchase price of $3.80 per share, excluding 146,133 shares issuable upon the exercise of warrants by James D. Durham in connection with the Offering. Other than the warrant to purchase an aggregate of 355,600 shares of Common Stock issued to Mr. Durham, which is currently exercisable for 284,480 shares and will vest in full prior to September 26, 2000 only upon the occurrence of certain events, the warrants are immediately exercisable for all of the warrant shares.

ANTI-TAKEOVER PROVISIONS

  Delaware Law

     Section 203 of the Delaware General Corporation Law ("DGCL") ("Section 203") is applicable to corporate takeovers of Delaware corporations. Subject to certain expectations set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consumma-tion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's Certificate of Incorporation and the Bylaws do not exclude the Company from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and which could deprive the stockholders of opportunities to realize a premium on their Common Stock.

  Charter and Bylaw Provisions

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Certificate of Incorporation and the Bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of director in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board, and such removal requires the affirmative vote of two-thirds of the outstanding voting stock. The Company's Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting, and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, a majority of the Board or by the holders of at least 10% of the voting securities of the Company.

     The Company's Certificate of Incorporation provides that, in addition to the requirements of the DGCL, any "Business Combination" (as defined in the Certificate of Incorporation) requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors (excluding certain directors affiliated with persons interested in the Business Combination) approve the proposed transaction.

     A "Business Combination," as defined in the Company's Certificate of Incorporation, includes (i) a merger or consolidation of the Company or any of its subsidiaries with an "Interested Stockholder" (as defined in the Certificate of Incorporation) or any other corporation which is, or after such transaction would be, an "Affiliate" or "Associate" (as such terms are defined in the Securities Exchange Act of 1934) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute five percent or more of the total assets of the Company; (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute five percent or more of the total assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

     The Company's Certificate of Incorporation defines an "Interested Stockholder" as (i) an individual, corporation or other entity (a "person") which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 15% or more of the outstanding voting securities of the Company; (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 15% or more of the outstanding voting securities of the Company; or (iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a "beneficial owner" of any stock of the Company
(a) which such person or any of its Affiliates and Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

     The foregoing provisions of the Certificate of Incorporation and Bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of the Company's then outstanding voting stock.

REGISTRATION RIGHTS

     In the event the Company proposes to register any of its securities under the Securities Act, for its own account or otherwise at any time, certain stockholders and warrantholders of the Company, including certain directors of the Company, collectively holding an aggregate of approximately 1,947,402 shares of Common Stock and warrants exercisable for Common Stock (the "Registrable Shares") following the consummation of the Offering, or certain of their permitted transferees, will remain entitled to notice of such registration and to include shares of such Common Stock therein, subject to certain conditions and limitations. In addition, the holders of an aggregate of 200,000 of 1,782,318 of the Registrable Shares (the "Original Registrable Shares") will continue to have the right following the consummation of the Offering, subject to certain conditions and limitations, to require the Company on up to two occasions, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Original Registrable Shares for sale to the public under the Securities Act. The Company is obligated to pay all the expenses (other than underwriting discounts) for each of such registrations. In addition, the holders of the Original Registrable Shares will continue to have the right following the consummation of the Offering to require the Company to register all or part of their shares on Form S-3, or any similar form, if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Company is obligated to pay all the expenses (other than underwriting discounts) for such S-3 registrations.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the Common Stock is The First National Bank of Boston.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell an aggregate of 3,000,000 shares of Common Stock to the Underwriters named below (the "Underwriters"), for whom Jefferies & Company, Inc., Oppenheimer & Co., Inc., Piper Jaffray Inc. and Pacific Growth Equities, Inc. are acting as representatives ("Representatives"), and the Underwriters have severally agreed to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names in the table below at the price set forth on the cover page of this Prospectus.

                                                                              NUMBER
                                   UNDERWRITER                              OF SHARES
        ------------------------------------------------------------------  ----------
        Jefferies & Company, Inc. ........................................
        Oppenheimer & Co., Inc. ..........................................
        Piper Jaffray Inc. ...............................................
        Pacific Growth Equities, Inc. ....................................

                                                                             ---------
                  Total...................................................   3,000,000
                                                                             =========

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase shares of Common Stock is subject to certain conditions. The Underwriters are committed to purchase all of the shares of Common Stock (other than those covered by the overallotment option described below), if any are purchased.

     The Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and
to certain dealers at such price less a concession not in excess of $       per
share. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $       per share to certain other dealers. After the Offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has also granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price, less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated above in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering overallotments, if any, made in connection with the sale of the shares of Common Stock.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed with the Underwriters not to offer, issue or sell any shares of Common Stock or securities exercisable for or convertible into shares of Common Stock ("Securities") for a period of 90 days from the date of the Prospectus, subject to certain limited exceptions, without the prior written consent of Jefferies & Company, Inc.

     The executive officers, directors and certain stockholders of the Company, owning an aggregate of 1,179,388 shares of Common Stock after the Offering (or 12.9% of the then outstanding Common Stock), have agreed with the Underwriters not to sell or otherwise dispose of any of their Securities for a period of 90 days from the date of this Prospectus, without the prior written consent of Jefferies & Company, Inc.

     The Company has been advised by the Representatives that the Representatives presently intend to make a market in the Common Stock offered hereby; however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time without notice.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     On December 6, 1996, Jefferies & Company, Inc. ("Jefferies") and the Company entered into an agreement (the "Financial Advisor Agreement") pursuant to which Jefferies acts as a financial advisor to the Company in connection with certain acquisitions. Pursuant to the Financial Advisor Agreement, the Company has paid Jefferies an aggregate of $150,000 to date in exchange for services rendered thereunder and the Company may be obligated to pay Jefferies additional customary compensation in connection with certain future acquisitions, if any.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco and Palo Alto, California.

                                    EXPERTS

     The audited consolidated financial statements and schedules of the Company included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited combined financial statements of The Synergy Companies included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said Firm as experts in giving said reports.

     The audited financial statements of Healthcare Revenue Management, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Smith & Company, certified public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said Firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Registration State-ment, including exhibits thereto, and such reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of the Company being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as amended;

          (3) the Company's Proxy Statement, dated April 28, 1997;

          (4) the Company's Current Report on Form 8-K, dated January 9, 1997;
     and

          (5) the Company's Current Report on Form 8-K, dated May 9, 1997, as amended.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference) are available from the company without charge upon request. Requests for documents should be directed to 80 East Sir Francis Drake Blvd., Ste. 2A, Larkspur, California 94939,
Attention: John Cracchiolo (telephone number: (415) 461-7725).

                             QUADRAMED CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
QUADRAMED CORPORATION:
  Report of Independent Public Accountants............................................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
     (unaudited)......................................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995
     and 1996 and for the six months ended June 30, 1996 and 1997 (unaudited).........   F-4
  Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997
     (unaudited)......................................................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
     and 1996 and for the six months ended June 30, 1996 and 1997 (unaudited).........   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
THE SYNERGY COMPANIES:
  Report of Independent Public Accountants............................................  F-19
  Combined Balance Sheet for the year ended December 31, 1996.........................  F-20
  Combined Statement of Operations and Accumulated Deficit for the year ended December
     31, 1996.........................................................................  F-21
  Combined Statement of Cash Flows for the year ended December 31, 1996...............  F-22
  Notes to Combined Financial Statements..............................................  F-23
HEALTHCARE REVENUE MANAGEMENT, INC.:
  Report of Certified Public Accountants..............................................  F-28
  Balance Sheets as of December 31, 1994, 1995 and 1996...............................  F-29
  Statements of Operations for the years ended December 31, 1996, 1995 and 1994.......  F-30
  Statements of Changes in Stockholders' Equity for the years ended December 31, 1993,
     1994, 1995, and 1996.............................................................  F-31
  Statements of Cash Flows for the year ended December 31, 1996, 1995 and 1994........  F-32
  Notes to Financial Statements.......................................................  F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To QuadraMed Corporation:

     We have audited the accompanying consolidated balance sheets of QuadraMed Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, statements of changes in stockholders' equity (deficit) and cash flows each of the three years in the period ended December 31, 1996. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QuadraMed Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
San Jose, California
March 5, 1997 (except with
respect to the second paragraph
of Note 11, as to which
the date is July 15, 1997)

                             QUADRAMED CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                           --------------------------     JUNE 30,
                                                               1995            1996         1997
                                                           -------------     --------     --------
                                                            (RESTATED)                    (UNAUDITED)
                                                           (SEE NOTE 10)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................      $     266       $ 18,486     $  8,537
  Restricted cash......................................            163             30           33
  Accounts receivable, net of allowance for
     uncollectible accounts of $229, $239, and $294
     respectively......................................          2,426          4,040        7,556
  Prepaid expenses and other...........................            261            328          575
                                                              --------       --------     --------
          Total current assets.........................          3,116         22,884       16,701
                                                              --------       --------     --------
EQUIPMENT, at cost:
  Equipment............................................          2,265          3,528        5,289
  Less -- Accumulated depreciation.....................           (787)        (1,533)      (2,055)
                                                              --------       --------     --------
     Equipment, net....................................          1,478          1,995        3,234
LONG-TERM INVESTMENT...................................             --             --        2,500
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net............            520            950        1,121
ACQUIRED SOFTWARE, net of accumulated amortization of
  $0, $323, and $485 respectively......................          1,940          1,617        1,455
GOODWILL, net of accumulated amortization of $225,
  $568, and $789, respectively.........................          2,349          2,038        6,655
OTHER..................................................            130             85          210
                                                              --------       --------     --------
                                                             $   9,533       $ 29,569     $ 31,876
                                                              ========       ========     ========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of capital lease obligations......      $     155       $     79     $     58
  Accounts payable.....................................          1,169          1,523          665
  Accrued liabilities..................................          1,869          1,410        1,648
  Amount payable related to acquisition of Healthcare
     Design Systems....................................          4,250             --           --
  Deferred revenue.....................................          2,045          1,515        1,226
                                                              --------       --------     --------
          Total current liabilities....................          9,488          4,527        3,597
AMOUNT PAYABLE RELATED TO ACQUISITION OF HEALTHCARE
  DESIGN SYSTEMS, less current portion.................          4,500             --           --
LOANS PAYABLE..........................................          1,125             --           --
CAPITAL LEASE OBLIGATIONS, less current portion........            237            149          366
                                                              --------       --------     --------
          Total liabilities............................         15,350          4,676        3,963
                                                              --------       --------     --------
CONTINGENCIES (Note 11)                                             --             --           --
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $0.01 par, 5,000 shares authorized,
     1,804, 0, and 0 shares issued and outstanding,
     respectively......................................             18             --           --
  Common stock, $0.01 par, 20,000 shares authorized,
     626, 6,011, and 6,213 shares issued and
     outstanding, respectively.........................              6             57           60
  Additional paid-in capital...........................          9,384         40,244       41,872
  Deferred compensation................................             --           (336)        (291)
  Accumulated deficit..................................        (15,225)       (15,072)     (13,728)
                                                              --------       --------     --------
          Total stockholders' equity (deficit).........         (5,817)        24,893       27,913
                                                              --------       --------     --------
                                                             $   9,533       $ 29,569     $ 31,876
                                                              ========       ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             QUADRAMED CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FOR THE YEARS ENDED                 FOR THE SIX MONTHS
                                                   DECEMBER 31,                       ENDED JUNE 30,
                                    -------------------------------------------     -------------------
                                        1994              1995           1996        1996        1997
                                    -------------     -------------     -------     -------     -------
                                     (RESTATED)        (RESTATED)                       (UNAUDITED)
                                    (SEE NOTE 10)     (SEE NOTE 10)
REVENUES:
  Licenses........................     $ 1,437           $ 4,420        $16,223     $ 7,809     $ 8,477
  Services........................       4,665             3,183          2,865       1,640       4,259
                                       -------           -------        -------     -------     -------
          Total revenues..........       6,102             7,603         19,088       9,449      12,736
                                       -------           -------        -------     -------     -------
OPERATING EXPENSES:
  Cost of licenses................       2,557             2,676          7,294       3,711       3,293
  Cost of services................       3,476             3,657          2,683       1,422       2,404
  General and administration......       2,039             2,439          3,221       1,477       1,792
  Sales and marketing.............       1,874             1,225          2,434       1,293       1,769
  Research and development........         767               653          2,499       1,263       1,411
  Amortization of goodwill........         169                50            460         219         362
  Write-off of acquired research
     and development in process...          --             6,240             --          --          --
  Non-recurring start-up
     charges......................          --                --             --          --         694
                                       -------           -------        -------     -------     -------
          Total operating
            expenses..............      10,882            16,940         18,591       9,385      11,725
                                       -------           -------        -------     -------     -------
INCOME (LOSS) FROM OPERATIONS.....      (4,780)           (9,337)           497          64       1,011
                                       -------           -------        -------     -------     -------
OTHER INCOME (EXPENSE):
  Interest income.................          --                66            214          --         388
  Interest expense................         (85)             (176)          (543)       (284)         --
  Other income (expense), net.....          --                13            (15)        (24)         (5)
                                       -------           -------        -------     -------     -------
          Total other income
            (expense).............         (85)              (97)          (344)       (308)        383
                                       -------           -------        -------     -------     -------
PROVISION FOR INCOME TAXES........          --                --             --          --          50
                                       -------           -------        -------     -------     -------
NET INCOME (LOSS).................     $(4,865)          $(9,434)       $   153     $  (244)    $ 1,344
                                       =======           =======        =======     =======     =======
PRO FORMA NET LOSS PER SHARE......                       $ (2.13)       $    --     $    --     $    --
                                                         =======        =======     =======     =======
PRO FORMA WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES....                         4,435             --          --          --
                                                         =======        =======     =======     =======
NET INCOME PER SHARE..............                       $    --        $  0.03     $ (0.05)    $  0.19
                                                         =======        =======     =======     =======
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES...............                            --          5,089       4,747       7,250
                                                         =======        =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             QUADRAMED CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY(DEFICIT)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    SERIES A           SERIES B
                                  CONVERTIBLE        CONVERTIBLE
                                PREFERRED STOCK    PREFERRED STOCK            COMMON STOCK             ADDITIONAL
                                ----------------   ----------------   -----------------------------      PAID IN        DEFERRED
                                SHARES   AMOUNTS   SHARES   AMOUNTS      SHARES          AMOUNTS         CAPITAL      COMPENSATION
                                ------   -------   ------   -------   -------------   -------------   -------------   ------------
                                                                       (RESTATED)      (RESTATED)      (RESTATED)
                                                                      (SEE NOTE 10)   (SEE NOTE 10)   (SEE NOTE 10)
BALANCE, DECEMBER 31, 1993....      --     $--         --    $  --           314           $ 3           $   248         $   --
Issuance of Series A preferred
  stock at $4.79 per share,
  net of issuance costs.......     480       5         --       --            --            --             2,236             --
Conversion of notes payable to
  related parties to Series A
  preferred stock at $4.79 per
  share.......................     342       3         --       --            --            --             1,637             --
Conversion of notes payable to
  related parties to common
  stock.......................      --      --         --       --           330             3               197             --
Conversion of common stock at
  $2.50 per share to Series A
  preferred stock at $4.79 per
  share.......................      13      --         --       --           (23)           --                --             --
Net loss......................      --      --         --       --            --            --                --             --
                                ------     ---     ------     ----         -----           ---           -------          -----
BALANCE, DECEMBER 31, 1994....     835       8         --       --           621             6             4,318             --
Issuance of warrant to
  purchase common stock.......      --      --         --       --            --            --                57             --
Issuance of common stock at
  $2.50 per share.............      --      --         --       --             5            --                12             --
Conversion of notes payable to
  related parties to Series A
  preferred stock at $4.79 per
  share.......................      77       1         --       --            --            --               367             --
Conversion of notes payable to
  related parties to Series B
  preferred stock at $5.25 per
  share, net of issuance
  costs.......................      --      --        892        9            --            --             4,630             --
Net loss......................      --      --         --       --            --            --                --             --
                                ------     ---     ------     ----         -----           ---           -------          -----
BALANCE AT DECEMBER 31,
  1995........................     912       9        892        9           626             6             9,384             --
Issuance of common stock at
  $3.75 per share.............      --      --         --       --            56             1               209             --
Conversion of notes payable to
  related parties to Series B
  preferred stock at $5.25 per
  share, net of issuance
  costs.......................      --      --        740        7            --            --             3,862             --
Issuance of warrant to
  purchase common stock.......      --      --         --       --            --            --               381           (381)
Amortization of deferred
  compensation................      --      --         --       --            --            --                --             45
Issuance of Series A preferred
  stock under exchange
  agreement (Note 6)..........     251      --         --       --            --            --                --             --
Repurchase of Series B
  preferred stock.............      --      --         (6)      --            --            --               (53)            --
Conversion of Series A and B
  preferred stock to common
  stock.......................  (1,163)     (9)    (1,626)     (16)        2,789            25                --             --
Exercise of common stock
  options.....................      --      --         --       --            40            --               100             --
Issuance of common stock from
  initial public offering, net
  of issuance costs...........      --      --         --       --         2,500            25            26,361             --
Net income....................      --      --         --       --            --            --                --             --
                                ------     ---     ------     ----         -----           ---           -------          -----
BALANCE, DECEMBER 31, 1996....      --      --         --       --         6,011            57            40,244           (336)
Issuance of common stock......      --      --         --       --           182             2             1,525             --
Issuance of common stock from
  stock purchase plan.........      --      --         --       --             6            --                61             --
Amortization of deferred
  compensation................      --      --         --       --            --            --                --             45
Exercise of common stock
  options.....................      --      --         --       --            14             1                42             --
Net income....................      --      --         --       --            --            --                --             --
                                ------     ---     ------     ----         -----           ---           -------          -----
BALANCE, JUNE 30, 1997
  (unaudited).................      --     $--         --    $  --         6,213           $60           $41,872         $ (291)
                                ======     ===     ======     ====         =====           ===           =======          =====


                                                    TOTAL
                                                STOCKHOLDERS'
                                 ACCUMULATED       EQUITY
                                   DEFICIT        (DEFICIT)
                                -------------   -------------
                                 (RESTATED)      (RESTATED)
                                (SEE NOTE 10)   (SEE NOTE 10)
BALANCE, DECEMBER 31, 1993....    $    (926)       $  (675)
Issuance of Series A preferred
  stock at $4.79 per share,
  net of issuance costs.......           --          2,241
Conversion of notes payable to
  related parties to Series A
  preferred stock at $4.79 per
  share.......................           --          1,640
Conversion of notes payable to
  related parties to common
  stock.......................           --            200
Conversion of common stock at
  $2.50 per share to Series A
  preferred stock at $4.79 per
  share.......................           --             --
Net loss......................       (4,865)        (4,865)
                                   --------        -------
BALANCE, DECEMBER 31, 1994....       (5,791)        (1,459)
Issuance of warrant to
  purchase common stock.......           --             57
Issuance of common stock at
  $2.50 per share.............           --             12
Conversion of notes payable to
  related parties to Series A
  preferred stock at $4.79 per
  share.......................           --            368
Conversion of notes payable to
  related parties to Series B
  preferred stock at $5.25 per
  share, net of issuance
  costs.......................           --          4,639
Net loss......................       (9,434)        (9,434)
                                   --------        -------
BALANCE AT DECEMBER 31,
  1995........................      (15,225)        (5,817)
Issuance of common stock at
  $3.75 per share.............           --            210
Conversion of notes payable to
  related parties to Series B
  preferred stock at $5.25 per
  share, net of issuance
  costs.......................           --          3,869
Issuance of warrant to
  purchase common stock.......           --             --
Amortization of deferred
  compensation................           --             45
Issuance of Series A preferred
  stock under exchange
  agreement (Note 6)..........           --             --
Repurchase of Series B
  preferred stock.............           --            (53)
Conversion of Series A and B
  preferred stock to common
  stock.......................           --             --
Exercise of common stock
  options.....................           --            100
Issuance of common stock from
  initial public offering, net
  of issuance costs...........           --         26,386
Net income....................          153            153
                                   --------        -------
BALANCE, DECEMBER 31, 1996....      (15,072)        24,893
Issuance of common stock......           --          1,527
Issuance of common stock from
  stock purchase plan.........           --             61
Amortization of deferred
  compensation................           --             45
Exercise of common stock
  options.....................           --             43
Net income....................        1,344          1,344
                                   --------        -------
BALANCE, JUNE 30, 1997
  (unaudited).................    $ (13,728)       $27,913
                                   ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             QUADRAMED CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        FOR THE YEARS ENDED             FOR THE SIX MONTHS
                                                                           DECEMBER 31,                   ENDED JUNE 30,
                                                              ---------------------------------------   ------------------
                                                                  1994            1995         1996      1996       1997
                                                              -------------   -------------   -------   ------     -------
                                                                                                           (UNAUDITED)
                                                                RESTATED        RESTATED
                                                              (SEE NOTE 10)   (SEE NOTE 10)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................     $(4,865)        $(9,434)     $   153   $ (244)    $ 1,344
  Adjustments to reconcile net income (loss) to net cash
    used for operating activities --
    Depreciation and amortization...........................         395             531        1,409      710         642
    Amortization of deferred compensation...................          --              --           45       --          45
    Write-off of in-process research and development........          --           6,240           --                   --
  Cash acquired in acquisition of Healthcare Design
    Systems.................................................          --              13           --       --          --
  Changes in assets and liabilities, net of acquisitions --
    Accounts receivable, net................................        (348)           (223)      (1,614)  (2,296)     (2,796)
    Restricted cash.........................................          --            (163)         132       78          (3)
    Prepaid expenses and other..............................         (32)             86         (120)     (40)       (206)
    Other assets............................................          99              (9)          45       11          --
    Accounts payable and accrued liabilities................       1,444            (528)        (104)   1,169      (2,082)
    Borrowings to fund advances to customers................          29            (241)          --                   --
    Deferred revenue........................................          52              53         (530)       9        (337)
                                                              -------------   -------------   -------   ------     -------
         Cash used for operating activities.................      (3,226)         (3,675)        (584)    (603)     (3,393)
                                                              -------------   -------------   -------   ------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for the acquisition of Synergy, net of cash
    acquired................................................          --              --           --       --      (2,771)
  Long-term investments.....................................          --              --           --       --      (2,500)
  Additions to equipment....................................        (688)           (253)      (1,263)    (240)     (1,078)
  Capitalization of computer software development costs.....         (62)           (425)        (460)    (278)       (249)
                                                              -------------   -------------   -------   ------     -------
         Cash used for investing activities.................        (750)           (678)      (1,723)    (518)     (6,598)
                                                              -------------   -------------   -------   ------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of principal on capital lease obligations........         (17)            (64)        (163)     (80)        (62)
  Borrowings (repayments) under notes and loans payable.....       1,664           4,507       (9,875)  (3,750)         --
  Borrowings under lines of credit..........................          --              --           --      973          --
  Deferred offering costs...................................          --              --           --     (308)         --
  Issuance of convertible preferred stock, net of issuance
    costs...................................................       2,241              --        3,869    3,890          --
  Issuance of common stock, net of issuance costs...........          --              12       26,596      187         104
  Proceeds from exercise of common stock options and
    issuance of common stock from stock purchase plan.......          --              --          100
                                                              -------------   -------------   -------   ------     -------
         Cash provided by financing activities..............       3,888           4,455       20,527      912          42
                                                              -------------   -------------   -------   ------     -------
  Net increase (decrease) in cash and cash equivalents......         (88)            102       18,220     (209)     (9,949)
CASH AND CASH EQUIVALENTS, beginning of period..............         252             164          266      266      18,486
                                                              -------------   -------------   -------   ------     -------
CASH AND CASH EQUIVALENTS, end of period....................     $   164         $   266      $18,486       57     $ 8,537
                                                              =============   =============   ========  ======     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest....................................     $    66         $    --      $   543   $   --     $    --
  Cash paid for taxes.......................................          --              --           --       --          50
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  TRANSACTIONS:
  Purchase of equipment subject to capital lease............         186              17          128       --          --
  Repurchase of Series B preferred stock in exchange for
    extinguishment of shareholder receivable................          --              --           53       --          --
  Conversion of notes payable to related parties to
    convertible preferred stock.............................       1,640           5,007        3,869       --          --
  Conversion of notes payable to related parties to common
    stock...................................................         200              --           --       --          --
  Conversion of common stock to convertible preferred
    stock...................................................          60              --           --       --          --
  Conversion of convertible preferred stock to common
    stock...................................................          --              --           25       --          --

  The accompanying notes are an integral part of these consolidated financial statements.

                             QUADRAMED CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
    (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

1.  THE COMPANY

     QuadraMed Corporation (the Company) was incorporated in California in September 1993. In August 1996, the Company reincorporated in Delaware. The Company operates in a single industry segment and offers a suite of decision support, financial management and electronic data interchange (EDI) software products that are designed to enable health care providers to increase operational efficiency and measure the cost of care and to facilitate the negotiation of managed care contracts and capitation agreements. In addition to its software products, the Company provides business office outsourcing and reimbursement consulting services.

     The Company is subject to a number of risks, including, but not limited to, dependence on the hospital market, successful integration of acquired subsidiaries, competition from larger companies, market acceptance of the Company's products and uncertainty in the health care industry. There can be no assurance that the Company will successfully integrate acquired subsidiaries or be able to increase market share for its products from larger competitors.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Unaudited Interim Financial Data

     Unaudited interim financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for these periods are unaudited. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

  Cash and Cash Equivalents

     For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company's investments have consisted of certificates of deposit, money market accounts and commercial paper, all with original maturities of three months or less.

  Equipment

     Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which is generally three to seven years.

  Software Development Costs

     Under the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized upon the establishment of technological feasibility, which the Company defines as establishment of a working model which is typically the beta version of the software. Capitalized software development costs require a

                             QUADRAMED CORPORATION
continuing assessment of their recoverability. This assessment requires considerable judgment by management with respect to various factors, including, but not limited to, anticipated future gross product revenues, estimated economic lives and changes in software and hardware technology. The Company capitalized software development costs of $62,000, $497,000, including $72,000 which was acquired from Healthcare Design Systems, $460,000 and $249,000 in 1994, 1995, 1996 and for the six months ended June 30, 1997, respectively. Amortization of capitalized software development costs was $47,000, $32,000 and $77,000 for the years ended December 31, 1995, 1996 and for the six months ended June 30, 1997, respectively. Amortization is based upon the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally five years.

  Long-term Investment

     The long-term, non-marketable investment is stated at cost. During the six month period ended June 30, 1997, sales to the investee were approximately $514,000.

  Revenue Recognition

     The Company licenses a variety of products and provides a variety of services. License revenue includes license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products. Service revenue is composed of business office outsourcing and reimbursement consulting services. The product suite is comprised of three primary elements: financial management, decision support and EDI software. Each of these elements includes a variety of products which can be licensed individually or as a suite of interrelated products. Products are generally licensed under term arrangements (which range from one year to three years) which typically include monthly payments over the term of the arrangement. However, the product suite can also be licensed on a perpetual basis.

     Revenues from term licenses of decision support and EDI products are recognized ratably over the term of the license arrangement, beginning at the date of installation. Revenues from perpetual licenses of the financial management and decision support products are recognized upon shipment of the software if there are no significant post-delivery obligations, payment of the license fee is due within one year and collectibility is probable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

     The Company provides business office outsourcing and reimbursement consulting services to certain hospitals under contract service arrangements. Business office outsourcing revenues typically consist of fixed monthly fees plus incentive-based payments that are based on a percentage of dollars recovered for the provider for which the service is being performed. The monthly fees are recognized as revenue on a monthly basis at the end of each month. Incentive fees are recognized as the conditions upon which such fees are based are realized based on collection of accounts from payors. Reimbursement consulting services typically consist of fixed fee services and additional incentive payments based on a certain percentage of revenue returns realized by the customer as a result of the services provided by the Company. The fixed fee portion is recognized as revenue upon the completion of the project. Incentive amounts are recognized upon cash collection from the customer.

     Other services are also provided to certain of the Company's licensees of software product, which consist primarily of consulting and post-contract customer support. Consulting services generally consist of installation of software at customer sites and is recognized upon completion of installation. Such services generally do not include customization or modification of the underlying software code. If included in a license agreement, such services are unbundled at their fair market value based on the value established by the independent sale of such services to customers. If customization of the software code is performed, the license and service fees

                             QUADRAMED CORPORATION
are recognized together on a percentage-of-completion basis during the customization period. Post-contract customer support is recognized ratably over the term of the support period. If support is included in a perpetual license agreement such amounts are unbundled from the license fee at its fair market value based on the value established by the independent sale of such support to customers.

     Cost of license revenues consist primarily of salaries, benefits and allocated costs related to the installation process and customer support and royalties to third parties.

     Cost of service revenues consist primarily of salaries, benefits and allocated costs related to providing such services.

     Deferred revenue primarily consists of revenue deferred under annual maintenance and annual license agreements.

  Major Customers

     For the years ended December 31, 1994, 1995, 1996 and the six months ended June 30, 1997, respectively, the Company had the following customers who accounted for greater than 10% of revenues:

                                      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                          1994             1995             1996           1997
                                      ------------     ------------     ------------     --------
        Customer A..................       19%               *             *                 *
        Customer B..................        *               11%            *                 *

---------------
* These customers did not account for over 10% of revenue in these periods.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company does not require collateral on trade accounts receivable as the Company's customer base consists primarily of hospitals and to a lesser extent hospital associations, physician groups, medical payors and self-administered employers. The Company provides reserves for credit losses.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values.

  Goodwill

     Goodwill represents the amount of purchase price in excess of the fair value of the tangible net assets, purchased software and acquired in-process research and development purchased in acquisitions completed by the Company and is amortized on a straight-line basis over five years. Acquired software purchased in acquisitions and completed by the Company, is amortized on a straight-line basis over six years. Goodwill is evaluated annually for impairment and written down to net realizable value if necessary. No impairment has been recorded to date.

  Net Income Per Share and Pro Forma Net Loss Per Share

     For periods after the Company's initial public offering in October 1996, net income per share has been computed using the weighted average number of common and common equivalent shares (using the treasury stock method for outstanding stock options and warrants).

     For the year ended December 31, 1995 and for the portion of 1996 preceding the initial public offering, net loss per share was computed on a pro forma basis.

                             QUADRAMED CORPORATION

     Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of Convertible Preferred Stock (using the if converted method) and stock options and warrants (using the treasury stock method). Common stock options and warrants are excluded from the computation if their effect is antidilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (under the treasury stock method using an assumed initial public offering price). Convertible Preferred Stock outstanding during the period is included (using the if converted method) in the computation as common equivalent shares. Primary and fully diluted earnings per share were substantially the same in all periods presented.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Pronouncements

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption of SFAS No. 121 did not have a material impact on the financial statements taken as a whole.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company has adopted SFAS No. 123 in fiscal 1996, and in accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option and stock purchase plans.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires disclosure of basic and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. The pro forma effect of adoption of SFAS No. 128 would be as follows:

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                    ------------------
                                                                     1996        1997
                                                                    ------       -----
        Reported earnings (loss) per share........................  $(0.05)      $0.19
        Basic earnings (loss) per share (pro forma)...............   (0.37)       0.22
        Diluted earnings (loss) per share (pro forma).............  $(0.05)      $0.19

3.  LINE OF CREDIT

     In January 1996, the Company arranged a line of credit agreement (the "Agreement") with a bank which expired on January 2, 1997. There were no outstanding borrowings under the line of credit at

                             QUADRAMED CORPORATION

December 31, 1996. Borrowings bore interest at the bank's prime rate plus 1.5%. Borrowings were limited to the lesser of 80% of eligible borrowing base (accounts receivable) or $1,200,000. Borrowings were secured by all of the Company's assets and a perfected security interest on $500,000 of accounts receivable acquired in the acquisition of Healthcare Design Systems. In addition, warrants were issued to the bank for the purchase of $50,000 worth of Series B Preferred Stock at $5.25 per share. Under the Agreement, the Company was required to maintain certain financial covenants, including a minimum quick ratio, a minimum net worth of $6,800,000, a maximum ratio of total liabilities to tangible net worth of $1.4 million and losses not to exceed $250,000 in the quarter ending June 30, 1996 and after-tax profitability on a quarterly basis beginning the quarter ending June 30, 1996. The Company was in compliance with these financial covenants as of December 31, 1996. The Company is currently negotiating a new line of credit arrangement.

4.  CAPITAL AND OPERATING LEASE OBLIGATIONS

     The Company leases its headquarters and certain other facilities under operating leases and a portion of its equipment under capital lease arrangements. The minimum future lease payments required under the Company's capital and operating leases are as follows at June 30, 1997 (in thousands):

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     ---------
        1997 (six months).........................................   $  89       $   701
        1998......................................................     155         1,158
        1999......................................................     129           983
        2000......................................................     112           871
        2001......................................................       7           220
        2002 and thereafter.......................................      --            71
                                                                      ----         -----
                  Total minimum payments..........................     492       $ 4,004
                                                                                   =====
        Interest on capital lease obligations at a rate of 8.5
          percent.................................................     (68)
                                                                      ----
        Net minimum principal payments............................     424
        Current maturities........................................     (58)
                                                                      ----
                                                                     $ 366
                                                                      ====

     The net book value of assets acquired under capital leases was $228,000 and $424,000 at December 31, 1996 and June 30, 1997. Rental expense was approximately $560,000, $741,000, $906,000 and $594,000 for fiscal 1994, 1995,
1996 and the six months ended June 30, 1997 respectively.

5.  BRIDGE FINANCING

     In January 1996, the Company entered into a bridge loan agreement with certain stockholders of the Company (the "Bridge Investors"), pursuant to which such Bridge Investors loaned an aggregate of $3,869,160 to the Company. In addition, the Bridge Investors were issued warrants to purchase an aggregate of 957,376 shares of Common Stock at a purchase price of $3.75 per share. The warrants expire on January 31, 2001. In June 1996, the notes issued in connection with the Bridge Loan Agreement were converted into an aggregate of 734,000 shares of Series B Preferred Stock. The 250,653 shares of the Company's Series A Preferred Stock issuable under the exchange agreement discussed in Note 6 were issued at the time of the conversion of notes into Series B Preferred Stock. The proceeds from the Bridge Financing were used to pay down a portion of the amounts payable to the sellers of Healthcare Design Systems.

6.  CONVERTIBLE PREFERRED STOCK

     Upon the initial public offering, all outstanding shares of Convertible Preferred Stock were converted into Common Stock.

                             QUADRAMED CORPORATION

     In 1994, 835,511 shares of Series A Preferred Stock were issued at $4.79 per share for cash of $2,241,325, net of issuance costs, conversion of notes payable and accrued interest of $1,640,000 and conversion of Common Stock of $60,000. In 1995, 76,805 shares of Series A Preferred Stock were issued at $4.79 for conversion of notes payable and accrued interest of $367,703 and 891,519 shares of Series B Preferred Stock were issued at $5.25 per share for cash of $3,959,450, net of issuance costs and conversion of notes payable and accrued interest of $680,475.

     In June 1996, 6,400 shares of Series B Preferred Stock was returned to the Company in exchange for the extinguishment of a shareholder receivable for approximately $53,000.

  Exchange Agreements

     As part of the original capitalization of the Company, the Company entered into an agreement with the Company's original three investors, whereby the original investors had the right to exchange the investors Common Stock of THCS Holding, Inc. (THCS) for 250,653 shares of the Company's Series A Preferred Stock. As of December 31, 1996 all such shares have been issued under this right.

  Warrants

     In connection with a bridge financing in 1994 the Company issued warrants to purchase 16,000 shares of Series A Preferred Stock at $4.79 per share. Each of such warrants expire on September 29, 1999. The value of the warrants at the date of issuance was nominal; therefore, no value was assigned to the warrants for accounting purposes.

7.  COMMON STOCK

     In October 1996, the Company completed its initial public offering of 2,500,000 shares of its common stock, which raised $26,386,000, net of offering costs and the underwriters discount of $3,614,000.

     In June 1996, the Company effected a 1-for-25 reverse stock split. In October 1996, the Company effected a change in the authorized number of Common and Preferred shares, respectively. The authorized number of Common shares increased from 1,162,000 to 20,000,000. The authorized number of Preferred shares increased from 2,795,467 to 5,000,000. The accompanying financial statements have been restated to reflect this increase in authorized shares and the reverse stock split.

     In September 1995 and June 1996, the Company issued warrants to its Chief Executive Officer to purchase up to 254,000 and 101,600 shares respectively, of Common Stock at $3.75 per share. In connection with the warrant issued in June 1996, the Company recorded deferred compensation for $381,000, representing the intrinsic value of the warrant at the date of issuance. The Company will record a charge to compensation expense ratably over the fifty-one month vesting period. The Company recorded compensation expense of $45,000 for the year ended December 31, 1996. Provided he is performing services for the Company in the capacity of an employee, consultant or director at September 26, 2000, the warrants will then become exercisable in full and shall remain exercisable until September 26, 2001, when they expire. The warrants will become exercisable prior to September 26, 2000 upon certain events, which include (i) the sale of all or substantially all of the Company's assets or the sale of 80% or more of the Company's outstanding capital stock, in each case for cash in an amount that exceeds certain valuation thresholds; (ii) a merger of the Company with another entity that has a publicly traded security, and which meets certain valuation thresholds; or (iii) not less than six nor more than eighteen months following the Company's initial public offering if certain valuation thresholds are met.

     In September 1994, the Company entered into consulting arrangements with two individuals pursuant to which each individual has warrants to purchase 17,000 shares of Common Stock at a purchase price of $4.79 per share for an aggregate of 34,000 shares of Common Stock. The warrants expire on October 31, 2004.

                             QUADRAMED CORPORATION

     In October 1995, the Company entered into a joint development arrangement with another software company pursuant to which the Company issued a warrant to purchase 28,560 shares of Common Stock at a purchase price of $5.25 per share. The warrant expires on June 25, 2001.

     In December 1995, the Company issued a warrant to KTU, an affiliate of its Chief Executive Officer to purchase up to 134,574 shares of Common Stock at an exercise price of $3.75 per share. In June 1996, the Chief Executive Officer transferred the warrant to Trigon Resources Corporation, a corporation owned by him and his children.

     In connection with the acquisition of the net assets of Healthcare Design Systems, the Company issued rights to two former Healthcare Design Systems employees as part of their employment agreement with the Company whereby these employees were granted the right to purchase 73,333 shares of common stock at $3.75 per share of which 55,786 shares were exercised in April through September, 1996. The right to purchase the remaining 17,547 shares has expired.

8.  STOCK OPTION AND PURCHASE PLANS

  Stock Option Plan

     Under the Company's 1994 Stock Option Plan and its successor plan, the 1996 Stock Incentive Plan, which became effective in October 1996, (collectively, the "Option Plan"), the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants. The exercise price per share for an incentive stock option cannot be less than the fair market value, on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value on the date of grant. Option grants under the Option Plan generally expire ten years from the date of grant and generally vest over a four-year period. Options granted under the Option Plan are exercisable, subject to the vesting schedule. As of December 31, 1996, a total of 1,369,391 shares of common stock have been authorized by the Company's stockholders for grant under the Option plan.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its Option Plan. Accordingly, no compensation cost has been recognized for its Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for the awards calculated in accordance with the method prescribed by FASB Statement No. 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                      1995        1996
                                                                     -------     ------
        Net income (loss)..........................  As Reported     $(9,434)    $  153
                                                     Pro forma       $(9,484)    $ (327)
        Net income (loss) per share................  As Reported     $ (2.13)    $ 0.03
                                                     Pro forma       $ (2.14)    $(0.06)

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

                Expected dividend yield...........................       0.00%
                Expected stock price volatility...................      79.00%
                Risk-free interest rate...........................       6.80%
                Expected life of options..........................   4.5 years

                             QUADRAMED CORPORATION

     The weighted average fair value of options granted during 1995, 1996, and 1997 were $3.75, $7.49, and $10.63 per share, respectively. Option activity under the option plan is as follows:

                                                                   OPTIONS OUTSTANDING
                                                           ------------------------------------
                                                                                       WEIGHTED
                                                                                       AVERAGE
                                                           AVAILABLE     NUMBER OF     EXERCISE
                                                           FOR GRANT      SHARES        PRICE
                                                           ---------     ---------     --------
                                                                      (IN THOUSANDS)
    Balance, December 31, 1993...........................       --            --            --
      Adoption of stock plan.............................      212            --            --
      Granted............................................     (192)          192        $ 2.56
      Canceled...........................................       14           (14)       $ 2.52
                                                              ----          ----
    Balance, December 31, 1994...........................       34           178        $ 2.57
      Authorized.........................................      328            --            --
      Granted............................................     (353)          353        $ 3.75
      Canceled...........................................      106          (106)       $ 2.95
                                                              ----          ----
    Balance, December 31, 1995...........................      115           425        $ 3.45
      Authorized.........................................      830            --            --
      Granted............................................     (247)          247        $ 7.49
      Exercised..........................................       --           (40)       $ 2.54
      Canceled...........................................       39           (39)       $ 3.48
                                                              ----          ----
    Balance, December 31, 1996...........................      737           593        $ 5.18
      Authorized.........................................       90            --            --
      Granted............................................     (578)          578        $10.63
      Exercised..........................................       --           (14)       $ 3.00
      Canceled...........................................      180          (180)       $ 6.56
                                                              ----          ----
    Balance, June 30, 1997 (unaudited)...................      429           977        $ 7.96
                                                              ====          ====

     The following table summarizes information about stock options outstanding at June 30, 1997 (unaudited):

                                   OPTIONS OUTSTANDING
                             --------------------------------                         OPTIONS EXERCISABLE
                                                 WEIGHTED                        ------------------------------
                                NUMBER           AVERAGE           WEIGHTED         NUMBER          WEIGHTED
                              OUTSTANDING       REMAINING          AVERAGE        EXERCISABLE       AVERAGE
        EXERCISE PRICES      AS OF 6/30/97   CONTRACTUAL LIFE   EXERCISE PRICE   AS OF 6/30/97   EXERCISE PRICE
    -----------------------  -------------   ----------------   --------------   -------------   --------------
     $2.1800...............       12,000           9.43            $   2.18          12,000         $   2.18
     $2.5000...............       19,000           7.95            $   2.50          15,000         $   2.50
     $3.7500...............      293,000           6.38            $   3.75         134,000         $   3.75
     $7.5000...............       54,000           7.19            $   7.50           6,000         $   7.50
     $7.7500...............       42,000           2.28            $   7.75           1,000         $   7.75
     $9.6300...............      177,000           6.94            $   9.63              --               --
    $11.5000...............      350,000           9.51            $  11.50              --               --
    $12.0000...............       30,000           4.61            $  12.00          10,000         $  12.00
                               ---------           ----            --------         -------         --------
    $12.0000...............      977,000           7.50            $   7.95         182,000         $   3.88
                               =========           ====            ========         =======         ========

                             QUADRAMED CORPORATION

  Stock Purchase Plan

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 1996. A total of 200,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase Common Stock at 85% of the lower of the fair market value of the Company's Common Stock on the first day or the last day of each six-month purchase period. 6,131 shares have been issued under the Purchase Plan as of June 30, 1997.

9.  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) Savings Plan (the "Plan"). All eligible employees can participate in the Plan. Under the terms of the Plan, employees may elect to contribute 1% to 15% of their pre-tax compensation to the Plan. Employee contributions are 100% vested at all times. The Company may make discretionary contributions to the Plan, which vest annually over the four year vesting period. No Company contributions were made to the Plan in 1994, 1995 or 1996. Company contributions were $30,117 for the six months ended June 30, 1997.

10.  ACQUISITIONS

     In October 1993, the Company acquired the net assets of Coast Micro for $350,000 in cash. Accounted for as a purchase, $152,000 was allocated to goodwill that is being amortized over a five-year period and $230,000 was determined to be acquired research and development costs for which technological feasibility had not yet been achieved. This amount was expensed upon completion of the acquisition. The remaining purchase price was allocated to tangible assets.

     In December 1993, the Company acquired the net assets of Seton Financial for $1,000,000 in cash. The acquisition was accounted for as a purchase. Assets acquired included certain intangible assets consisting of in-process research and development. In the opinion of management, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future use. Accordingly, the Company recorded a charge of $226,000 in the 1993 financial statements. Intangible assets acquired also included goodwill of approximately $57,000, which is being amortized over a five-year period. The remaining purchase price was allocated to tangible assets.

     In December 1995, the Company acquired the net assets of Healthcare Design Systems for a purchase price of approximately $8,750,000, which was comprised of $3,750,000 in cash paid in February 1996 and a note payable of $5,000,000. The note bore interest at the prime rate as established by Bank of America. The note and accrued interest were repaid in full in October 1996. Costs and fees related to the acquisition totaled approximately $110,000.

     In connection with the acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets acquired and liabilities assumed. Intangible assets acquired aggregated $10,209,000, of which $1,940,000, $2,029,000 and $6,240,000 were assigned to acquired software, goodwill and acquired research and development in-process, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired research and development in-process or that it had alternative future use at the acquisition date, the acquired in-process product development was charged to expense by the Company in its quarter ended December 31, 1995. Net tangible liabilities assumed in the acquisition totaled approximately $1,348,000. No fair value adjustments to net tangible and intangible assets and liabilities were recorded in the purchase accounting outside of the acquired intangible assets listed above.

                             QUADRAMED CORPORATION

     The components of the acquired research and development in process and acquired software capitalized by product group were as follows (expressed as a percentage of the amounts recorded in the purchase accounting for such items):

                                                                                 ACQUIRED
                                                                ACQUIRED       RESEARCH AND
                                                                SOFTWARE       DEVELOPMENT
                                                               CAPITALIZED      IN PROCESS
                                                               -----------     ------------
        Financial Management Products........................       45%              71%
        Decision Support Products............................       49%              23%
        Service Products.....................................        6%               6%
                                                                   ---              ---
                                                                   100%             100%
                                                                   ===              ===

     The unaudited pro forma results of operations for the years ended December 1994 and 1995 are as follows (In thousands, except per share amounts):

                                                                      YEARS ENDED
                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1995
                                                                 --------     --------
        Net revenues.........................................    $ 11,537     $ 13,986
        Net loss.............................................    $ (5,247)    $(10,798)
        Pro forma net loss per share.........................    $     --     $  (2.43)

     Prior to the acquisition, Healthcare Design Systems acted as a distributor of certain of QuadraMed's products. Sales by Healthcare Design Systems were approximately $60,000 in fiscal year 1995.

     In December 1996, the Company acquired InterMed Healthcare Systems Inc. ("InterMed") through the issuance of common stock and options to purchase common stock in the aggregate of 316,287 shares (including 25,208 options to purchase common stock), of which 29,108 shares of common stock have been placed into escrow subject to the satisfaction of all representations and warranties under the terms and conditions of the acquisition agreement, in exchange for all the capital stock of InterMed. The acquisition was accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated to reflect the acquisition of InterMed on a pooling of interests basis. Upon the closing of the acquisition the assets and liabilities of InterMed were recorded at net book value and consisted primarily of accounts receivable, fixed assets and capitalized software development costs. Liabilities assumed consisted of vendor payables and two loans payable. The outstanding balances on the loans payable of $1,125,000 were repaid by the Company in December 1996.

     The unaudited pro forma results from operations of the Company and Intermed for the year ended December 31, 1996 are as follows (in thousands):

                                                 QUADRAMED
                                                CORPORATION     INTERMED     CONSOLIDATED
                                                -----------     --------     ------------
        Revenues..............................    $17,304        $1,784        $ 19,088
        Net income (loss).....................    $   268        $ (115)       $    153

11.  CONTINGENCIES

     Seton Financial, acquired by QuadraMed in December 1993 ("Seton"), is a defendant in two separate lawsuits in which the plaintiffs allege losses resulting from Seton's role in processing and collecting health care benefit receivables for health care providers. The plaintiff in one action (filed in January 1996 and pending in the United States District Court for the District of New Jersey) is American Infusion, Inc. and the plaintiffs in the other action (filed in October 1995 and pending in the Superior Court of California, Marin County) are Option Care, Inc., River City Pharmacists, Inc., Jergensen/Zwick Inc., Pharmacare, Inc., Pharmacare, Inc.

                             QUADRAMED CORPORATION

Fresno, Pharmacare, Inc. Visalia, Option Care Enterprises, Inc., and Owens Pharmacy, Inc. American Infusion alleges damages in the amount of $5.3 million and plaintiffs in the other action allege damages in excess of $800,000. Both plaintiffs also seek punitive damages. Each of the plaintiffs alleges losses as a result of Seton's role in collecting health care benefit receivables. These actions are being defended by the Company's errors and omissions insurance carrier under a reservation of rights that entitles the insurance carrier to seek reimbursement from the Company of amounts paid if it later determines that the losses are not covered by the policy. The errors and omissions insurance policy has a policy limit of $1.0 million. The Company believes that it has meritorious defenses to these claims and intends to defend the litigation vigorously. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

     In February 1995, Richard W. Pendleton ("Pendleton") and Daniel T. Soldahl ("Soldahl") filed a lawsuit in the Superior Court of California for the County of Contra Costa naming QuadraMed, James Durham and Walter Channing as defendants (collectively, the "Defendants"). An amended complaint added Coast Micro, Inc. ("Coast") as a plaintiff. The plaintiffs allege breach of contract, breach of the implied covenant of good faith and fair dealing, intentional and negligent misrepresentation, suppression of fact, breach of employment contract, interference with contractual relationship and conspiracy. In July 1997, the Company entered into a mutual release and agreement for settlement of claims with Pendleton and Soldahl, whereby the Company issued 30,000 options and 5,000 options to purchase common stock at an exercise price of $2.50 per share to Pendleton and Soldahl, respectively. These options are exercisable immediately. In addition, Pendleton, Soldahl and Coast released the Company from all pending and future claims.

12.  INCOME TAXES

     The Company has accounted for income taxes pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," since its inception. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which taxes become payable. The Company had incurred net operating losses in each year through December 31, 1995.

     The components of the net deferred tax asset are as follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
        Deferred tax assets:
          Net operating loss carryforwards.....................    $ 2,699     $ 2,240
          Accruals and reserves................................        338         367
          Writeoff of acquired research and development in           3,053       3,749
             process...........................................
                                                                   -------     -------
                                                                     6,090       6,356
        Deferred tax liabilities:
          Depreciation.........................................        145         294
          Capitalized software costs...........................        123         198
                                                                   -------     -------
                                                                       268         492
        Net deferred tax asset before allowance................      5,822       5,864
        Valuation allowance....................................     (5,822)     (5,864)
                                                                   -------     -------
          Net deferred tax asset...............................    $    --     $    --
                                                                   =======     =======

     A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset including the limited operating history of the Company.

                             QUADRAMED CORPORATION

     As of December 31, 1996, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $4,745,000 and $2,000,000, respectively. These carryforwards expire in various periods from 2008 to 2010. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

13.  SUBSEQUENT EVENTS (UNAUDITED)

     In July 1997, the Company entered into a line of credit arrangement to borrow up to $5,000,000 at the bank's prime rate. The line of credit expires in July 1998 and contains certain restrictions, including among others, maintaining a minimum quick ratio, tangible net worth, and total liabilities to tangible net worth retroactive to June 30, 1997. The Company was in compliance with these covenants at June 30, 1997. The line of credit is unsecured.

     In April 1997, the Company acquired Healthcare Recovery, Inc. and successor in interest to the Synergy Companies doing business as "Synergy HMC". The Company paid an aggregate amount of $3,416,000, consisting of $1,415,000 in cash and 181,855 shares of its common stock, the aggregate fair market value of which was $2,000,405 and repaid $1,706,000 in indebtedness of Synergy HMC. In connection with the acquisition, the Company recorded $4,900,000 of goodwill which is being amortized ratably over a ten year period.

     The Company expects to complete the acquisition of Healthcare Revenue Management, Inc., a provider of managed care department outsourcing and auditing services ("HRM"), in the third quarter of 1997, for an aggregate purchase price of 125,000 shares of the Company's Common Stock, the aggregate fair market value of which is approximately $2,500,000. The Company expects to account for the acquisition of HRM as a purchase, and expects to record goodwill in the amount of $3,137,000 which will be amortized over ten years.

     The unaudited pro forma results of operations of the Company, the Synergy Companies and Healthcare Revenue Management, Inc., for periods noted below are as follows (in thousands):

     For the year ended December 31, 1996:

                                     QUADRAMED    HEALTHCARE REVENUE   THE SYNERGY    PRO FORMA
                                    CORPORATION    MANAGEMENT, INC.     COMPANIES    ADJUSTMENTS   CONSOLIDATED
                                    -----------   ------------------   -----------   -----------   ------------
Revenues..........................    $19,088           $4,554           $ 7,893          (16)       $ 31,519
Net income (loss).................    $   153           $ (212)          $(1,183)        (823)       $ (2,065)

     For the six months ended June 30, 1997:

                                           FOR THE SIX MONTHS            FOR THE THREE MONTHS
                                          ENDED JUNE 30, 1997            ENDED MARCH 31, 1997
                                    --------------------------------   -------------------------
                                     QUADRAMED    HEALTHCARE REVENUE   THE SYNERGY    PRO FORMA
                                    CORPORATION    MANAGEMENT, INC.     COMPANIES    ADJUSTMENTS   CONSOLIDATED
                                    -----------   ------------------   -----------   -----------   ------------
Revenues..........................    $12,736           $1,809           $ 1,722           (4)       $ 16,263
Net income(loss)..................    $ 1,344           $ (857)          $  (109)        (284)       $     94

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
        Medical Claims Processing, Inc.;
        Healthcare Recovery Incorporated;
        And Claims Management Services
        (a Division of Kaden Arnone, Inc.)

     We have audited the accompanying combined balance sheet of The Synergy Companies (see Note 1) as of December 31, 1996 and the related combined statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Synergy Companies as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 9, 1997

                             THE SYNERGY COMPANIES

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash..........................................................................  $   496,882
  Accounts receivable, net of allowance for doubtful accounts of $30,150........      883,815
  Due from Kaden Arnone, Inc. ..................................................       24,342
  Prepaid expenses..............................................................       25,878
                                                                                  -----------
          Total current assets..................................................    1,430,917
PROPERTY AND EQUIPMENT, net (Notes 1, 2, 4 and 5)...............................      370,300
OTHER ASSETS (Note 3)...........................................................      148,355
                                                                                  -----------
          Total assets..........................................................  $ 1,949,572
                                                                                  ===========

          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Short-term borrowings (Note 4)................................................  $ 1,212,698
  Current portion of long-term debt (Note 5)....................................       39,090
  Due to stockholder (Note 6)...................................................      379,397
  Accounts payable..............................................................    1,115,401
  Accrued expenses..............................................................      445,574
  Deferred revenue..............................................................       50,600
                                                                                  -----------
          Total current liabilities.............................................    3,242,760
                                                                                  -----------
LONG-TERM DEBT (Note 5).........................................................       74,824
                                                                                  -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' DEFICIT:
  Capital stock (Note 8)--
     HRI common, no par, 2,500 shares authorized, 1,115 shares issued and
      outstanding...............................................................          251
     MCP common, no par, 1,000 shares authorized, 500 shares issued and
      outstanding...............................................................        1,000
  MCP treasury stock, 250 shares, at cost.......................................      (28,000)
  Additional paid-in capital....................................................       33,125
  Accumulated deficit...........................................................   (1,374,388)
                                                                                  -----------
          Total stockholders' deficit...........................................   (1,368,012)
                                                                                  -----------
          Total liabilities and stockholders' deficit...........................  $ 1,949,572
                                                                                  ===========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                             THE SYNERGY COMPANIES

            COMBINED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

REVENUE (Note 1):
  Services......................................................................  $ 7,893,341
OPERATING EXPENSES:
  Cost of services..............................................................    6,317,468
  General and administrative....................................................    1,910,569
  Sales and marketing...........................................................      607,927
  Impairment loss (Note 2)......................................................      103,083
                                                                                  -----------
          Total operating expenses..............................................    8,939,047
                                                                                  -----------
          Loss from operations..................................................   (1,045,706)
INTEREST EXPENSE................................................................      136,672
                                                                                  -----------
          Net loss..............................................................   (1,182,378)
ACCUMULATED DEFICIT -- JANUARY 1, 1996..........................................     (192,010)
                                                                                  -----------
ACCUMULATED DEFICIT -- DECEMBER 31, 1996........................................  ($1,374,388)
                                                                                  ===========

  The accompanying notes to financial statements are an integral part of this statement.

                             THE SYNERGY COMPANIES

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................................  $(1,182,378)
  Adjustments to reconcile net loss to net cash used in operating activities --
     Depreciation and amortization, including impairment loss...................      216,207
     Changes in operating assets and liabilities
       Accounts receivable, net.................................................      542,473
       Prepaid expenses.........................................................        3,041
       Other assets.............................................................      (57,731)
       Accounts payable.........................................................      411,771
       Accrued expenses.........................................................      (82,262)
       Deferred revenue.........................................................       11,305
                                                                                  -----------
          Net cash used in operating activities.................................     (137,574)
                                                                                  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................................     (297,271)
                                                                                  -----------
          Net cash used in investing activities.................................     (297,271)
                                                                                  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from short-term borrowings.......................................      361,728
  Net proceeds from shareholder loan............................................      379,397
  Net proceeds from long-term debt..............................................       67,401
  Repayments under capital leases...............................................       (8,820)
  Repayments to and advances to Kaden Arnone, Inc...............................     (481,093)
                                                                                  -----------
          Net cash provided by financing activities.............................      318,613
                                                                                  -----------
          Net decrease in cash..................................................     (116,232)
CASH, beginning of period.......................................................      613,114
                                                                                  -----------
CASH, end of period.............................................................  $   496,882
                                                                                  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest...................................................................  $   124,775
     Taxes......................................................................       24,199
                                                                                  ===========

  The accompanying notes to financial statements are an integral part of this statement.

                             THE SYNERGY COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The combined financial statements include The Synergy Companies, composed of, Medical Claims Processing, Inc. (MCP); Healthcare Recovery Incorporated
(HRI); and Claims Management Services (a division of Kaden Arnone, Inc.) (CMS). All significant intercompany accounts and transactions have been eliminated.

     The individual ownership of The Synergy Companies at December 31, 1996 is as follows:

                                                                   CMS       HRI       MCP
                                                                  -----     -----     -----
    Eugene Arnone(a)............................................  26.29%    92.21%    100.0%
    Frederick Stodolak(a).......................................  15.89        --        --
    David Rikkola(a)............................................  17.18        --        --
    Joanne Vaul(a)..............................................  12.97        --        --
    Marc Stahl(a)...............................................  12.97        --        --
    Gregory Adams(a)............................................   7.40        --        --
    Samuel Donio(a).............................................   7.30        --        --
    Charles Hehn................................................     --      6.23        --
    Deborah Marsh...............................................     --      1.56        --

---------------

(a) Kaden Arnone, Inc. Stockholders

     On January 30, 1997 CMS was split off from Kaden Arnone, Inc. and incorporated as CMS Receivables Management, Inc. (CMS, Inc.).

     On January 30, 1997 CMS, Inc. and MCP were merged with and into HRI. Since all of the entities were deemed to be under common control the merger was accounted for in a manner similar to a pooling of interests. Each share of common stock of the surviving corporation (HRI, doing business as Synergy HMC) remained issued and outstanding following the merger. Each share of the MCP stock and the CMS, Inc. stock was converted into .808 and .0867 shares of the surviving corporation stock, respectively following the merger.

     Effective April 24, 1997, all of the common stock and net assets of The Synergy Companies were acquired by QuadraMed Corporation ("QuadraMed"), a Delaware company. Pursuant to the acquisition agreement, QuadraMed paid an aggregate amount of approximately $3,416,000 consisting of $1,416,000 in cash and 181,885 shares of common stock, the aggregate fair value of which was $2,000,000. In addition, QuadraMed repaid certain indebtedness of The Synergy Companies of approximately $1,706,000 (see Notes 4, 5 and 6).

  Business --

     The Synergy Companies, located in Howell, New Jersey provide accounts receivable management services as well as hospital and physician billing services and collection services.

  Income Taxes --

     HRI and MCP and their stockholders elected to be taxed as an S Corporations under the provisions of the Internal Revenue Code. As such, the taxable income of the Companies is included in the individual tax returns of the stockholders for Federal income tax purposes. HRI has also elected to be treated as an S Corporation for state tax purposes. Accordingly, HRI provides for the applicable state income taxes at the

                             THE SYNERGY COMPANIES

                               DECEMBER 31, 1996

S Corporation rate. MCP provides for state income taxes at C Corporation rate. CMS is a division of an S Corporation for both Federal and state purposes.

     Deferred state tax assets and liabilities for HRI and MCP are determined based on the temporary differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized. As of December 31, 1996, there were no significant temporary differences requiring deferred tax provisions or credits.

  Revenue Recognition --

     The Synergy Companies generate revenue from professional services rendered. Revenue is recognized as earned under the contingency contract, as defined within the contract, with the corresponding cost of providing those services reflected as a cost of service. Substantially all customers are billed on a contingency basis. Billings to customers for out-of-pocket expenses are recorded as a reduction of expenses incurred.

  Property and Equipment --

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (five to twenty years). Costs of maintenance and repairs are charged to expenses as incurred.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following as of December 31, 1996:

            Equipment...............................................  $ 1,233,610
            Furniture and fixtures..................................      120,446
            Leasehold improvements..................................       34,251
            Automobiles.............................................       24,032
            Computer software.......................................       22,641
                                                                      -----------
                                                                        1,434,980
            Less -- Accumulated depreciation........................   (1,064,680)
                                                                      -----------
                                                                      $   370,300
                                                                      ===========

                             THE SYNERGY COMPANIES

                               DECEMBER 31, 1996

     Effective January 1, 1996 The Synergy Companies have adopted the provisions of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of The Synergy Companies review of their long-lived assets, approximately $103,000 was charged to operations in 1996. This amount represents the amount by which the carrying value of the assets exceeded the fair value of the assets which was determined by a professional appraisal using both the cost and market approach.

3. OTHER ASSETS:

     Other assets consists principally of deposits on leased property.

4. SHORT-TERM BORROWINGS:

     The Synergy Companies are co-borrowers with Kaden Arnone, Inc. Together the companies maintain a revolving line of credit which provides for borrowings up to $1,500,000. The portion of the outstanding borrowings attributable to The Synergy Companies and Kaden Arnone, Inc. totaled $1,212,698 and $283,451 at December 31, 1996, respectively. The balance is due on demand. Interest is payable monthly at the Bank's prime rate plus .75% (9.0% at December 31, 1996). The line is secured by substantially all of the assets of HRI, MCP and Kaden Arnone, Inc.

     As a result of the acquisition of Synergy HMC by QuadraMed Corporation on April 24, 1997 (see Note 1), all of the outstanding debt at December 31, 1996 has been subsequently repaid.

5. LONG-TERM DEBT:

  Long-term debt consists of the following:

                                                           TOTAL     CURRENT   LONG-TERM
                                                          --------   -------   ---------
        CoreStates -- Equipment Loan(A).................  $ 24,978   $10,240    $14,738
        CoreStates -- Equipment Loan(B).................    52,041    15,380     36,661
        Covenant -- Equipment Loan (C)..................    16,743     4,930     11,813
        Covenant -- Equipment Loan (D)..................    20,152     8,540     11,612
                                                          --------   -------    -------
                                                          $113,914   $39,090    $74,824
                                                          ========   =======    =======

---------------

(A) Term loan payable in monthly principal payments of $853 through July 1999 plus interest at the Bank's prime rate plus 1% (9.25% at December, 31, 1996). Secured by substantially all of the assets of HRI.

(B) Term loan payable in monthly principal payments of $1,282 through July 2000 plus interest at the Bank's prime rate plus 1% (9.25% at December, 31, 1996). Secured by substantially all of the assets of HRI.

(C) Term loan payable in monthly principal payments of $375 through June 2000, plus interest at the Bank's prime rate plus 1% (9.25% at December 31, 1996). Secured by substantially all of the assets of HRI and guaranteed by certain stockholders of HRI.

(D) Term loan payable in monthly principal payments of $650 through May 1999 plus interest at the Bank's prime rate plus 1% (9.25% at December 31, 1996). Secured by substantially all of the assets of HRI and guaranteed by certain stockholders of HRI.

     As a result of the acquisition of Synergy HMC by QuadraMed Corporation on April 24, 1997 (see Note 1), all of the outstanding debt at December 31, 1996 has been subsequently repaid.

                             THE SYNERGY COMPANIES

                               DECEMBER 31, 1996

6. DUE TO STOCKHOLDERS:

     The amounts due to stockholder are due on demand and bear interest at 6% per year. As a result of the acquisition of The Synergy Companies by QuadraMed Corporation on April 24, 1997 all amounts due to stockholders have subsequently been repaid.

7. RETIREMENT PLAN:

     The Synergy Companies maintain a combined 401(K) and profit sharing plan. The profit sharing plan is a discretionary defined contribution plan which covers substantially all full-time employees. If a participant elects to contribute to the 401(k) plan, 25% of the first 3% of the contribution is matched by The Synergy Companies. Total expense related to the plan was $25,352 for year ended December 31, 1996.

8. STOCK REDEMPTION AGREEMENTS:

     Transactions related to the common stock of The Synergy Companies are subject to terms and conditions of stockholders' agreements. Stockholders may sell or otherwise dispose of their stock only in accordance with this agreement.

     Included within the agreements are certain put and call options. A stockholder has the right to sell (put option) all of his stock to the individual Synergy Company (The Company) upon death, permanent disability, or retirement. The price to be paid by The Company is predominately based upon the value of The Company and the percentage of ownership of the withdrawing stockholder.

     The Company has the option to call all of the stock owned by any stockholder upon certain terms and conditions. The price to be paid is based upon the applicable value of The Company and other matters.

     All stockholder agreements were canceled upon the formation of Synergy HMC (Note 1).

9. COMMITMENTS AND CONTINGENCIES:

  Commitments

     The Synergy Companies leases office facilities and office equipment under various operating leases. The minimum annual lease payments for future years are as follows:

                1997..............................................  $578,000
                1998..............................................   585,000
                1999..............................................   607,000
                2000..............................................   540,000
                2001..............................................    12,000

     Lease expense was approximately $633,000 for the year ended December 31, 1996.

  Contingencies

     The Synergy Companies are involved in a legal proceeding in which a former employee has alleged improper termination under the New Jersey Conscientious Employees' Protection Act. The Synergy Companies have indicated that the plaintiff's employment was terminated for legitimate and independent reasons and have filed a motion for summary judgment.

     Another action has been brought by a former part-time employee of MCP, alleging employment discrimination in violation of New Jersey's Law Against Discrimination. The plaintiff, who is deaf, alleges that MCP was obligated to provide an interpreter. The Synergy Companies position is that there were independent

                             THE SYNERGY COMPANIES

                               DECEMBER 31, 1996

and legitimate performance based reasons for the plaintiff's termination and that, in any event, the imposition of the requirement of an interpreter given the part-time status of plaintiff, the nature of plaintiff's position, the size of MCP and its financial circumstances at the time would constitute an undue burden.

     The Synergy Companies from time to time are involved in various legal proceedings incurred in the normal course of business. In the opinion of management, if adversely decided, none of these proceedings would have a material effect on The Synergy Companies combined financial statements.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Healthcare Revenue Management, Inc.

     We have audited the accompanying balance sheets of Healthcare Revenue Management, Inc. as of December 31, 1996, 1995 and 1994, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Revenue Management, Inc. as of December 31, 1996, 1995, and 1994, and the results of its operations, changes in stockholders' equity, and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          SMITH & COMPANY
Salt Lake City, Utah
March 21, 1997 except as to Note 5
for which the date is April 30, 1997

                      HEALTHCARE REVENUE MANAGEMENT, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                       DECEMBER 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
CURRENT ASSETS
  Cash.................................................  $  205,238     $   19,332     $   66,415
  Accounts receivable, net of allowance of $38,018
     ($36,799 in 1995 and $24,854 in 1994)(Note 2).....   1,666,789      1,321,982        861,857
  Income tax refunds receivable........................      42,266              0              0
  Prepaid expenses.....................................      53,324         37,330         19,233
                                                         ----------     ----------     ----------
          TOTAL CURRENT ASSETS.........................   1,967,617      1,378,644        947,505
EQUIPMENT (Note 4).....................................     193,720        135,390        105,379
OTHER ASSETS
  Organization costs (Note 2)..........................           0         15,066         31,298
  Deferred tax asset (Note 5)..........................      32,829          7,000              0
  Deposits.............................................      17,700         12,396         12,345
                                                         ----------     ----------     ----------
                                                         $2,211,866     $1,548,496     $1,096,527
                                                          =========      =========      =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.....................................  $  264,402     $  181,576     $   92,332
  Accrued expenses.....................................     237,425        303,400        210,419
  Income taxes payable.................................      29,824          2,400         17,200
  Current portion of long-term debt and capital leases
     (Notes 6 and 7)...................................     241,490        369,479        191,469
  Unearned revenue.....................................     103,000         55,000              0
                                                         ----------     ----------     ----------
          TOTAL CURRENT LIABILITIES....................     876,141        911,855        511,420
  Long term debt and capital leases (Notes 6 and 7)....   1,144,802        434,982        447,473
  Deferred income taxes (Note 5).......................       1,828          6,000          7,000
                                                         ----------     ----------     ----------
          TOTAL LIABILITIES............................   2,022,771      1,352,837        965,893
STOCKHOLDERS' EQUITY
  Convertible, Voting $.015 Non-cumulative Preferred
     stock $.001 par value
     Authorized 2,000,000 shares, issued 1,333,394
       shares
       (0 in 1995 and 1994)............................       1,333              0              0
  Common stock $.001 par value
     Authorized 50,000,000 shares, issued 10,678,950
       shares (10,678,950 in 1995 and 10,328,950 in
       1994)...........................................      10,679         10,679         10,329
Additional paid-in capital.............................     329,498        130,831         96,181
Stock subscription receivable..........................           0         (5,000)             0
Retained earnings (deficit)............................    (152,415)        59,149         24,124
                                                         ----------     ----------     ----------
          TOTAL STOCKHOLDERS' EQUITY...................     189,095        195,659        130,634
                                                         ----------     ----------     ----------
                                                         $2,211,866     $1,548,496     $1,096,527
                                                          =========      =========      =========

                       See Notes to Financial Statements.

                      HEALTHCARE REVENUE MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
REVENUE.............................................  $ 4,554,430     $ 4,339,750     $ 4,497,761
EXPENSES
  Salaries and benefits.............................    2,885,873       2,735,316       2,864,558
  Contract labor....................................      246,435         213,461         302,625
  Travel and promotion..............................      535,711         480,913         383,383
  Office equipment rental, supplies, and expenses...      106,231         158,195         167,774
  Rent..............................................      195,738         192,025         166,768
  Telephone.........................................      139,384         126,064         120,132
  Interest..........................................      102,608          68,520          58,727
  Depreciation and amortization.....................       88,615          58,082          52,244
  Postage and courier fees..........................       41,679          46,585          59,097
  Taxes and licenses................................       27,411          24,354          31,330
  Insurance.........................................       93,052          56,243          29,607
  Legal and accounting..............................       61,101          52,128          33,649
  Bad debt..........................................       76,838          40,560          90,807
  Licensing support.................................       23,083          13,429          17,488
  Other operating expenses..........................        3,331          26,525           3,328
                                                      -----------     -----------     -----------
          TOTAL EXPENSES............................    4,627,090       4,292,400       4,381,517
                                                      -----------     -----------     -----------
NET INCOME (LOSS) BEFORE OTHER......................      (72,660)         47,350         116,244
  Other expense (Note 3)............................     (179,500)              0               0
                                                      -----------     -----------     -----------
NET INCOME (LOSS) BEFORE INCOME TAXES...............     (252,160)         47,350         116,244
Income tax expense (benefit) (Note 5)...............      (40,596)         12,325          34,000
                                                      -----------     -----------     -----------
          NET INCOME (LOSS).........................  $  (211,564)    $    35,025     $    82,244
                                                      ===========     ===========     ===========
Net income (loss) per common share..................  $      (.02)    $       .00     $       .01
                                                      ===========     ===========     ===========
Weighted average common shares outstanding..........   10,678,950      10,388,444      10,328,950
                                                      ===========     ===========     ===========

                       See Notes to Financial Statements.

                      HEALTHCARE REVENUE MANAGEMENT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    COMMON STOCK           PREFERRED STOCK      ADDITIONAL      STOCK       RETAINED
                                ---------------------    -------------------     PAID-IN     SUBSCRIPTION   EARNINGS
                                  SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL      RECEIVABLE    (DEFICIT)
                                ----------    -------    ---------    ------    ----------   ------------   ---------
Balances at 12/31/92..........  10,328,950    $10,329            0    $    0     $  96,181      $           $ (99,228)
Net income....................                                                                                 41,108
                                ----------    -------    ---------    ------      --------      ------       --------
Balances at 12/31/93..........  10,328,950     10,329            0         0        96,181           0        (58,120)
Net income....................                                                                                 82,244
                                ----------    -------    ---------    ------      --------      ------       --------
Balances at 12/31/94..........  10,328,950     10,329            0         0        96,181           0         24,124
Common stock purchased
  (Note 9)....................     350,000        350                               34,650      (5,000)
Net income....................                                                                                 35,025
                                ----------    -------    ---------    ------      --------      ------       --------
Balances at 12/31/95..........  10,678,950     10,679            0         0       130,831      (5,000)        59,149
Sale of Preferred stock.......                           1,333,334     1,333       198,667
Stock Subscription paid.......                                                                   5,000       (211,564)
                                ----------    -------    ---------    ------      --------      ------       --------
Balances at 12/31/96..........  10,678,950    $10,679    1,333,334    $1,333     $ 329,498      $    0      $(152,415)
                                ==========    =======    =========    ======      ========      ======       ========

                       See Notes to Financial Statements.

                      HEALTHCARE REVENUE MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                           1996           1995           1994
                                                         ---------     -----------     ---------
OPERATING ACTIVITIES
  Net income...........................................  $(211,564)    $    35,025     $  82,244
  Adjustments to reconcile net income in cash provided
     (used) by operating activities:
     (Increase) decrease in deferred tax assets........    (25,829)         (7,000)        9,000
     Increase (decrease) in deferred taxes payable.....     (4,172)         (1,000)        7,000
     Depreciation and amortization.....................     88,615          58,082        52,244
     Bad debts.........................................     76,838          40,560        90,807
  Changes in assets and liabilities:
     Accounts receivable...............................   (421,645)       (500,685)      (77,849)
     Income tax refunds receivable.....................    (42,266)              0             0
     Prepaid expenses and deposits.....................    (18,905)        (18,548)        8,291
     Accounts payable..................................     82,826          94,631        20,714
     Accrued expenses..................................    (65,975)         92,981       (30,367)
     Unearned revenue..................................     48,000          55,000             0
     Income taxes payable..............................     27,424         (14,800)       17,200
                                                         ---------     -----------     ---------
          NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES.................................   (466,653)       (165,754)      179,284

INVESTING ACTIVITIES
  Organization costs...................................     (2,393)              0             0
  Purchase of equipment................................   (131,879)        (71,861)      (69,283)
                                                         ---------     -----------     ---------
          NET CASH USED BY INVESTING ACTIVITIES........   (134,272)        (71,861)      (69,283)

FINANCING ACTIVITIES
  Proceeds from borrowing*.............................    750,000       2,480,533       904,967
  Debt reduction*......................................   (168,169)     (2,320,001)     (989,038)
  Capital stock sold...................................    205,000          30,000             0
                                                         ---------     -----------     ---------
          NET CASH PROVIDED (USED) BY FINANCING
            ACTIVITIES.................................    786,831         190,532       (84,071)
                                                         ---------     -----------     ---------
          INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS................................    185,906         (47,083)       25,930
Cash and cash equivalents at beginning of year.........     19,332          66,415        40,485
                                                         ---------     -----------     ---------
          CASH AND CASH EQUIVALENTS AT THE END OF THE
            YEAR.......................................  $ 205,238     $    19,332     $  66,415
                                                         =========     ===========     =========
Supplemental disclosures of cash flow information
  Cash paid during the year for:
     Interest..........................................  $  94,701     $    73,936     $  44,290
     Income taxes......................................  $   4,247     $    33,976     $     800

---------------

* During 1994, the Company borrowed $904,967 and repaid $735,000 under the terms of a line of credit. During 1995, the Company borrowed $2,480,533 and repaid $2,298,500 under the terms of a line of credit. During 1996, the Company borrowed $750,000 and repaid $352,000 under the terms of a line of credit.

                       See Notes to Financial Statements.

                      HEALTHCARE REVENUE MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1:  HISTORY AND CURRENT STATUS

     Healthcare Revenue Management, Inc. ("HRM"), a Nevada corporation, is a non-reporting public company. The name was changed on November 26, 1991 at the time of acquisition of certain assets from Healthcare Receivables Management, Inc., a California based provider of revenue enhancement and receivables management services to hospitals and large clinics.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

  Accounting Method

     The accompanying financial statements have been prepared on the accrual method using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. All assets are listed at historical cost.

  Revenue Recognition

     The Company generates the majority of its revenues from revenue enhancement projects. Revenue is recognized on these projects when services are substantially completed and the revenue can be reasonably estimated. The Company also provides receivables management services. Revenue is recognized upon collection of such receivables.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

  Equipment and Depreciation

     Equipment is recorded at cost. Expenditures for additions and major improvements are capitalized. Expenditures for repairs and maintenance and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expenses.

     Equipment is depreciated over its estimated useful lives. Leasehold improvements and assets financed under capital leases are amortized over their estimated useful lives or the lease term, whichever is shorter. Depreciation is computed using the straight-line method for financial reporting purposes, and straight-line and accelerated methods for tax purposes over the following estimated useful lives:

                                                                        YEARS
                                                                        -----
                Furniture and fixtures................................  5-10
                Computer equipment....................................   2-5
                Computer software.....................................   1-5
                Leased equipment......................................   2-5

                      HEALTHCARE REVENUE MANAGEMENT, INC.

  Organization Costs

     Organization costs were fully amortized over the 60 month period from December, 1991, through November, 1996, using the straight-line method.

  Earnings (Losses) Per Share

     Earnings or losses per share are calculated based on the weighted average number of shares outstanding at the end of each year.

NOTE 3:  COMMITMENTS, CONTINGENCIES, AND LEGAL MATTERS

     There are no contingencies or legal matters pending which, in the opinion of management, will have a material adverse effect on the financial position of the Company.

     The Company settled a lawsuit during 1996 (without admission of any wrongdoing) in which the Company agreed to pay a total of $179,500 including legal fees.

NOTE 4:  EQUIPMENT

     Equipment as of December 31, 1996 and 1995 is summarized as follows:

                                                         ACCUMULATED        NET BOOK VALUE
                                                         DEPRECIATION    ---------------------
                                              COST       AT 12/31/96     12/31/96     12/31/95
                                            --------     -----------     --------     --------
    Furniture and fixtures................  $ 67,040      $  52,072      $ 14,968     $ 21,672
    Computer system.......................   203,647        120,047        83,600      105,900
    Leased equipment......................   234,017        138,865        95,152        7,818
                                            --------     -----------     --------     --------
                                            $504,704      $ 310,984      $193,720     $135,390
                                            ========      =========      ========     ========

     Depreciation expense for the year ended December 31, 1996 amounted to $73,549 ($41,850 in 1995 and $36,012 in 1994).

NOTES 5:  INCOME TAXES (BENEFIT)

     Components of income tax expense (benefit) are as follows:

                                                                    1996        1995
                                                                  --------     -------
        Current
          Federal...............................................  $(14,968)    $13,000
          State.................................................     5,373       7,325
                                                                  --------     -------
                                                                    (9,595)     20,325
                                                                  --------     -------
        Deferred
          Federal...............................................   (20,309)     (6,500)
          State.................................................   (10,692)     (1,500)
                                                                  --------     -------
                                                                   (31,001)     (8,000)
                                                                  --------     -------
        Income tax expense (benefit)............................  $(40,596)    $12,325
                                                                  ========     =======

                      HEALTHCARE REVENUE MANAGEMENT, INC.

     Reconciliation of income tax expense (benefit) computed at the federal statutory rate to the actual income tax expense is as follows:

                                                                    1996        1995
                                                                  --------     -------
        Federal income taxes at statutory rate..................  $(71,932)    $ 9,100
        State income taxes......................................   (19,675)      6,800
        Nondeductible expenses..................................    73,415       5,400
        Difference due to graduated federal rates and deferred
          tax assets............................................   (22,404)     (8,975)
                                                                  --------     -------
        Income tax expense (benefit)............................  $(40,596)    $12,325

Deferred tax assets and liabilities consist of the following:

                                                                    1996        1995
                                                                   -------     -------
        Deferred tax assets
          Accumulated depreciation...............................  $(1,828)    $(6,000)
          Net operating loss.....................................    7,170           0
          Allowance for doubtful accounts........................   25,659       7,000
          Reserve for vacation...................................   19,800           0
                                                                   -------     -------
        Net deferred tax asset...................................  $31,001     $ 1,000
                                                                   =======     =======

NOTES PAYABLE AND RELATED PARTY TRANSACTIONS

     Notes payable as of December 31, 1996 and 1995 consist of the following:

                                                                      1996          1995
                                                                   ----------     --------
    Line of credit due to a bank, interest is payable in monthly installments that are based on the outstanding principal
      balance, the interest rate is prime + 2% (10.5% at
      12/31/95) due 4/30/96. Secured by accounts receivable......  $        0     $352,000
    Note due to a bank, monthly payments of $12,744 commencing
      12/5/96 through 12/5/03, including interest at prime + 2.5%
      (10.75% at 12/31/96). Secured by accounts receivable and by
      personal guarantee of the President........................     749,440            0
    Note due to the President of the Company, monthly payments of
      $182 commencing 11/1/96, including interest at 16%. (This
      is for a note that was obtained by the President in his
      name on behalf of the Company.)............................       7,334            0
    Note due to a bank for debt obtained by the President of the
      Company on behalf of the Company...........................      19,667            0
    Note due to Healthcare Receivables Management, Inc. (a
      related party), monthly payments of $3,000 commencing
      2/1/93 including interest at 6%, and the balance including unpaid interest due 2/1/98. As of 12/31/96, payments were
      in arrears for 5 months ($15,000)..........................     390,278      402,461
    Legal settlement payable, 24 monthly installments of $3,125
      beginning February 1997 (see Note 3).......................      75,000            0
    Note due to a related party, interest installments payable monthly at 13%, entire principal, including unpaid interest
      is due 2/15/97.............................................      50,000       50,000
                                                                   ----------     ---------
                                                                    1,291,719      804,461
    Less current portion.........................................     200,072      369,479
                                                                   ----------     ---------
    Long-term portion............................................  $1,091,647     $434,982
                                                                   ==========     =========

                      HEALTHCARE REVENUE MANAGEMENT, INC.

     Scheduled principal reductions are as follows:

                    12/31/97.................................  $  200,072
                    12/31/98.................................     495,165
                    12/31/99.................................      98,853
                    12/31/00.................................     106,630
                    12/31/01.................................     118,427
                    Thereafter...............................     272,572
                                                               ----------
                                                               $1,291,719
                                                               ==========

     During 1996 interest of $30,531 was paid to related parties and $11,628 was accrued.

     * See Note 8 for effects of possible merger.

NOTE 7: LEASES

     The Company finances certain property and equipment under noncancelable capital lease obligations. Maturities of capital lease obligations included in office furniture and equipment at December 31, 1996 are as follows:

            YEAR ENDING
            DECEMBER 31,
            ----------------------------------------------------------
            1997......................................................  $ 50,873
            1998......................................................    33,846
            1999......................................................    17,438
            2000......................................................     9,165
            Thereafter................................................         0
                                                                        --------
                      Total minimum lease payments....................   111,322
            Less amount representing interest.........................    16,749
                                                                        --------
            Present value of net minimum lease payments...............    94,573
            Less current portion......................................    41,418
                                                                        --------
                                                                        $ 53,155
                                                                        ========

     Included in property and equipment is $234,017 of equipment under capital leases at December 31, 1996. The related accumulated amortization is $138,865.

NOTE 8: POSSIBLE MERGER

     The Company ("Newco") is in the process of working out the terms of a merger with Healthcare Receivables Management, Inc. ("Oldco"). See Note 6 for details of the note payable to Oldco. The merger is expected to take place in 1997.

                      HEALTHCARE REVENUE MANAGEMENT, INC.

     The following is a preliminary pro forma balance sheet after the merger based on balances as of December 31, 1996:

                                           NEWCO         OLDCO       ELIMINATIONS      COMBINED
                                         ----------     --------     ------------     ----------
    Current assets.....................  $1,949,119     $ 74,770      $  (29,262)     $1,994,627
    Equipment..........................     193,720            0               0         193,720
    Other assets.......................      78,700      371,720        (371,720)         78,700
                                         ----------     --------       ---------      ----------
                                         $2,221,539     $446,490      $ (400,982)     $2,267,047
                                         ==========     ========       =========      ==========
    Current liabilities................  $  846,317     $      0      $  (29,262)     $  817,055
    Long-term liabilities..............   1,155,802            0        (371,720)        784,082
                                         ----------     --------       ---------      ----------
                                          2,002,119            0        (400,982)      1,601,137
    Stockholders' equity...............     219,420      446,490               0         665,910
                                         ----------     --------       ---------      ----------
                                         $2,221,539     $446,490      $ (400,982)     $2,267,047
                                         ==========     ========       =========      ==========

     Oldco balance sheet at December 31, 1996 (unaudited):

Assets:
  Cash............................................................................  $ 45,508
  Receivable from Newco:
     Note receivable:
       Current portion............................................................  $ 18,558
       Long-term portion..........................................................   371,720
                                                                                    --------
                                                                                     390,278
       Interest receivable........................................................    10,704
                                                                                    --------
                                                                                     400,982
                                                                                    --------
                                                                                    $446,490
                                                                                    ========
Liabilities and Equity:
  Total current liabilities.......................................................  $      0
  Stockholders' capacity
     Common stock.................................................................   145,332
     Retained earnings............................................................   301,158
                                                                                    --------
                                                                                     446,490
                                                                                    --------
                                                                                    $446,490
                                                                                    ========

NOTE 9: INCENTIVE STOCK OPTION PLAN

     The Company has implemented an incentive stock option plan that was approved by the shareholders on November 18, 1992, that provides for a maximum of 1,000,000 shares of the Company's stock to be available to individuals who directly contributed to the profitability of the Company.

     Pursuant to the plan, 350,000 shares were issued at $.10 per share during 1995 as set forth in the statements of changes in stockholders' equity. No shares were issued under the plan during 1996.

           QUADRAMED CORPORATION, HEALTHCARE REVENUE MANAGEMENT, INC.
                           AND THE SYNERGY COMPANIES

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JUNE 30, 1997
                                ----------------------------------------------------------------------------
                                                   HISTORICAL
                                                   HEALTHCARE        HISTORICAL
                                 HISTORICAL          REVENUE         THE SYNERGY    PRO FORMA      PRO FORMA
                                QUADRAMED(A)   MANAGEMENT, INC.(A)   COMPANIES(A)  ADJUSTMENTS     COMBINED
                                ------------   -------------------   -----------   -----------     ---------
CURRENT ASSETS:
  Cash and cash equivalents...    $  8,537           $    79                          (1,200)(b)   $   7,416
  Restricted cash.............          33                --                                              33
  Accounts receivable, net....       7,556             1,067                                           8,623
  Prepaid and other...........         575                81                                             656
                                  --------            ------             ---         -------        --------
          Total current
            assets............      16,701             1,227              --          (1,200)         16,728
EQUIPMENT, at cost:
  Equipment...................       5,289               548                                           5,837
  Accumulated depreciation....      (2,055)             (353)             --              --          (2,408)
                                  --------            ------             ---         -------        --------
          Equipment, net......       3,234               195              --              --           3,429
Long-term investment..........       2,500                --                                           2,500
CAPITALIZED SOFTWARE
  DEVELOPMENT COSTS, net......       1,121                --                                           1,121
ACQUIRED SOFTWARE, net........       1,455                --                                           1,455
GOODWILL, net.................       6,655                --                           3,137(c)        9,792
OTHER.........................         210                79                                             289
                                  --------            ------             ---         -------        --------
                                  $ 31,876           $ 1,501             $--         $ 1,937       $  35,314
                                  ========            ======             ===         =======        ========
                                     LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes Payable...............    $     --           $   251                             (11)(b)   $     140
  Current maturities of
     capital lease
     obligations..............          58                --                                              58
  Accounts payable............         665               220                                             885
  Accrued liabilities.........       1,648               483                                           2,131
  Deferred revenue............       1,226                95                                           1,321
                                  --------            ------             ---         -------        --------
          Total current
            liabilities.......       3,597             1,049              --              --           4,535
CAPITAL LEASE OBLIGATIONS,
  less current portion........         366                --                                             366
LOANS PAYABLE.................          --             1,089                          (1,089)(b)          --
                                  --------            ------             ---         -------        --------
          Total Liabilities...       3,963             2,138              --          (1,200)          4,901
STOCKHOLDERS' EQUITY..........
  Preferred stock.............          --                 1                              (1)(d)          --
  Common stock................          60                11                             (10)(d)          61
  Deferred compensation.......        (291)               --                              --            (291)
  Additional paid-in
     capital..................      41,872               330                           2,169(d)       44,371
  Accumulated deficit.........     (13,728)             (979)                            979(d)      (13,728)
                                  --------            ------                         -------        --------
          Total Stockholders'
            Equity
            (Deficit).........      27,913              (637)             --              --          30,413
                                  --------            ------             ---         -------        --------
                                  $ 31,876           $ 1,501             $--         $ 1,937       $  35,314
                                  ========            ======             ===         =======        ========

           QUADRAMED CORPORATION, HEALTHCARE REVENUE MANAGEMENT, INC.
                           AND THE SYNERGY COMPANIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   THREE MONTHS
                                 SIX MONTHS ENDED JUNE 30, 1997    ENDED MARCH
                                 -------------------------------     31, 1997
                                                 HISTORICAL        ------------
                                                 HEALTHCARE         HISTORICAL
                                 HISTORICAL        REVENUE         THE SYNERGY     PRO FORMA      PRO FORMA
                                 QUADRAMED   MANAGEMENT, INC.(A)   COMPANIES(A)   ADJUSTMENTS     COMBINED
                                 ---------   -------------------   ------------   -----------     ---------
REVENUES:
  Licenses.....................    $8,477              --                 --            (4)(e)       8,473
  Services.....................     4,259           1,809              1,722                         7,790
                                 ---------        -------          ------------   -----------     ---------
          Total revenues.......    12,736           1,809              1,722            (4)         16,263
                                 ---------        -------          ------------   -----------     ---------
OPERATING EXPENSES:
  Cost of licenses.............     3,293              --                 --                         3,293
  Cost of services.............     2,404           1,985              1,398                         5,787
  General and administration...     1,792             400                385                         2,577
  Sales and marketing..........     1,769             281                 --                         2,050
  Research and development.....     1,411              --                 --                         1,411
  Amortization of intangible
     assets....................       362              --                 --           280(f)          642
  Non-recurring start-up
     charges...................       694              --                 --                           694
                                 ---------        -------          ------------   -----------     ---------
          Total operating
            expenses...........    11,725           2,666              1,783           280          16,454
                                 ---------        -------          ------------   -----------     ---------
INCOME (LOSS) FROM
  OPERATIONS...................     1,011            (857)               (61)         (284)           (191)
                                 ---------        -------          ------------   -----------     ---------
Interest expense/(income)......      (388)             --                 48                          (340)
Other expense/(income), net....         5              --                 --                             5
Provision for income tax.......        50              --                 --                            50
                                 ---------        -------          ------------   -----------     ---------
NET INCOME/(LOSS)..............    $1,344           ($857)             ($109)        ($284)            $94
                                 ========    ===============       ==========     =========       ========
NET INCOME PER SHARE...........     $0.19                                                            $0.01
                                 ========                                                         ========
WEIGHTED AVERAGE COMMON AND
  COMMON EQUIVALENT SHARES.....     7,250                                                            7,487
                                 ========                                                         ========

           QUADRAMED CORPORATION, HEALTHCARE REVENUE MANAGEMENT, INC.
                           AND THE SYNERGY COMPANIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                  TWELVE MONTHS ENDED DECEMBER 31, 1996
                             -------------------------------------------------------------------------------
                                              HISTORICAL
                                              HEALTHCARE           HISTORICAL
                             HISTORICAL         REVENUE            THE SYNERGY       PRO FORMA     PRO FORMA
                             QUADRAMED    MANAGEMENT, INC.(A)     COMPANIES(A)      ADJUSTMENTS    COMBINED
                             ---------    -------------------    ---------------    -----------    ---------
REVENUES:
  Licenses.................    16,223                --                   --             (16)(e)     16,207
  Services.................     2,865             4,554                7,893                         15,312
                              -------            ------              -------           -----        -------
          Total revenues...    19,088             4,554                7,893             (16)        31,519
                              -------            ------              -------           -----        -------
OPERATING EXPENSES:
  Cost of licenses.........     7,294                --                   --                          7,294
  Cost of services.........     2,683             3,589                6,317                         12,589
  General and
     administration........     3,221               432                1,911                          5,564
  Sales and marketing......     2,434               806                  608                          3,648
  Research and
     development...........     2,499                --                   --                          2,499
  Amortization of
     intangible assets.....       460                --                   --             807(f)       1,267
  Non-recurring expenses...        --                --                  103                            103
                              -------            ------              -------           -----        -------
          Total operating
            expenses.......    18,591             4,627                8,939             807         32,964
                              -------            ------              -------           -----        -------
INCOME/(LOSS) FROM
  OPERATIONS...............       497               (73)              (1,046)           (823)        (1,445)
                              -------            ------              -------           -----        -------
Interest
  expense/(income).........       329                --                   --                            329
Other expense/(income),
  net......................        15               180                  137                            332
Provision for income tax
  (benefit)................        --               (41)                  --                            (41)
                              -------            ------              -------           -----        -------
NET INCOME/(LOSS)..........   $   153           $  (212)             $(1,183)          $(823)       $(2,065)
                              =======            ======              =======           =====        =======
NET INCOME (LOSS) PER
  SHARE....................   $  0.03                                                               $ (0.38)
                              =======                                                               =======
WEIGHTED AVERAGE COMMON AND
  COMMON EQUIVALENT
  SHARES...................     5,089                                                                 5,396
                              =======                                                               =======

           QUADRAMED CORPORATION, HEALTHCARE REVENUE MANAGEMENT, INC.
                           AND THE SYNERGY COMPANIES

                     NOTES TO PRO FORMA CONDENSED COMBINED
                   BALANCE SHEET AND STATEMENT OF OPERATIONS
                                  (UNAUDITED)

NOTE 1. PRO FORMA ADJUSTMENTS

     Certain pro forma adjustments have been made to the accompanying pro forma condensed combined balance sheet and statement of operations as described below:

          (a) Includes Healthcare Revenue Management, Inc. and Synergy Companies historical condensed combined balance sheets as of June 30, 1997, and results of operations for the six months ended June 30, 1997 for Healthcare Revenue Management, Inc. and for the three months ended March 31, 1997 for the Synergy Companies. The historical condensed combined balance sheet information for the Synergy Companies as of June 30, 1997 is included in the "Historical QuadraMed" column as these entities were acquired in April 1997.

          (b) Reflects the anticipated repayment of indebtedness of Healthcare Revenue Management, Inc. for $1,200,000 concurrent with the acquisition.

          (c) Reflects the recording of goodwill acquired from the acquisition of Healthcare Revenue Management, Inc. for $3,137,000.

          (d) Reflects the elimination of Healthcare Revenue Management, Inc. stockholders' equity.

          (e) Reflects the elimination of revenues from licensing transactions between QuadraMed and the Synergy Companies during the three months ended March 31, 1997.

          (f) Reflects the amortization of goodwill acquired of $4,925,000 for the Synergy Companies and $3,137,000 for Healthcare Revenue Management, Inc. which will be amortized on a straight line basis over their estimated lives of ten years.

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   13
Dividend Policy.......................   13
Price Range of Common Stock...........   13
Capitalization........................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   23
Management............................   33
Executive Compensation and Other
  Information.........................   36
Certain Transactions..................   41
Principal and Selling Stockholders....   42
Description of Capital Stock..........   46
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Available Information.................   50
Incorporation of Certain Documents by
  Reference...........................   51
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                                   PROSPECTUS
                           JEFFERIES & COMPANY, INC.

                            OPPENHEIMER & CO., INC.

                               PIPER JAFFRAY INC.

                         PACIFIC GROWTH EQUITIES, INC.
                                           , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                 AMOUNT
                                                                                   TO
                                                                                BE PAID
                                                                                --------
    Securities and Exchange Commission registration fee.......................  $ 19,014
    NASD filing fee...........................................................     6,775
    Nasdaq National Market listing fee........................................    17,500
    Printing and engraving expenses...........................................    75,000
    Legal fees and expenses...................................................   175,000
    Accounting fees and expenses..............................................    65,000
    Blue sky fees and expenses................................................    10,000
    Transfer agent and registrar fees.........................................    10,000
    Miscellaneous expenses....................................................    21,711
                                                                                --------
              Total...........................................................  $400,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or Agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or Agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deemed proper."

     Article 5 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify each person who is or was a director or executive officer of the Company to the full extent permitted by the DGCL. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and other persons for certain liabilities, including liabilities arising under the Securities Act of 1933.

     The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

    EXHIBIT
    NUMBER                                DOCUMENT DESCRIPTION
    ------  ---------------------------------------------------------------------------------
     1.1    Form of Underwriting Agreement.*
     2.1    Reserved.
     2.2    Assets Purchase Agreement dated December 31, 1995, by and among QuadraMed
            Acquisition Corporation, Kaden Arnone, Inc. and its stockholders.(1)
     2.3    Exchange Agreement dated June 25, 1996, by and among QuadraMed Holdings, Inc.,
            QuadraMed Corporation, and certain stockholders listed on Schedule A thereto.(1)
     2.4    Acquisition Agreement and Plan of Merger dated December 2, 1996, between the
            Company and InterMed Acquisition Corporation, a wholly owned subsidiary of the
            Company and InterMed Healthcare Systems Inc. and its Stockholders.(2)
     2.5    Acquisition Agreement and Plan of Merger, dated as of March 1, 1997, by and among
            QuadraMed Corporation, Healthcare Recovery Acquisition Corporation, Healthcare
            Recovery Incorporated and its Shareholders (the "HRI Acquisition Agreement and
            Plan of Merger").(3)
     2.6    First Amendment to HRI Acquisition Agreement and Plan of Merger, dated as of
            April 22, 1997.(3)
     2.7    Second Amendment to HRI Acquisition Agreement and Plan of Merger, dated as of
            April 24, 1997.(3)
     4.1    Reference is made to Exhibits 3.2 and 3.4 of the Form SB-2 (as defined herein).(1)
     4.2    Form of Common Stock certificate.(1)
     4.3    Reserved.
     4.4    Reserved.
     4.5    Reserved.
     4.6    Reserved.
     4.7    Reserved.
     4.8    Amended and Restated Shareholder Rights Agreement dated June 25, 1996, by and between the Company and the investors listed on Schedule A thereto.(1)
     4.9    Reserved.
     4.10   Reserved.
     4.11   Reserved.
     4.12   Registration Rights Agreement dated December 5, 1996, by and between the Company and the investors listed on Schedule A thereto.(4)
     5.1    Opinion of Brobeck, Phleger & Harrison LLP.*
    23.1    Consent of Arthur Andersen LLP, Independent Public Accountants.

    EXHIBIT
    NUMBER                                DOCUMENT DESCRIPTION
            ---------------------------------------------------------------------------------
    23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
    23.3    Consent of Smith & Company, Certified Public Accountants.
    23.4    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).*
    24.1    Power of Attorney (see page II-5).**
    27.1    Financial Data Schedule.(4)

---------------

 *  To be filed by Amendment.

**  Previously filed.

(1) Incorporated herein by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996, and October 2, 1996, respectively (collectively "Form SB-2").

(2) Incorporated herein by reference from the exhibit with the same number to the Company's Current Report on Form 8-K, as filed with the Commission on January 9, 1997.

(3) Incorporated herein by reference from the exhibit with the same number to the Company's Current Report on Form 8-K, as filed with the Commission on May 9, 1997, as amended on July 8, 1997.

(4) Incorporated herein by reference from the exhibit with the same number to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, as filed with the Commission on August 14, 1997, as amended September 4, 1997.

     (b) FINANCIAL STATEMENT SCHEDULES

     None

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Registrant, Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Larkspur, State of California on this 1st day of October, 1997.

                                          QUADRAMED CORPORATION

                                          By:     /s/ JAMES D. DURHAM*
                                            ------------------------------------
                                                      James D. Durham
                                              Chairman of the Board, President
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------

            /s/ JAMES D. DURHAM*               Chairman of the Board,            October 1, 1997
---------------------------------------------  President and Chief
               James D. Durham                 Executive Officer (principal
                                               executive officer)

           /s/ JOHN V. CRACCHIOLO*             Vice President, Chief             October 1, 1997
---------------------------------------------  Financial Officer and
             John V. Cracchiolo                Secretary (principal
                                               financial and accounting
                                               officer)

          /s/ JOHN M. AUSTIN, M.D.*            Director                          October 1, 1997
---------------------------------------------
            John M. Austin, M.D.

                                               Director                          October 1, 1997
---------------------------------------------
              Albert L. Greene

            /s/ KENNETH E. JONES*              Director                          October 1, 1997
---------------------------------------------
              Kenneth E. Jones

           /s/ THOMAS F. MCNULTY*              Director                          October 1, 1997
---------------------------------------------
              Thomas F. McNulty

           /s/ JOAN P. NEUSCHELER*             Director                          October 1, 1997
---------------------------------------------
             Joan P. Neuscheler

           /s/ CORNELIUS T. RYAN*              Director                          October 1, 1997
---------------------------------------------
              Cornelius T. Ryan

       *By:       /s/ KEITH M. ROBERTS                                           October 1, 1997
---------------------------------------------
              Keith M. Roberts
              Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                DOCUMENT DESCRIPTION
--------------   -------------------------------------------------------------------------------
     23.1        Consent of Arthur Andersen LLP, Independent Public Accountants
     23.2        Consent of Arthur Andersen LLP, Independent Public Accountants
     23.3        Consent of Smith & Company, Certified Public Accountants

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 5, 1997 (except with respect to the second paragraph of Note 11, as to which the date is July 15, 1997) included in this registration statement and to the incorporation by reference in this registration statement of our reports dated March 5, 1997 included in QuadraMed Corporation's Form 10-KSB for the year ended December 31, 1996 and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

San Jose, California
October 1, 1997

                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated June 9, 1997 and to the incorporation by reference in this registration statement of our reports dated June 9, 1997 included in QuadraMed Corporation's Form 8-K and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

Roseland, New Jersey
October 1, 1997

                                                                    EXHIBIT 23.3

October 1, 1997

RE: Consent to Use Our Report on Audited Financial Statements as part of an S-3
    Registration Statement.

This letter serves as our consent to inclusion of our report dated March 21, 1997 on the audited financial statements of Healthcare Revenue Management, Inc., a Nevada corporation, for the year ending December 31, 1996.

Very truly yours,

Smith & Company

By:      /s/ ROGER B. KENNARD
    ----------------------------------
             Roger B. Kennard